As filed with the Securities and Exchange Commission on January 24, 2006
Registration No. 333-128885

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 2
TO
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
DESERT CAPITAL REIT, INC.
(Exact Name of Registrant as specified in its Governing Instruments)
1291 Galleria Drive, Suite 200
Henderson, Nevada 89014
(800) 419-2855
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Todd B. Parriott
Chief Executive Officer
Desert Capital REIT, Inc.
1291 Galleria Drive, Suite 200
Henderson, Nevada 89014
(800) 419-2855
(Name, Address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Bryan L. Goolsby
Gina E. Betts
Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201-6776
(214) 740-8000
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JANUARY 24, 2006
PROSPECTUS
DESERT CAPITAL REIT, INC.
15,000,000 Shares of Common Stock
Minimum Purchase—167 shares ($2,505)
100 shares ($1,500) for IRAs and Keogh and Pension Plans
     Of the 15,000,000 shares of common stock that we have registered, we are offering up to 13,500,000 shares to investors who meet our suitability standards and up to 1,500,000 shares to participants in our reinvestment plan (DRIP).
     This investment is speculative, and involves a high degree of risk. You should purchase shares only if you can afford a complete loss. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 14 for a discussion of risks relating to our common stock, including, among others:
•	We are a blind pool REIT and have not identified any specific mortgage loans to acquire with the net proceeds of this offering. Accordingly, you will not have the opportunity to review the assets we will acquire with the net proceeds of this offering prior to your investment.

•	We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions to holders of our common stock (stockholders) in the future.

•	A conflict of interest exists with respect to our Dealer-Manager, CMC Financial Services, Inc., because our executive officers own our Dealer-Manager and serve as officers of our Dealer-Manager. You will not have the benefit of an independent due diligence review in connection with this offering.

•	There is currently no public trading market for our common stock, and there is no assurance that one will develop. Therefore, you may not be able to sell your shares at a price equal to or greater than the offering price, or at all.

•	Our results may suffer as a consequence of a conflict of interest arising out of our relationship with our Advisor. Our executive officers own our Advisor and serve as officers of our Advisor. We pay our Advisor a base management fee based on the amount of our invested assets and incentive compensation based on our portfolio’s performance. Accordingly, our Advisor may recommend riskier or more speculative investments regardless of their long-term performance in an effort to maximize its compensation. The advisory agreement provides for substantial compensation to our Advisor.

•	If we fail to qualify or are disqualified as a REIT, we will be subject to taxation as a regular corporation and face substantial tax liability.

•	There may be delays in investing the proceeds of this offering and, therefore, delays in the receipt of any returns from such investments.

•	We expect to continue to borrow funds to make certain of our investments and will rely solely on bank lines of credit to fund a portion of our acquisitions. Such leverage could reduce our net income and our cash available for distributions or cause us to suffer losses. Under our articles of incorporation, we can incur debt in an amount up to 300% of our net assets.

•	We may borrow funds to make distributions.

•	We expect that a portion of our distributions will include a return of capital.

•	There are risks associated with each of the investments we have made and those we intend to make. Balloon payment loans are risky because repayment depends on the borrower’s ability to refinance the loan or sell the property. Commercial loans are risky partly due to large loan balances. Subordinated mortgage loans are subject to a greater risk of loss than loans secured by first liens.

•	The Dealer-Manager, which is our affiliate, will be paid sales commissions equal to 6.5% of the proceeds of this offering, plus marketing support fees of 3.0% of such proceeds. The Dealer-Manager will not receive a fee with respect to shares sold pursuant to our DRIP.

		Total	Total
		(assuming	(assuming
		maximum	maximum
		offering without	offering with
		reinvestment	reinvestment
	Per Share	plan)	plan)
Public offering price	$15.00	$202,500,000	$225,000,000
Discounts and commissions to Dealer-Manager (1)	$1.425	$19,237,500	$19,237,500
Proceeds, before expenses, to us	$13.575	$183,262,500	$205,762,500

(1)	Represents a 6.5% sales commission and 3.0% marketing support fee we will pay for sales of common stock. Our Dealer-Manager will not be paid any sales commissions or marketing support fees from sales of common stock under our DRIP.

     Our Dealer-Manager is a member of the National Association of Securities Dealers, Inc. (NASD). The Dealer-Manager, which is an affiliate of ours, is not required to sell any specific number or dollar amount of shares, but will use its best efforts to sell the shares. A securities dealer may not complete a sale of our common stock to you until at least five business days after the date you receive a copy of the final prospectus. That securities dealer must also give you a confirmation of your purchase.
     This offering will end no later than January ___, 2007, unless we elect to extend it to a date no later than January ___, 2008, in states that allow us to make this extension.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. No one is authorized to make any statements about this offering different from those that appear in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. We will only accept subscriptions from people who meet the suitability standards described in this prospectus. You should also be aware that the description of our company contained in this prospectus was accurate as of January ___, 2006. We will amend or supplement this prospectus if there is a material change in the affairs of our company.
     These securities have been registered with the Securities Commissioner of the State of Louisiana. The Securities Commissioner, by accepting registration, does not in any way endorse or recommend the purchase of any of these securities.
     A registration statement relating to these securities has been filed with the Office of Financial and Insurance Services, Michigan Department of Labor and Economic Growth. The Department has not undertaken to pass upon the value of these securities nor to make any recommendations as to their purchase.
     The use of the prospectus is conditioned upon its containing all material facts and that all statements contained therein are true and can be substantiated. The Department has not passed upon the accuracy or adequacy of this Prospectus.
     No broker-dealer, salesman, agent or any other person has been authorized to give any information or to make any representations, in connection with the offering hereby made, other than those contained in this Prospectus or effective literature.
     This is a best efforts offering, and the issuer reserves the right to accept or reject any subscription and will promptly notify the subscriber of acceptance or rejection. There is no assurance that this offering will all be sold. There are no assurances as to what size the issuer may reach.
     The securities offered hereby involve a high degree of risk. The offering price has been arbitrarily selected by this issuer. No market exists for these securities, and unless a market is established, purchasers might not be able to sell them.

     We will send a copy of our articles of incorporation and bylaws without charge to any stockholder who submits a written request to: Erin Linnemeyer, Desert Capital REIT, Inc., 1291 Galleria Drive, Suite 200, Henderson, Nevada 89014.
     There is no assurance that our operations will be profitable or that losses will not occur.
     Any representations contrary to any of the foregoing should be reported forthwith to the Lansing office of the Bureau at 6546 MERCANTILE WAY, LANSING, MICHIGAN 48909, or telephone (517) 334-6200.
     The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful. Proceeds received from sales of shares to investors in New York will be held in a segregated company account pending the investment thereof as set forth under “Estimated Use of Proceeds.”
     The use of forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or the future cash benefit or tax consequence which may flow from an investment in our common stock is not permitted.
The date of this prospectus is January ___, 2006

SUITABILITY STANDARDS AND HOW TO SUBSCRIBE
Suitability Standards
     The shares of common stock offered through this prospectus are suitable only as a long-term investment for persons of adequate financial means who have no need for liquidity in this investment. Initially, there is not expected to be any public market for the shares, which means that it may be difficult to sell shares. See the “Description of Capital Stock—Transfer Restrictions” for a description of the transfer restrictions. As a result, we have established minimum suitability standards which require investors to have either (1) a net worth (not including home, furnishings, and personal automobiles) of at least $45,000 and an annual gross income of at least $45,000, or (2) a net worth (not including home, furnishings, and personal automobiles) of at least $150,000. Our suitability standards also require that a potential investor (a) can reasonably benefit from an investment in us based on such investor’s overall investment objectives and portfolio structuring, (b) is able to bear the economic risk of the investment based on the prospective stockholder’s overall financial situation, and (c) has an apparent understanding of (1) the fundamental risks of the investment, (2) the risk that such investor may lose the entire investment, (3) the lack of liquidity of our shares, (4) the background and qualifications of our Advisor, and (5) the tax consequences of the investment.
     Each of Arizona, Kansas, Michigan, North Carolina, Tennessee and Texas has established suitability standards different from those established by us, and shares will be sold only to investors in those states who have either (1) a net worth (not including home, furnishings, and personal automobiles) of at least $60,000 and an annual gross income of at least $60,000, or (2) a net worth (not including home, furnishings, and personal automobiles) of at least $225,000.
     In addition, it is recommended that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other similar investments. Liquid net worth is defined as the excess of (i) the sum of unencumbered (1) cash and cash equivalents, and (2) readily marketable securities, over (ii) total liabilities, each as determined in accordance with generally accepted accounting principles.
     California and Iowa require that we may sell shares of our common stock only to investors in those states who have either (1) have minimum gross income of at least $65,000 and a minimum net worth (exclusive of equity in the investor’s home, home furnishings and automobiles) of at least $250,000 or (2) have a minimum net worth of at least $500,000 (exclusive of equity in the investor’s home, home furnishings and automobiles).
     No shares will be sold to residents of Washington, D.C. until we have sold shares to other investors in this offering with aggregate gross proceeds of $20 million (1,333,334 shares).
     Missouri requires that we may sell shares of our common stock only to investors in that state who have either (1) a minimum net worth (not including home, furnishings and personal automobiles) of $45,000 and an annual gross income of at least $45,000, or (2) a net worth (not including home, furnishings and personal automobiles) of at least $150,000.
     Kansas, Missouri and Pennsylvania prohibit residents of their states from investing more than 10% of their net worth, exclusive of home, furnishings and automobiles, in this offering.
     Kentucky prohibits residents of the state from investing more than 20% of their liquid net worth (excluding home, home furnishings and automobiles) in shares of our common stock.
     Maine requires that we may sell shares of our common stock only to investors in the state who have either (1) a net worth (not including home, furnishings and personal automobiles) of at least $50,000 and an annual gross income of at least $50,000, or (2) a net worth (not including home, furnishings and personal automobiles) of at least $200,000.
     Ohio prohibits residents of the state from investing more than 10% of their liquid net worth (excluding home, home furnishings and automobiles) in shares of our common stock.
     The foregoing suitability standards must be met by the investor who purchases the shares. If the investment is being made for a fiduciary account (such as an IRA, Keogh Plan, or corporate pension or profit-sharing plan), the beneficiary, the fiduciary account, or any donor or grantor that is the fiduciary of the account who directly or indirectly supplies the investment funds must meet such suitability standards.

     In addition, under the laws of certain states, investors may transfer their shares only to persons who meet similar standards, and we may require certain assurances that such standards are met. Investors should read carefully the requirements in connection with resales of our shares as set forth in our articles of incorporation and as summarized under “Description of Capital Stock—Transfer Restrictions.”
     In purchasing shares, custodians or trustees of employee pension benefit plans or IRAs may be subject to the fiduciary duties imposed by the Employee Retirement Income Security Act of 1974, as amended, or ERISA, or other applicable laws and to the prohibited transaction rules prescribed by ERISA and related provisions of the Internal Revenue Code. See “ERISA Considerations.” In addition, prior to purchasing shares, the trustee or custodian of an employee pension benefit plan or an IRA should determine that such an investment would be permissible under the governing instruments of such plan or account and applicable law. For information regarding “unrelated business taxable income,” see “U.S. Federal Income Tax Considerations—Taxation of Tax-Exempt Stockholders.”
     In order to ensure adherence to the suitability standards described above, requisite suitability standards must be met, as set forth in the Subscription Agreement in the form attached hereto as Appendix B. In addition, our Sponsor and the broker-dealers that are members of the NASD or that are exempt from broker-dealer registration who are engaged by the Dealer-Manager to sell shares (soliciting dealers), have the responsibility to make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for an investor. In making this determination, our Sponsor and the soliciting dealers will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information. See “The Offering—Subscription Procedures.” Executed subscription agreements will be maintained in our records for six years.

How To Subscribe
     An investor who meets the suitability standards described above may subscribe for shares by completing and executing the subscription agreement and delivering it to a soliciting dealer, together with a check for the full purchase price of the shares subscribed for, payable to Desert Capital REIT, Inc. See “The Offering—Subscription Procedures.” Certain soliciting dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks for shares subscribed for payable directly to the soliciting dealer. Care should be taken to ensure that the subscription agreement is filled out correctly and completely. Partnerships, individual fiduciaries signing on behalf of trusts, estates, and in other capacities, and persons signing on behalf of corporations and corporate trustees may be required to obtain additional documents from soliciting dealers. Any subscription may be rejected by us in whole or in part, regardless of whether the subscriber meets the minimum suitability standards.
     Certain soliciting dealers may permit investors who meet the suitability standards described above to subscribe for shares by telephonic order to the soliciting dealer. This procedure may not be available in certain states. See “The Offering—Subscription Procedures” and “—Plan of Distribution.”
     A minimum investment of 167 shares ($2,505) is required, except for Texas investors who must make a minimum investment of 100 shares ($1,500). IRAs, Keogh plans, and pension plans also must make a minimum investment of at least 100 shares ($1,500), except for Nevada investors who must make a minimum investment of 133.334 shares ($2,000). Following an initial subscription, any investor may make additional purchases in increments of one share.
     You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities.

QUESTIONS AND ANSWERS ABOUT THE OFFERING	1

SUMMARY	5
Our Company	5
Our Business	5
Our Advisor and Executive Officers	7
The Advisory and Management Agreements	8
Conflicts of Interest	9
Benefits to Affiliates	9
The Offering	12
Our Tax Status	12

Restrictions on Ownership of Our Stock	13

RISK FACTORS	14
Risks Related to the Offering	14

We cannot assure you of our ability to make the distributions to our stockholders required in order for us to qualify as a REIT in the future	14

There is currently no public trading market for our common stock and there is no assurance that one will develop; therefore, you may not be able to sell your shares at a price equal to or greater than the offering price, or at all	14

If there are delays in investing the proceeds of this offering, then receipts from investments and our investment returns may be lower than anticipated	14

Our business and financial due diligence of our Company was conducted by our Dealer-Manager, which is an affiliate of ours	15

Your interest may be diluted if we issue additional shares	15

Distribution payments are subordinate to payments on debt	15

There may be significant fluctuations in our quarterly results, which makes it difficult to anticipate our performance from quarter to quarter	15

Certain amounts of the proceeds of this offering will be paid to our affiliates	15

We established the offering price on an arbitrary basis, so the price bears no relationship to any established valuation criteria	16

The risk that we will not be able to accomplish our business objectives will increase if only a small portion of the number of shares are purchased in this offering	16

Restrictions on ownership of a controlling percentage of our capital stock might limit your opportunity to receive a premium on our stock	16

Certain provisions of Maryland law and our articles of incorporation and bylaws could hinder, delay or prevent a change in control of the Company	16

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of distributions, may harm the value of our common stock	17

Risks Related to Our Business and Operations	17

We have not yet identified any specific mortgage loans to purchase with the net proceeds of this offering and may be unable to invest a significant portion of such net proceeds on acceptable terms or at all, which could harm our financial condition and operating results	17

We have a limited operating history and might not be able to operate our business or implement our operating policies and strategies successfully	18

We expect to depend on borrowings to purchase some of our assets and reach our desired amount of leverage. If we fail to obtain or renew sufficient funding on favorable terms or at all, we will be limited in our ability to acquire assets, which will harm our results of operations	18

Defaults on the mortgage loans we expect to fund or acquire may reduce the value of our investment portfolio and may harm our results of operations	18

Substantially all of our investments will be balloon mortgage loans, which have a higher risk of payment default than amortizing loans, thereby increasing the risk to our revenues	19

We expect to continue to invest in sub-prime or non-investment grade loans, which have a high risk of payment default, thereby increasing the risk to our revenues	19

We expect up to approximately 25% of the loans invested in by us to be subordinated loans on real estate, which are subject to higher risks	19

Commercial loans generally involve a greater risk of loss than residential loans, and our investment strategy contemplates acquiring both types of loans. If a borrower defaults on its payment obligations to us, our results of operations will be harmed	19

We expect up to 45% of loans invested in by us will continue to be construction loans, which are subject to the risk of failure of completion or failure of the subsequent sale of the completed project	19

We expect up to 50% of loans invested in by us will continue to be acquisition and development loans, which are highly speculative	20

A portion of our loans are secured by leased real property, which limits our rights in the event of default and substantially increases the risk of the loss of our investment	20

Decreases in the value of the property underlying our mortgage loans might decrease the value of our assets	20

The property securing some of our investments may be subject to prior liens and if default on these superior encumbrances occurs, we may be required to pay installments due the superior encumbrances, which would have an adverse effect on our operating cash flow	20

We do not have any limitations in our charter documents on the types of first lien mortgage loans we may fund. Therefore, our investments may not be diversified among the various loan categories we are targeting, which are acquisition and development loans, construction loans, commercial property loans and residential loans. Any lack of diversity in our investments could increase the impact of defaults on our results of operations	20

We may not be able to expand our operations into new geographic regions, which may cause us to incur expenses that do not result in increased revenues, which would reduce our results of operations	21

The geographic concentration of the properties underlying our investments may increase our risk of loss	21

We rely on information provided to us by third parties which we cannot always verify in making our investment decisions. If any of these third parties makes an error or misrepresents information to us, we may make investments in assets that do not meet our standard investment criteria	21

Interest rate fluctuations may adversely affect the value of our assets	21

We might experience reduced net interest income or a loss from holding fixed rate investments during periods of rising interest rates	21

We may incur increased borrowing costs related to credit agreements that would harm our results of operations	21

Failure to obtain or maintain adequate funding under credit agreements may harm our results of operations	22

Our leverage strategy increases the risks of our operations, which could reduce our net income and the amount available for distributions or cause us to suffer a loss	22

The liquidation of our assets may be delayed, which may delay the distribution of liquidation proceeds to our stockholders	22

An increase in interest rates might cause the value of our assets to decline	23

Possible market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets are insufficient to meet the collateral requirements, we might be compelled to liquidate particular assets at inopportune times and at disadvantageous prices, which may cause us to experience losses	23

Because the assets underlying the loans that we expect to acquire might experience periods of illiquidity, we might be prevented from liquidating our collateral at opportune times and prices, and our capital available to acquire new investments will be reduced	23

Our board of directors may change our operating policies and strategies without prior notice or stockholder approval and such changes could harm our business and results of operations and the value of our stock	23

Competition might prevent us from acquiring mortgages at favorable spreads over our borrowing costs which would harm our results of operations	24

Insurance will not cover all potential losses on the underlying real properties and the absence thereof may impair our security and harm the value of our assets	24

We depend on our key personnel, especially Todd Parriott, and the loss of any of our key personnel could severely and detrimentally affect our operations	24

Risks Related to Our Advisor	24

Our results may suffer as a consequence of a conflict of interest arising out of our relationship with our Advisor. We pay our Advisor a base management fee based on the amount of invested assets and incentive compensation based on our portfolio’s performance. This arrangement may lead our Advisor to recommend riskier or more speculative investments regardless of their long-term performance in an effort to maximize its compensation	24

Our Advisor has significant influence over our affairs, and might cause us to engage in transactions that are not in our or our stockholders’ best interests	25

Our success will depend on the performance of our Advisor and if our Advisor or our board of directors makes inadvisable investment or management decisions, our operations could be impaired, potentially causing us to suffer a loss	25

We may be obligated to pay our Advisor incentive compensation even if we incur a loss	25

Investors may not be able to estimate with certainty the aggregate fees and expense reimbursements that will be paid to our Advisor under the Advisory agreement due to the time and manner in which our Advisor’s incentive compensation and expense reimbursements are determined	25

Our Advisor may render services to other entities, which could reduce the amount of time and effort that our Advisor devotes to us	26

Our Advisor’s liability is limited under the Advisory agreement, and we have agreed to indemnify it against certain liabilities	26

If our Advisor terminates the Advisory agreement, we may not be able to find an adequate replacement Advisor	26

Risks Related to Legal and Tax Requirements	26

If we fail to qualify or are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability	26

Our management team has limited experience managing a REIT	27

Complying with REIT requirements might cause us to forego otherwise attractive opportunities	27

Complying with REIT requirements may force us to liquidate otherwise attractive investments	27

Our investment in taxable REIT subsidiaries may exceed statutory limit	27

Complying with REIT requirements may force us to borrow to make distributions to our stockholders	28

Failure to maintain an exemption from the Investment Company Act would harm our results of operations	28

Misplaced reliance on legal opinions or statements by borrowers could result in a failure to comply with REIT income or assets tests	28

One-action rules may harm the value of the underlying property	28

We may be harmed by changes in various laws and regulations	28

We may incur excess inclusion income that would increase the tax liability of our stockholders	29

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	30

ESTIMATED USE OF PROCEEDS	31

DISTRIBUTION POLICY	32
General	32

QUESTIONS AND ANSWERS ABOUT THE OFFERING
Q: What is Desert Capital REIT, Inc.?
A: Desert Capital REIT, Inc. is a Maryland corporation that elected to be taxed as a REIT commencing with its tax year ended December 31, 2004. We were formed in December 2003 primarily to acquire and make investments in acquisition loans, development loans and construction loans. Our day-to-day operations and selection of investments are externally managed by our Advisor, which is Burton Management Company, Ltd., subject to the direction and oversight of our board of directors.
Q: What is a mortgage REIT?
A: In general, a mortgage REIT is a company that:
•	combines the capital of many investors to, among other things, invest in notes or other evidences of indebtedness or obligations secured or collateralized by real estate owned by the borrowers in connection with mortgage financing provided by us;

•	offers benefits of a diversified portfolio under professional management;

•	typically is not subject to federal corporate income taxes on taxable income that is distributed to its stockholders, thereby substantially eliminating the “double taxation” (taxation at both the corporate and stockholder levels) that generally results from investments in a corporation; and

•	must pay distributions to investors of at least 90% of its taxable income.
Q: What kind of offering is this?
A: We are offering up to 15,000,000 shares of our common stock on a “best efforts” basis.
Q: How does a “best efforts” offering work?
A: When shares are offered to the public on a “best efforts” basis, no underwriter, broker-dealer or other person has a firm commitment or obligation to purchase any of the shares. Therefore, we are not guaranteeing that any minimum number of shares will be sold.
Q: How long will the offering last?
A: This offering will not last beyond January ___, 2007, unless we decide to extend the offering until not later than January ___, 2008, in any state that allows us to extend the offering. In Arizona, the offering will be effective for a period of one year and may be extended for additional periods in accordance with applicable Arizona law.
Q: Who can buy shares?
A: Anyone who receives this prospectus can buy shares provided that they meet the suitability standards described elsewhere in this prospectus.
Q: Are there any risks involved in an investment in the shares?
A: You should read the “Risk Factors” section of this prospectus for a discussion of material risks that you should consider before you invest in our common stock. An investment in our shares involves significant risks, including the following:
•	We have not identified any specific mortgage loans to acquire with the net proceeds of this offering. Accordingly, you will not have the opportunity to review the assets we will acquire with the net proceeds of this offering prior to your investment.

•	We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions to our stockholders in the future.

•	A conflict of interest exists with respect to our Dealer-Manager, because our executive officers own our Dealer-Manager and serve as officers of our Dealer-Manager. You will not have the benefit of an independent due diligence review in connection with this offering.

•	There is currently no public trading market for our common stock, and there is no assurance that one will develop. Therefore, you may not be able to sell your shares at a price equal to or greater than the offering price, or at all.

•	Our results may suffer as a consequence of a conflict of interest arising out of our relationship with our Advisor. Our executive officers own our Advisor and serve as officers of our Advisor. We pay our Advisor a base management fee based on the amount of our invested assets and incentive compensation based on our portfolio’s performance. Accordingly, our Advisor may recommend riskier or more speculative investments regardless of their long-term performance in an effort to maximize its compensation. The agreement between us and our Advisor (the advisory agreement) pursuant to which the Advisor acts as Advisor to us and provides specified services to us provides for substantial compensation to the Advisor.

•	If we fail to qualify or are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liabilities.

•	There may be delays in investing the proceeds of this offering and, therefore, delays in the receipt of any returns from such investments.

•	We expect to continue to borrow funds to make certain of our investments and will rely solely on bank lines of credit to fund a portion of our acquisitions. Such leverage could reduce our net income and our cash available for distributions or cause us to suffer losses. Under our articles of incorporation, we can incur debt in an amount up to 300% of our net assets.

•	We may borrow funds to make distributions.

•	We expect that a portion of our distributions will include a return of capital.

•	There are risks associated with each of the investments we have made and those we intend to make. Balloon payment loans are risky because repayment depends on the borrower’s ability to refinance the loan or sell the property. Commercial loans are risky partly due to large loan balances. Subordinated mortgage loans are subject to a greater risk of loss than loans secured by first liens.

•	Many of the loans in which we have invested and intend to invest are and will continue to be sub-prime and risky because they have been and will be made to borrowers with limited credit histories, which increases the risk that the borrower will not be able to repay the principal at maturity.

•	We do not have any limitations in our charter documents on the types of first lien mortgage loans we may acquire. Therefore, our investments may not be diversified among the various loan categories we are targeting, which are acquisition and development loans, construction loans, commercial property loans and residential loans.

•	The Dealer-Manager, who is our affiliate, will be paid sales commissions equal to 6.5% of the proceeds of this offering, plus marketing support fees of 3.0% of such proceeds. Our Advisor is also our affiliate.

Q: Is there any minimum required investment?
A: Yes. Generally, individuals must initially invest at least $2,505 and IRA, Keogh or other qualified plans must initially invest at least $1,500. Thereafter, you may purchase additional shares in $15.00 increments. These minimum investment levels may vary from state to state, so you should carefully read the more detailed description of the minimum investment requirements appearing elsewhere in this prospectus.
Q: After I subscribe for shares, can I change my mind and withdraw my money?
A: Once you have subscribed for shares and we have deposited the subscription price, your subscription is irrevocable, unless we elect to permit you to revoke your subscription. A securities dealer may not complete a sale of common stock to you until at least five business days after you receive a copy of the final prospectus.

Q: If I buy shares in the offering, how can I sell them?
A: At the time you purchase shares, they will not be listed for trading on any national securities exchange or over-the-counter market. In fact, we expect that there will not be any public market for the shares when you purchase them, and we cannot be sure whether one will ever develop. As a result, you may find that if you wish to sell your shares, you may not be able to do so promptly or at a price equal to or greater than the offering price.
     We anticipate listing the shares on a national securities exchange or over-the-counter market (“Listing”) by December 31, 2011, if our board of directors determines that the market conditions at that time allow for pricing of securities offered by REITs to be advantageous to both us and our stockholders, such as favorable valuations being accorded to securities offerings by other REITs. Listing does not assure liquidity. If we have not completed the Listing by December 31, 2011, we plan to sell our assets and return the proceeds from the liquidation to our stockholders through distributions, unless our stockholders elect otherwise.
     If we list the shares, we expect that you will be able to sell your shares in the same manner as other listed stocks.
Q: What will you do with the proceeds from this offering?
A: Our use of proceeds will depend somewhat on the number of shares sold in the offering. We plan to use approximately 90% of the proceeds to acquire mortgage loans, or portions thereof, and to make mortgage loans and the balance will be used to pay fees and expenses in connection with this offering. The payment of these fees will not reduce the amount of your invested capital which is calculated by multiplying the total number of shares of common stock you acquire by the issue price. Many of the expenses associated with the offering are fixed, so that the more shares we sell, the higher the portion of the proceeds available for investment by us. In addition, we are prohibited by NASD rules from incurring offering expenses in excess of 15% of the proceeds of the offering. Accordingly, we are required to cap our expenses at 15%, so if the offering amount of $225 million is raised, the maximum offering expenses is $33.75 million. Our offering expenses are estimated at $21.4 million, which is approximately 10% of the offering proceeds. Your initial invested capital amount will be $15.00 per share.
     Our ownership of Consolidated Mortgage LLC provides us a pipeline of investment opportunities, originated by Consolidated Mortgage. Accordingly, proceeds received from this offering generally will be invested in mortgage loans within 15 days of receipt. As a result, we do not experience the significant short-term dilution that can result from investing offering proceeds in short-term investments that do not earn as high a return as we expect to earn on our mortgage loan investments.
     Assuming all 15 million shares are sold in this offering, we expect to have approximately $203.6 million of net offering proceeds available for investment in mortgage loans and other mortgage-related assets.
     Proceeds received from sales of shares to investors in New York will be held in a segregated company account pending the investment thereof as set forth under “Estimated Use of Proceeds.”
Q: If I buy shares, will I receive distributions and, if so, how often?
A: We intend to make regular cash distributions to our stockholders. The amount of distributions will be determined by the board of directors and typically will depend on the amount of distributable funds, current and projected cash requirements, tax considerations and other factors. However, in order to remain qualified as a REIT, we must make distributions equal to at least 90% of our REIT taxable income each year. Distributions, if any, will be made monthly. The board of directors may in the future change our policy so that distributions will be paid quarterly.
Q: Are distributions I receive taxable?
A: Yes. Generally, distributions that you receive will be considered ordinary income to the extent they are from current and accumulated earnings and profits; however, we expect a portion of your distributions will be considered return of capital for tax purposes. These amounts will not be subject to tax immediately but will instead reduce the tax basis of your investment. This in effect defers a portion of your tax until you have exhausted the tax basis of your investment, your investment is sold or we are liquidated, at which time the gain should, generally, be taxable as capital gains. However, because each investor’s tax implications are different, we suggest you consult with your tax advisor. Dividends that United States individual stockholders receive from the REIT are eligible for the new 15% U.S. federal income tax rate to the extent that such dividends are attributable to dividends that the

REIT received from taxable corporations, such as Desert Capital TRS. Certain other circumstances can result in the taxation of dividends at the new 15% U.S. federal income tax rate as discussed under “U.S. Federal Income Tax Considerations — Taxation of Taxable United States Stockholders — Distributions Generally.”
Q: When will I get my tax information?
A: Your Form 1099 tax information will be mailed by January 31 of each year.
Q: Do you have a reinvestment plan through which I can reinvest my distributions in additional shares?
A: Yes. We have adopted a dividend reinvestment plan (DRIP) in which investors can reinvest their distributions in additional shares.
Q: If I buy shares, will I be liable for the acts or obligations of Desert Capital REIT?
A: No. Because Desert Capital REIT is a corporation, as a stockholder you are not generally liable for its obligations and the amount of your potential loss is limited to the price you pay for our shares.
Q: What fees will the Company pay as part of this offering?
A: We will pay the Dealer-Manager a selling commission of 6.5% aggregate gross proceeds, a marketing support fee of 3.0% aggregate gross proceeds, and will reimburse the Dealer-Manager for actual due diligence expenses up to .5% of aggregate gross proceeds. We will pay the Advisor a base management fee calculated as a percentage of Average Invested Assets and incentive compensation based on the amount of our taxable REIT income. When evaluating our portfolio’s performance to calculate the amount of incentive compensation, we do not take into account any net income distributed to us by Consolidated Mortgage. We will also reimburse our Advisor for any out-of-pocket expenses. See “The Offering — Plan of Distribution” and “The Advisor — Compensation and Expenses” for a more complete description of these fees.
Q: Are there conflicts of interest between the Company and other related parties?
A: Our Advisor, Burton Management, is owned by our executive officers. We pay our Advisor incentive compensation based on our net income. In evaluating mortgage loans for investment and in evaluating other operating strategies, an undue emphasis by our Advisor on the maximization of our net income at the expense of other criteria, such as preservation of capital, in order to earn higher incentive compensation, could result in an increased risk to the value of our portfolio. In addition, the Dealer-Manager is an affiliate of ours and our Advisor. Certain of our officers and directors are also stockholders, officers, directors, and registered principals of the Dealer-Manager. This relationship may create conflicts in connection with the fulfillment by the Dealer-Manager of its due diligence obligations under the federal securities laws. Although the Dealer-Manager will examine the information in the prospectus for accuracy and completeness, the Dealer-Manager is an affiliate of ours and will not make an independent review of the company or the offering. Accordingly, the investors do not have the benefit of such independent review. In addition, Consolidated Mortgage has a management agreement with ARJ Management, Inc., or ARJ, a company of which Todd Parriott is president, director and stockholder, pursuant to which ARJ is paid a management fee equal to 33% of Consolidated Mortgage’s pre-tax net income. To the extent borrowers pay points on a loan instead of an increased interest rate, ARJ will earn a greater management fee than it would have if the borrowers had paid a higher interest rate. Because of Mr. Parriott’s ownership interest in ARJ, he has a potential interest in the loans originated by Consolidated Mortgage being structured with points instead of a higher interest rate. See “Conflicts of Interest” and “Certain Relationships and Related Transactions” for a more complete description of conflicts of interest.
Q: Who can help answer questions?
A: If you have more questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or our Dealer-Manager:
CMC Financial Services, Inc.
1291 Galleria Drive, Suite 210
Henderson, Nevada 89014
(702) 795-7930

SUMMARY
     This summary highlights the material information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and the notes thereto before making an investment in our common stock. As used in this prospectus, “company,” “we,” “our,” and “us” refer to Desert Capital REIT, Inc., except where the context otherwise requires. For a description of capitalized terms that are not defined, please see the “Definitions” section of this prospectus.
Desert Capital REIT, Inc.
Our Company
     Desert Capital REIT, Inc., formerly known as Bull Street Real Estate Investment Trust, Inc., is a Maryland corporation which elected to be taxed as a REIT for federal tax purposes commencing with its tax year ended December 31, 2004. Our address is 1291 Galleria Drive, Suite 200, Henderson, Nevada 89014 and our telephone number is 800-419-2855.
Our Business
     We were formed on December 17, 2003 to invest in loans to owners and developers of real estate properties. Our strategy is to fund or acquire loans secured by liens on real estate (mortgage loans), finance these fundings and purchases through equity capital and use leverage in order to provide an attractive return on stockholders’ equity. Through this strategy, we seek to earn income, which is generated from the spread between the yield on our earning assets and our costs, including the interest cost of the funds we borrow. Our revenues are generated by interest payments made by borrowers to us on all loans that we either fund or acquire. We also originate loans through our indirect wholly-owned subsidiary, Consolidated Mortgage LLC (Consolidated Mortgage), which provides us additional revenues from origination and servicing fees. By originating loans through Consolidated Mortgage, we do not have to add additional personnel and accounting and software systems to administer this business segment. On October 5, 2005, our wholly-owned subsidiary completed the acquisition of Consolidated Mortgage.
     Our Advisor has the authority, subject to the direction and oversight of our board of directors, to make all of our investment decisions. We expect that our investment portfolio will continue to primarily consist of mortgage loans generally with a term of no more than 12-18 months; however, there is no limitation in our charter documents or asset acquisition policy on the term of the mortgage loans in our portfolio. We expect our portfolio to continue to consist of the following types of mortgage loans:

•	Acquisition and development loans (approximately 50% of our portfolio);

•	Construction loans (approximately 45% of our portfolio); and

•	Commercial property and residential loans (approximately 5% of our portfolio).

The percentages set forth above reflect our current intentions. However, our intentions may change and we are not obligated to create a portfolio reflecting the above allocations. As of the date of this prospectus, we have not identified any specific mortgage loans that we intend to acquire with the net proceeds of this offering. We expect investments made with the proceeds of this offering will have similar characteristics to the mortgage loans we currently own. We do not have any limitations in our charter documents on the percentage of assets we will invest in acquisition and development loans, construction loans, and commercial property and residential loans.
     We propose to fund all or a portion of loans, or acquire loans, made to owners and developers of real estate properties, provided that the borrowers have sufficient equity in the underlying real estate and otherwise meet our lending criteria. Our lending criteria is primarily based on specific loan-to-value ratios relating to the type of loan being made, and we have not established any minimum net worth requirement for prospective borrowers. Each of our loans will continue to be full recourse to the assets of individual borrowers, and if a loan is made to an entity borrower, the loan will be supported by full-recourse personal guarantees from the principals of the borrower. In addition, we will continue to require each prospective borrower and guarantor to provide our Advisor with tax returns and financial statements for the prior two years. We expect that any loans made with respect to income producing properties will generally have debt service coverage of at least 1.25. We intend, however, to continue to invest up to 50% of our capital in loans secured by real estate being developed and not yet generating any income to the borrower. We expect that most of our loans will continue to be sub-prime, or non-investment grade, many of which may be made to borrowers with limited credit histories. Our business strategy is to provide financing or acquire loans made to acquirers and/or developers of real estate, mostly in the form of short-term, bridge loans, which will necessitate underwriting standards that are less strict than traditional mortgage lenders and a loan approval process that is faster than traditional lenders. We anticipate that substantially all of our investments will continue to consist of “balloon payment” loans, which are loans requiring the payment of all principal at the maturity of the loan. Balloon payment loans are non-investment grade and, therefore, carry a high risk of default. In addition, we anticipate that up to 70% of our loan portfolio will continue to consist of “interest-carry” loans, meaning we will provide the borrower with sufficient financing to enable it to make the interest payments during the term of the loan. As a result, in certain cases we may continue to make mortgage loans which are riskier than the mortgage loans made by commercial banks. However, in return, we anticipate receiving a higher interest rate on our investments than more traditional loans. We have instituted measures designed to mitigate the risks, such as imposing a lower loan-to-value ratio (thereby providing us with a larger equity cushion if real estate values decline). We intend to hold substantially all of our loans to maturity. We may, however, periodically sell certain loans, or our portion of any loans, if they no longer meet our investment criteria. Consolidated Mortgage will service our loans. Effective October 5, 2005, we acquired the remaining outstanding shares of Consolidated Mortgage, making it our indirect wholly-owned subsidiary.
     We intend to diversify our mortgage loan portfolio by investing in the areas in which our Advisor’s management has experience, specifically Arizona, California, Nevada, Oregon, New Mexico and Utah. We intend to expand our loan portfolio through implementing three strategies. First, we expect to benefit from our ownership relationship with Consolidated Mortgage. Consolidated Mortgage identified and arranged for the financing of approximately $368 million in mortgage loans in 2004. The lending criteria applied by Consolidated Mortgage during its identification process is the same as ours. As a result, the loans that have historically been identified by Consolidated Mortgage would have been suitable investments for us. Consolidated Mortgage negotiates all the principal terms of each of the loans it identifies, including term, collateral and interest rate. Historically, Consolidated Mortgage has arranged the funding for balloon payment loans, with terms of between 12 and 18 months. During 2002, 2003 and 2004, the average term of the loans identified by Consolidated Mortgage was 12 months, with the borrowers being eligible for two three-month extensions for an additional fee if the loans were not in default or delinquent at the end of the 12-month term. The size of the loans identified by Consolidated Mortgage ranges from $100,000 to $20,000,000, with the average loan being approximately $2,500,000. The average interest earned on the loans identified by Consolidated Mortgage in 2002, 2003 and 2004 was 12.88%, 12.70%, and 12.20%, respectively. The default rates on loans identified by Consolidated Mortgage in 2002, 2003 and 2004 were 5.6%, 2.9% and 0.27%, respectively. Due to the short-term maturities of the loans identified by Consolidated Mortgage, substantially all of the defaults occur at maturity. As a result, the delinquency rates at the end of the original term of the loans have historically been less than 1% per year. There can be no assurance that the loans that we finance in the future will bear the same interest rates or will have the same default rates.
     Consolidated Mortgage identifies mostly acquisition and development loans and construction loans, consisting exclusively of balloon-payment loans. Of the loans identified by Consolidated Mortgage in 2002, 2003 and 2004, approximately 53%, 70% and 59% based on principal amount of loans funded, were acquisition and development loans, respectively, and approximately 47%, 30% and 41%, based on principal amount of loans funded, were construction loans, respectively. With respect to each loan identified by Consolidated Mortgage that we fund, we will loan the money directly to the borrower and will enter into, or participate in, a master note, with all other lenders, if any, with respect to that financing. We anticipate that we will be the sole lender on a substantial majority of the loans we fund. The notes will be secured by the real estate acquired or developed and constructed with the proceeds of the funding. We will generate revenues from the payments of interest on those notes made directly to us by the borrower, and we will receive no payments from Consolidated Mortgage. Consolidated Mortgage generates its income from origination fees and servicing fees paid by the borrower under the loans it identifies. Accordingly, we will pay no fees to Consolidated Mortgage to fund all or a portion of any loan. Consolidated Mortgage will service the loans it identifies, subject to our right to take over the servicing of any loan we fund that goes into default. We will finance all or a portion of any loans identified by Consolidated Mortgage that meet our lending criteria. Mr. Parriott, our Chief Executive Officer, was president of Consolidated Mortgage until December 2003 and was re-elected president in October 2005. Effective October 5, 2005, Consolidated Mortgage became our indirect wholly-owned subsidiary.

     Second, our Advisor will seek to continue to expand its relationship with real estate developers and mortgage lenders in Nevada, as well as elsewhere in the United States. Through these expanded relationships, we expect to identify additional mortgage funding and investment opportunities. We do not currently have any agreements with any other sources of loan originations.
     Third, we will continue to seek opportunistic investments in second mortgages, meaning mortgages with attractive loan-to-value ratios with the underlying real estate located in areas with which we have substantial familiarity. The majority of the loans invested in by us have been and will be secured by a first deed of trust. Up to 25% of the loans invested in by us may be secured by second deeds of trust or by wraparound mortgages, and up to 5% of our loans may be secured by interests in leases. We will not invest more than 10% of our assets in loans on unimproved real property, which we define as real estate which is not currently being developed and as to which no development is planned to commence within a year, as opposed to loans made for acquisition and development, which development is expected to commence immediately.
     As a non-conventional lender, we are more willing to invest in mortgage loans to projects that conventional lenders would not deem to be creditworthy, including acquisitions of raw land or infrastructure development. Because of our increased willingness to fund riskier loan types, we anticipate that borrowers are willing to pay us interest rates that are generally 500 to 700 basis points above the rates charged by conventional lenders. Our second mortgage investments are riskier because our rights will be subject to the rights of the first mortgage lender. Substantially all of our investments will continue to be in the “balloon payment” loans which are riskier than amortizing loans because the borrower’s repayment depends on its ability to refinance the loan or sell the property.
     We generally expect to continue to finance the acquisition of our mortgage loans with equity capital and borrowings. We expect that any borrowings we incur will be collateralized, in whole or in part, by the loans on which we are the sole lender. The amount of borrowing we intend to employ will depend on, among other factors, the amount of our equity capital. Under our articles of incorporation, we may incur debt in an amount up to 300% of our net assets. We expect to use leverage to attempt to increase potential returns to our stockholders.
Our Advisor and Executive Officers
     Our day-to-day operations are externally managed by our Advisor, Burton Management Company, Ltd., subject to the direction and oversight of our board of directors. Established in 2003, our Advisor engages in investment management as its sole business. Our Advisor had three full-time employees at September 30, 2005. As of the date of this prospectus, we are our Advisor’s only client. Our Advisor currently performs all the duties of our Advisor under the advisory agreement, as designated below. However, our Advisor may elect to have others undertake some or all of those duties at any time and in its sole discretion.
     Prior to founding our Advisor, Mr. Parriott, our Chairman and Chief Executive Officer, was the President of Consolidated Mortgage. All of our executive officers are also officers or employees of our Advisor, as described in the following table:

Name	Position with our Advisor	Position with Us
Todd B. Parriott	President/Chief Executive Officer, Director	Chairman of the Board of Directors, Chief Executive Officer, President and Chief Investment Officer

Jonathan G. Arens	Chief Financial Officer	Chief Financial Officer

     The following diagram sets forth the relationships between us, our Advisor, the Dealer-Manager, and our executive officers.
     The Advisory and Management Agreements
     We have entered into an advisory agreement with our Advisor. Pursuant to the advisory agreement, our Advisor generally implements our business strategy, is responsible for our day-to-day operations and performs services and activities relating to our assets and operations in accordance with the terms of the advisory agreement. Our Advisor’s services for us can be divided into the following three primary activities:
•	Asset Management—our Advisor advises us with respect to, arranges for and manages the acquisition, financing, management and disposition of, our investments.

•	Liability Management—our Advisor evaluates the credit risk of our investments and arrange borrowing strategies.

•	Capital Management—our Advisor coordinates our capital raising activities.
     In conducting these activities, our Advisor advises us on the formulation of, and explanation of, our operating strategies and policies, arrange for our acquisition of assets, monitor the performance of our assets, arrange for various types of financing, and provide administrative and managerial services in connection with our operations.

At all times in the performance of these activities, our Advisor is subject to the direction and oversight of our board of directors.
     Consolidated Mortgage has a management agreement with ARJ Management, Inc., pursuant to which ARJ receives a management fee equal to 33% of Consolidated Mortgage’s pre-tax net income. ARJ is owned by Todd Parriott and his father, Phillip Parriott.
Conflicts of Interest
     We are subject to conflicts of interest involving our Advisor because, among other reasons:
•	the incentive compensation, which is based on our net income, may create an incentive for our Advisor to recommend investments with greater income potential, which may be relatively more risky than would be the case if its compensation from us did not include an incentive-based component; and

•	one of our directors, and our three executive officers, are officers, employees or shareholders of, or otherwise affiliated with, our Advisor.
     The advisory agreement does not limit or restrict the right of our Advisor or any of its affiliates from engaging in any business or rendering services to any other person, including, without limitation, the purchase of, or rendering advice to others purchasing or making investments that meet our investment guidelines. However, our Advisor has agreed that for as long as our Advisor is our exclusive Advisor pursuant to the advisory agreement, it will not sponsor any other mortgage REIT that invests primarily in mortgages for the acquisition of, development of and construction on real estate in the Las Vegas, Nevada area, without first obtaining the approval of a majority of our directors who are not associated and have not been associated within the last two years, directly or indirectly, with us or our Advisor (independent directors). In the event our Advisor were to sponsor other investment entities, we would need to compete for management time. The advisory agreement was not negotiated at arm’s length.
     We are also subject to conflicts of interest because to the extent borrowers from Consolidated Mortgage pay points on a loan instead of an increased interest rate, ARJ will earn a greater management fee.
Benefits to Affiliates
     The following table sets forth all of the compensation which our affiliates earn in connection with the operation of our business. Our Advisor is paid its base management fee and incentive compensation, which is based on the value of the assets we own at any particular time, as long as it is providing services to us under the advisory agreement. When evaluating our portfolio’s performance to calculate the amount of incentive compensation, we do not take into account any net income distributed to us by Consolidated Mortgage. Our Advisor and its affiliates are not entitled to any compensation in connection with the acquisition or disposition of our assets. Accordingly, if we liquidate, our Advisor’s management fee would ultimately be reduced to zero. Our Advisor’s base management fee is based on a percentage of the assets we own. As a result, if we were to dispose of assets, the reduction in the amount of our Average Invested Assets will reduce the amount of the base management fee. The total compensation we pay to our Advisor is limited under our articles of incorporation to an amount determined at least annually by our independent directors to be reasonable in relation to the nature and quality of services performed.

Affiliate	Compensation	Method of Computation	Dollar Amount To Be Paid
		Offering

Dealer-Manager	Selling Commission	6.5% of aggregate gross proceeds from sales of shares	$13,162,500	(1)

Dealer-Manager	Marketing Support Fee	3.0% of aggregate gross proceeds from sales of shares	$6,075,000	(1)

Affiliate	Compensation	Method of Computation	Dollar Amount To Be Paid
Dealer-Manager	Due Diligence Fee	Actual amount of expenses reimbursed up to 0.5% of aggregate gross proceeds	$1,012,500 (1)

		Operational

Advisor	Base Management Fee	1% per annum of the first $200 million of our Average Invested Assets, plus 0.8% per annum of our Average Invested Assets in excess of $200 million during such fiscal year, calculated on a monthly basis and payable monthly in arrears.	$2,400,000 (2)

Advisor	Incentive Compensation	A specified percentage of the amount our REIT taxable net income (before deducting incentive compensation, net operating losses and certain other items), exceeds a return based on the 10 year U.S. Treasury rate plus 1%. The percentage for this calculation is the weighted average of the following percentages based on our Average Invested Assets for the period: 20% for the first $200 million of our Average Invested Assets; and 10% of our Average Invested Assets in excess of $200 million calculated and paid on a quarterly basis and subject to annual reconciliation. When evaluating our portfolio’s performance to calculate the amount of incentive compensation, we do not take into account any net income distributed to us by Consolidated Mortgage.	(3)

Advisor	Out-of-Pocket Expense Reimbursement	Reimbursement of actual out-of-pocket expenses incurred in connection with our administration on an on-going basis.	(4)

Advisor	Termination Fee	Payable upon termination of the advisory agreement	(5)

ARJ Management, Inc.	Management Fee	Management fee equal to one-third of pre-tax profits of Consolidated Mortgage	(6)

Non-employee directors	Annual Fee Meeting Fee Committee Fee Restricted Stock	Annual Fee of $15,000; in person board meeting fee of $3,000; telephonic board meeting fee of $1,500; in person committee meeting fee of $1,000; telephonic committee meeting fee of $500;	$86,000 in Annual Fees (7)

Affiliate	Compensation	Method of Computation	Dollar Amount To Be Paid
additional annual fee for audit committee chairman of $5,000; additional annual fee for compensation committee chairman and governance and nominating committee chairman of $3,000; annual grant of 4,000 shares of restricted stock that vest over a three year period.

(1)	Dollar amount to be paid assumes offering size of $225 million. Our Dealer-Manager receives no sales commissions or marketing support fees as a result of sales of shares of common stock under our DRIP. Dollar amount of due diligence fee assumes an offering size of $225 million. Our Dealer-Manager will receive no compensation other than as outlined in this table.

(2)	Assumes offering size of $225 million, plus existing Average Invested Assets of $20 million.

(3)	Due to the uncertainty surrounding the 10-year U.S. Treasury yields and net interest margin, it is not possible to calculate a reasonable estimate of the maximum incentive compensation.

(4)	All out-of-pocket expenses incurred on our behalf will be reimbursed in accordance with the terms of the advisory agreement and pursuant to an agreed upon budget. We and our Advisor will agree on a budget, including estimated out-of-pocket expenses. Any individual cost or expense exceeding $100,000 not reflected in our budget must be approved by our board of directors.

(5)	All unpaid and reimbursable expenses.

(6)	Due to the uncertainty surrounding Consolidated Mortgage’s financial performance, it is not possible to calculate a reasonable estimate of the management fee to be paid pursuant to a management agreement between ARJ Management, Inc. and Consolidated Mortgage dated as of December 30, 2002.

(7)	Assumes the board of directors consists of five non-employee directors. Total meeting fees cannot be estimated due to the uncertainty regarding the number of board and committee meetings in person and telephonically, and the level of attendance at each meeting.

The Offering

Offering Size	$225,000,000

$202,500,000 of common stock to be offered to investors meeting certain suitability standards and up to $22,500,000 of common stock available to investors who purchased their shares in this offering and who choose to participate in our DRIP.

Minimum Investments	Individuals—$2,505—Additional shares may be purchased in $15.00 increments.

IRA, Keogh and other qualified plans—$1,500—Additional shares may be purchased in $15.00 increments.

The amounts apply to most potential investors, but minimum investments may vary from state to state.

Suitability Standards	Net worth (not including home, furnishings and personal automobiles) of at least $45,000 and annual gross income of at least $45,000; or net worth (not including home, furnishings and personal automobiles) of at least $150,000.

Suitability standards vary from state to state.

Distribution Policy	Consistent with our objective of qualifying as a REIT, we expect to continue to pay regular distributions and distribute at least 90% of our REIT taxable income.

Our Advisor	Burton Management Company, Ltd. is our Advisor and administers our day-to-day operations and selects our investments, subject to the oversight and direction of our board of directors.

Estimated Use of Proceeds	If we sell all 15,000,000 shares, approximately 90% of the offering proceeds will be available to make investments. The balance will be used to pay fees and expenses in connection with the offering, some of which are fixed regardless of the size of the offering. We are prohibited by NASD rules from incurring offering expenses in excess of 15% of the proceeds of the offering. If the offering amount of $225 million is raised, the estimated offering expenses of $21.4 million will constitute approximately 10% of the offering proceeds.

Our Reinvestment Plan	We have adopted a DRIP which allows stockholders to have the full amount of their distributions reinvested in additional shares that may be available. We have registered 1,500,000 shares of our common stock for this purpose. We have attached the DRIP as Appendix A to this prospectus.
Our Tax Status
     We intend to continue to qualify as a REIT and have elected to be taxed as a REIT under the REIT provisions of the Internal Revenue Code. We first elected to be taxed as a REIT for our taxable year ended December 31, 2004. Provided we continue to qualify as a REIT, we generally will not be subject to federal corporate income tax on taxable income that is distributed to our stockholders. REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their annual REIT taxable income. Although we do not intend to request a ruling from the IRS as to our REIT status, we have received an opinion of our counsel, Locke Liddell & Sapp LLP, with respect to our qualification as a REIT. This opinion is based on a number of assumptions and representations about our ongoing business and investment activities and other matters. We cannot assure you that we will be able to comply with these assumptions and representations in the future. Furthermore, this opinion is not binding on the IRS or any court. Failure to qualify as a REIT would render us subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates and distributions to our stockholders would not be deductible. Even if we qualify for taxation as a REIT, we may be subject to federal, state and local taxes on our income and property. In connection with our election to be taxed as a REIT, our articles of incorporation impose restrictions on the transfer and ownership of our stock.
Restrictions on Ownership of Our Stock
     In order to facilitate our qualification as a REIT, our articles of incorporation prohibit any stockholder from directly or indirectly (or actually or constructively) owning more than 9.8% of the outstanding shares of any class or series of our stock. We adopted this restriction to promote compliance with the provisions of the Internal Revenue Code which limit the degree to which ownership of a REIT may be concentrated.

RISK FACTORS
     You should carefully consider the following risk factors in conjunction with the other information in this prospectus before making an investment decision. Our business, financial condition or results of operations could be harmed by any of these risks. Similarly, these risks could cause the value of our common stock to decline and you might lose all or part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. We believe we have included disclosure concerning all material risks.
Risks Related to the Offering
We cannot assure you of our ability to make the distributions to our stockholders required in order for us to qualify as a REIT in the future.
     We intend to continue to make regular distributions to our stockholders equal to at least 90% of our annual REIT taxable income. This, along with other factors, should enable us to continue to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. We have not established a minimum distribution payment level and our ability to make distributions might be harmed by the risk factors described in this prospectus. All distributions are made at the discretion of our board of directors and depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. We cannot assure you that we will have the ability to continue to make distributions to our stockholders in the future or we may pay distributions that represent a return of capital. For the purpose of determining taxable income, we may be required to accrue items treated as earned for tax purposes, but that we have not yet received. In addition, we may be required not to accrue as expenses for tax purposes some items that actually have been paid or some of our deductions might be disallowed by the Internal Revenue Service. As a result, we could have taxable income in excess of funds available to distribute to our stockholders. If that occurs, we may have to borrow funds or liquidate some of our assets to make sufficient distributions and maintain our status as a REIT. Such borrowings would have the effect of decreasing amounts available for future distributions. See “Distribution Policy.”
There is currently no public trading market for our common stock and there is no assurance that one will develop; therefore, you may not be able to sell your shares at a price equal to or greater than the offering price, or at all.
     There is no current public market for our common stock, nor do we expect a public market to develop for our common stock. It will, therefore, be difficult for you to sell your shares promptly, or at all. In addition, the price received for any shares sold is likely to be less than the proportionate value of the assets we own. Therefore, you should purchase the shares only as a long-term investment. We do not know if we will ever apply to list our shares on a national securities exchange or over-the-counter market, or, if we do apply for listing, when such application would be made or whether it would be accepted. If our shares are listed, we cannot assure you a public trading market will develop. We cannot assure you that the price you would receive in a sale on a national securities exchange or over-the-counter market would be representative of the value of the assets we own or that it would equal or exceed the amount you paid for the shares. If our common stock is not listed on a national securities exchange or over-the-counter market by December 31, 2011, we will sell our assets and distribute the proceeds, unless our stockholders elect otherwise.
If there are delays in investing the proceeds of this offering, then receipts from investments and our investment returns may be lower than anticipated.
     We may delay investing the proceeds from this offering and, therefore, delay the receipt of any returns from such investments, due to our inability to find suitable investments. Until we invest the proceeds, our investment returns on offering proceeds will be limited to the rates of return available on short-term, highly liquid investments that provide appropriate safety of principal. We expect these rates of return, which affect the amount of cash available to make distributions to stockholders, to be lower than we would receive for mortgage loans. See “Our Operating Policies and Investment Policies.”

Our business and financial due diligence of our Company was conducted by our Dealer-Manager, which is an affiliate of ours.
     Our Dealer-Manager is an affiliate of ours. Our Advisor and several of our officers, including Messrs. Parriott and Arens, are officers, directors and/or owners of our Dealer-Manager. As a result, you should not consider the Dealer-Manager’s due diligence investigation of us to be an independent review. The Dealer-Manager’s due diligence review may not have been as thorough as an investigation typically conducted by an unaffiliated third-party underwriter in connection with a securities offering, and might not have uncovered facts that would be important to a potential investor. See “Conflicts of Interest.”
Your interest may be diluted if we issue additional shares.
     Potential investors in this offering do not have preemptive rights to any shares issued by us in the future. Therefore, investors purchasing shares in this offering may experience dilution of their equity investment if we:
•	sell shares in this offering or sell additional common shares in the future, whether publicly or privately;

•	sell securities that are convertible into common shares;

•	issue restricted shares to our employees, officers or directors; or

•	issue common stock upon the exercise of the options.
Distribution payments are subordinate to payments on debt.
     Distributions to our stockholders are subordinate to the payment of our debts and obligations. If we have insufficient funds to pay our debts and obligations, distributions to stockholders will be suspended pending the payment of such debts and obligations. See “Distribution Policy.”
There may be significant fluctuations in our quarterly results, which makes it difficult to anticipate our performance from quarter to quarter.
     Our quarterly operating results fluctuate based on a number of factors, including, among others:
•	interest rate changes;

•	the volume and timing of our acquisitions or of investments in mortgage loans;

•	the recognitions of gains or losses on sales;

•	the level of competition in our market; and

•	general economic conditions, especially those which affect real estate development.
As a result of these factors, results for any quarter should not be relied upon as being indicative of performance in future quarters.
Certain amounts of the proceeds of this offering will be paid to our affiliates.
     The Dealer-Manager, who is our affiliate, will be paid sales commissions equal to 6.5% of the proceeds of this offering, plus marketing support fees of 3.0% of such proceeds. The amount of these fees was not determined on an arm’s-length basis. The Dealer-Manager will not receive any fees related to the sale of common stock pursuant to our DRIP. See “Summary” and “Estimated Use of Proceeds.”

We established the offering price on an arbitrary basis, so the price bears no relationship to any established valuation criteria.
     Our board of directors determined the selling price of the shares of common stock and such price bears no relationship to any established criteria for valuing issued or outstanding shares. Our offering price may not be indicative of the price at which our shares would trade if they were listed on an exchange or actively traded by brokers, nor of the proceeds that a stockholder would receive if we were liquidated or dissolved. See “The Offering.”
The risk that we will not be able to accomplish our business objectives will increase if only a small portion of the number of shares are purchased in this offering.
     Our common stock is being offered on a “best efforts” basis and no underwriter, broker-dealer or other person has agreed to purchase any of our common stock offered hereby. There is no minimum offering amount. Our Dealer-Manager may not be able to solicit sufficient investors to sell the maximum number of shares we are offering. We are subject to the risk that all of the shares of our common stock offered hereby may not be sold. If we are only able to sell a small portion of the offering amount, we expect that we will only be able to make a minimal number of investments, the actual number of which cannot be determined because the amount of each loan that we fund will depend on a number of factors, including the size of the loan, the quality of the collateral and the number of other lenders. As a result, we would have less diversification in terms of the number and types of investments we own and the geographic regions in which our investments are located. If our investments are not diversified, our operations and ability to pay dividends would be dependent on the success of a small number of investments. Therefore, if we are only able to sell a small number of shares in this offering, we may lack a diversified portfolio of investments, and our fixed operating expenses such as general and administrative expenses (as a percentage of gross income) would be higher and we would not achieve the benefits associated with a large, diversified mortgage portfolio.
Restrictions on ownership of a controlling percentage of our capital stock might limit your opportunity to receive a premium on our stock.
     For the purpose of preserving our REIT qualification, our articles of incorporation prohibit direct or constructive ownership by any person of more than 9.8% of the lesser of the total number or value of the outstanding shares of our common stock or more than 9.8% of the outstanding shares of our preferred stock. The constructive ownership rules in our articles of incorporation are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the outstanding stock, and thus be subject to the ownership limit in our articles of incorporation. Any attempt to own or transfer shares of our common or preferred stock in excess of the ownership limit without the consent of our board of directors shall be void, and will result in the shares being transferred by operation of law to a charitable trust. These provisions might inhibit market activity and the resulting opportunity for our stockholders to receive a premium for their shares that might otherwise exist if any person were to attempt to assemble a block of shares of our stock in excess of the number of shares permitted under our articles of incorporation and which may be in the best interests of our stockholders. See “U.S. Federal Income Tax Considerations.”
Certain provisions of Maryland law and our articles of incorporation and bylaws could hinder, delay or prevent a change in control of the Company.
     Certain provisions of Maryland law, our articles of incorporation and our bylaws have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control of the Company. These provisions include the following:
•	Removal of Directors. Under our articles of incorporation, subject to the rights of one or more series of preferred stock to elect one or more directors, a director may be removed only for cause and only by the affirmative vote of a majority of all votes entitled to be cast by our stockholders generally in the election of directors.

•	Number of Directors, Board Vacancies, Term of Office. Under our articles of incorporation, we have elected to be subject to certain provisions of Maryland law which vest in our board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or the articles of incorporation or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

•	Limitation on Stockholder-Requested Special Meetings. Our articles of incorporation and bylaws provide that our stockholders have the right to call a special meeting only upon the written request of stockholders entitled to cast not less than 10% of all the votes entitled to be cast by the stockholders at such meeting.

•	Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws require no less than 90 nor more than 120 days advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of stockholders. This bylaw provision limits the ability of stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

•	Preferred Stock. Under our articles of incorporation, our board of directors has authority to issue up to 15 million shares of preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of our stockholders.

•	Ownership Limit. In order to preserve our status as a REIT under the Internal Revenue Code, our articles of incorporation generally prohibit any single stockholder, or any group of affiliated stockholders, from beneficially owning more than 9.8% of our outstanding common or preferred stock unless our board of directors waives or modifies this ownership limit.
See “Certain Provisions of Maryland Law and of Our Articles of Incorporation and Bylaws.”
Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of distributions, may harm the value of our common stock.
     In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon the liquidation of our company, holders of our debt securities and shares of preferred stock, lenders with respect to other borrowings and all of our creditors will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings by us may dilute the holdings of our existing stockholders or reduce the value of our common stock, or both. Our preferred stock, if issued, would have a preference on distributions that could limit our ability to make distributions to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. We will not issue debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.
Risks Related to Our Business and Operations
We have not yet identified any specific mortgage loans to purchase with the net proceeds of this offering and may be unable to invest a significant portion of such net proceeds on acceptable terms or at all, which could harm our financial condition and operating results.
     As of the date of this prospectus, we are a blind pool REIT and have not identified any specific mortgage loans which we intend to acquire with the proceeds from this offering. As a result, you will not be able to evaluate the economic merits of any investments we make with the net proceeds of this offering prior to the purchase of your shares. You must rely on our and our Advisor’s ability to evaluate our investment opportunities.
     Until we identify and acquire mortgage assets consistent with our investment guidelines, we intend temporarily to invest the balance of the net proceeds of this offering in readily marketable interest-bearing assets consistent with our intention to qualify as a REIT. We cannot assure you that we will be able to identify mortgage loans that meet our investment guidelines or that any investment that we make will produce a positive return on our investment. We may be unable to invest the net proceeds of this offering on acceptable terms or at all.
We have a limited operating history and might not be able to operate our business or implement our operating policies and strategies successfully.
     We were formed in December 2003, and have conducted operations since July 16, 2004. Our total assets consist of $74.1 million as of September 30, 2005. The results of our operations depend on many factors, including the availability of opportunities for the acquisition of mortgage loans, the level and volatility of interest rates, readily accessible short- and medium-term funding alternatives in the financial markets and general economic conditions. Moreover, delays in investing the net proceeds of this offering may cause our performance to be weaker than other fully invested mortgage REITs pursuing comparable investment strategies. We are a blind pool REIT and you will not have the opportunity to evaluate the manner in which we invest or the economic merits of particular assets to be acquired. Furthermore, we face the risk that we might not successfully operate our business or implement our operating policies and strategies as described in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
We expect to depend on borrowings to purchase some of our assets and reach our desired amount of leverage. If we fail to obtain or renew sufficient funding on favorable terms or at all, we will be limited in our ability to acquire assets, which will harm our results of operations.
     We expect to depend on short-term borrowings to fund acquisitions of assets and reach our desired amount of leverage, which is 50% to 100% of net assets. Accordingly, our ability to achieve our investment and leverage objectives depends on our ability to borrow money in sufficient amounts and on favorable terms. We must be able to renew or replace our maturing short-term borrowings on a continuous basis. We expect to depend on a few lenders to provide the primary credit facilities for our investments in mortgage loans. In addition, our existing indebtedness may limit our ability to make additional borrowings. If our lenders do not allow us to renew our borrowings or we cannot replace maturing borrowings on favorable terms or at all, we might have to sell our assets under adverse market conditions, which would harm our results of operations and may result in permanent losses. See “Our Operating Policies and Investment Policies.”
Defaults on the mortgage loans we expect to fund or acquire may reduce the value of our investment portfolio and may harm our results of operations.
     We intend to invest in uninsured and non-investment grade mortgage loans as part of our investment strategy. In order to grow our business, we may also invest in loans to borrowers who have a high risk of not being able to repay their obligations on a timely basis. While holding these loans, we are subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. For example, we do not require borrowers to obtain terrorism insurance. In the event of any default under mortgage loans held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent we are unable to sell or refinance the underlying property providing for mortgage collateral for an amount equal to the amount of the unpaid obligation. In addition, our attempts to foreclose on the underlying property are often subject to the legal impediments, including borrower bankruptcies, which could substantially delay our ability to sell the property. If a borrower does not repay its mortgage loan, we will incur legal and other costs related to any foreclosure or attempted enforcement of a guaranty, which costs may adversely impact our results of operations. Delays in the sale of property could affect the price we ultimately receive and during that period we may not be receiving any revenue from the property or the related mortgage loan. The longer we are required to hold the property, the greater the impact on our revenues. To the extent we suffer substantial losses with respect to our investments in mortgage loans, the value of our company and the price of our common stock may decline. See “Business—Investment Strategy.”

Substantially all of our investments will be balloon mortgage loans, which have a higher risk of payment default than amortizing loans, thereby increasing the risk to our revenues.
     Balloon payment loans, which typically provide for the repayment of all or substantially all of the principal at the maturity of the loan, are riskier than amortizing loans because the borrower’s repayment frequently depends on its ability to refinance the loan or sell the property at the maturity of the loan. We expect balloon mortgage loans to continue to comprise substantially all of our investment portfolio. If the borrowers are unable to refinance the loan or sell the property when the balloon payment is due, our revenues will decrease. Balloon payment loans do not generate principal repayment to us through monthly repayment. See “Business—Investment Strategy.”
We expect to continue to invest in sub-prime or non-investment grade loans, which have a high risk of payment default, thereby increasing the risk to our revenues.
     Many of the loans in which we invest are sub-prime loans made to borrowers with limited credit histories and are riskier than investment-grade loans because there is an increased possibility that the borrower will not be able to repay the principal at maturity. We expect that sub-prime loans will continue to comprise a majority of our investment portfolio. If the borrowers are unable to repay the loan at maturity, our revenues will decrease. See “Business—Investment Strategy.”
We expect up to approximately 25% of the loans invested in by us to be subordinated loans on real estate, which are subject to higher risks.
     We acquire loans secured by commercial properties, including loans that are subordinate to first liens on the underlying commercial real estate. Subordinated, or second lien, mortgage loans are subject to greater risks of loss than first lien mortgage loans because all payments on these loans are subject to the prior payment of the senior loan. Although we expect subordinated loans will continue to comprise not more than 25% of our investments, there is no limitation on our investments in subordinated loans. An overall decline in the real estate market could reduce the value of the real property securing such loans such that the aggregate outstanding balances of the second-lien loan and the more senior loan on the real property exceed the value of the real property. In that case, if the property were liquidated, the borrower would not receive sufficient proceeds to pay the second-lien loan in full. In addition, for federal income tax purposes, the portion of the debt that exceeds the fair market value of the property would be considered an unsecured loan which could adversely affect our ability to satisfy the REIT asset tests prescribed by applicable Federal income tax laws. See “Business—Investment Strategy.”
Commercial loans generally involve a greater risk of loss than residential loans, and our investment strategy contemplates acquiring both types of loans. If a borrower defaults on its payment obligations to us, our results of operations will be harmed.
     Commercial loans are considered to involve a higher degree of risk than residential loans because of a variety of factors, including generally larger loan balances, dependency for repayment on successful operation of the mortgaged property and tenant businesses operating on the property, and loan terms that include amortization schedules longer than the stated maturity which provide for balloon payments at stated maturity rather than periodic principal payments. The larger the number of risky loans we make, the greater the risk that borrowers will default and our results of operations will be harmed. See “Business—Investment Strategy.”
We expect up to 45% of loans invested in by us will continue to be construction loans, which are subject to the risk of failure of completion or failure of the subsequent sale of the completed project.
     We expect that up to 45% of our assets will continue to be mortgage loans for the construction of homes or retail buildings on the real property securing the loans. These types of loans are subject to the risk that the home or building is not completed, or that the completed home or building is not sold or leased, prior to the maturity of our loan. In either case, if the borrower ultimately defaults on the loan, we may be required to find another contractor to complete the project and/or sell the finished project. If we are unable to complete the project or sell the completed project, we could lose a substantial portion of the principal of the applicable loan and our revenues will decline. See “Business—General.”

We expect up to 50% of loans invested in by us will continue to be acquisition and development loans, which are highly speculative.
     We expect that up to 50% of our assets will continue to be mortgage loans for the acquisition and development of real estate, which will initially be secured by unimproved land. These types of loans are highly speculative, as the borrower’s ability to repay depends on its ability to develop the land. If in fact the land is not developed, the borrower may not be able to refinance the loan and, therefore, may not be able to make the balloon payment when due. If a borrower defaults and we foreclose on the collateral, we may not be able to sell the collateral for the amount owed to us by the borrower. In calculating our loan-to-value ratios for the purpose of determining maximum borrowing capacity, we use the estimated value of the property at the time of completion of the project, which increases the risk that, if we foreclose on the collateral before it is fully developed, we may not be able to sell the collateral for the amount owed to us by the borrower. See “Business—General.”
A portion of our loans are secured by leased real property, which limits our rights in the event of default and substantially increases the risk of the loss of our investment.
     Up to 5% of our loans may be secured by leases on real property. In that event, our collateral would consist solely of the contractual right of the borrower to lease the real property being improved. If the borrower were to default under our loan, our recourse as to the real property would be limited to assuming the lease. In addition, if the borrower were to default under our loan, it is likely it would also default under the lease, which could result in the complete loss of our collateral. See “Business—General.”
Decreases in the value of the property underlying our mortgage loans might decrease the value of our assets.
     The mortgage loans in which we invest are secured by underlying real property interests. To the extent that the value of the property underlying our mortgage loans decreases, our security might be impaired, which might decrease the value of our assets.
The property securing some of our investments may be subject to prior liens and if default on these superior encumbrances occurs, we may be required to pay installments due the superior encumbrances, which would have an adverse effect on our operating cash flow.
     The property securing an investment may be subject to prior security interests or liens securing payment of other obligations which are or may become superior to our interest. If defaults occur on superior encumbrances, we may lose our security interest in the property through foreclosure of the superior encumbrances and we may, in order to preserve our secured interest, have to pay the periodic installments due to the superior encumbrance in order to prevent foreclosure of the superior encumbrance. In some cases, we may be required to pay a superior encumbrance in its entirety. We could be required to make additional cash outlays for an indefinite period of time, including payment of court costs and attorney fees and other expenses incidental to protection investments. These expenses may have an adverse effect on our operating cash flow.
We do not have any limitations in our charter documents on the types of first lien mortgage loans we may fund. Therefore, our investments may not be diversified among the various loan categories we are targeting, which are acquisition and development loans, construction loans, commercial property loans and residential loans. Any lack of diversity in our investments could increase the impact of defaults on our results of operations.
     We expect that acquisition and development loans will continue to constitute approximately 50% of our portfolio, construction loans will continue to constitute approximately 45%, and commercial property and residential loans will continue to constitute approximately 5%. However, our Advisor has discretion to allocate our assets among these categories in whatever percentages it determines is in our best interest. Our Advisor may not achieve this allocation, and our assets may be concentrated in one of these types of loans. If our assets are not diversified among the categories of mortgage loans in which we intend to invest, we may be subject to an increased risk of default if the category in which our assets are concentrated experiences disproportionate economic losses. See “Business—General.”

We may not be able to expand our operations into new geographic regions, which may cause us to incur expenses that do not result in increased revenues, which would reduce our results of operations.
     Our officers have business experience in the Las Vegas, Nevada area. Their relationships with potential borrowers are strongest in Las Vegas. If we continue to expand to other areas, there is no assurance that our officers will be able to develop the business contacts necessary for the business to be successful in such location. If we make capital expenditures to implement an expansion plan, and are not successful and do not generate revenue in the new geographical area, our results of operations may be reduced. See “Business—Investment Strategy.”
The geographic concentration of the properties underlying our investments may increase our risk of loss.
     We have not established any limit upon the geographic concentration of properties underlying our investments. In fact, we intend for our operations to be centered in the Las Vegas, Nevada area. We expect to also invest in Arizona, California, Oregon, New Mexico and Utah. As a result of our geographic concentration, we may experience more losses than if our investments were diversified. A worsening of economic conditions in Las Vegas could have an adverse effect on our business, including reducing the demand for new financings, limiting the ability of customers to pay financed amounts and impairing the value of our collateral. See “Business—Our Investments.”
We rely on information provided to us by third parties which we cannot always verify in making our investment decisions. If any of these third parties makes an error or misrepresents information to us, we may make investments in assets that do not meet our standard investment criteria.
     Our decisions about which loans to fund depends on several factors, such as the third party appraisal of the property involved and our analysis of the financial position of the borrower. If the appraiser makes an error in the appraisal, or the borrower or its accountant makes an error or a misrepresentation in the information provided to us, we will make our decision based on faulty information, which may lead us to invest in an asset which is not within our standard investment criteria. If such a mistake or misrepresentation leads us to make a loan to a higher-risk borrower than our typical borrowers, we may suffer an increased risk of default on the loan, and if in fact the loan is not repaid, our revenues will decline.
Interest rate fluctuations may adversely affect the value of our assets.
     Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations present a variety of risks including the risk of a mismatch between our asset yields and the interest rates on our borrowings, which could reduce the value of our assets and our ability to incur additional indebtedness. As of the date of this prospectus, interest rates are trending up.
We might experience reduced net interest income or a loss from holding fixed rate investments during periods of rising interest rates.
     We may continue to fund our investment in mortgage loans with short-term borrowings pursuant to credit agreements with variable interest rates. During periods of rising interest rates, our costs associated with borrowings used to fund the investment in mortgage loans are subject to increases while the income we earn from these assets remains substantially fixed. This would reduce and could eliminate the net interest spread between the loans in which we invest and our borrowings used to make such investments, which would reduce our net interest income and could cause us to suffer a loss. As of the date of this prospectus, interest rates are trending up.
We may incur increased borrowing costs related to credit agreements that would harm our results of operations.
     Any borrowing costs under credit agreements will be generally variable and correspond to short-term interest rates, such as LIBOR or a short-term Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon a number of factors, including, without limitation:
•	the movement of interest rates; and

•	the availability of financing in the market.
     We expect that most of our borrowings will be collateralized borrowings under credit agreements. If the interest rates on these credit agreements increase, our results of operations will be harmed and we may have losses. See “Our Operating Policies and Investment Policies.”
Failure to obtain or maintain adequate funding under credit agreements may harm our results of operations.
     We are currently dependent on a limited number of credit agreements for funding of our investments. Any failure to obtain or maintain adequate funding under these financing arrangements or on attractive terms could harm our operations and our overall performance. An increase in the cost of financing in excess of any change in the income derived from our mortgage assets could also harm our earnings and reduce the cash available for distributions to our stockholders. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
Our leverage strategy increases the risks of our operations, which could reduce our net income and the amount available for distributions or cause us to suffer a loss.
     We borrow funds to make investments. We incur this indebtedness by borrowing against a substantial portion of the market value of our assets. Our total indebtedness, however, is limited at 300% of our net assets by our articles of incorporation and will depend on our and our prospective lender’s estimate of the stability of our portfolio’s cash flow. We face the risk that we might not be able to meet our debt service obligations or a lender’s margin requirements from our income and, to the extent we cannot, we might be forced to liquidate some of our assets at disadvantageous prices. Our use of leverage amplifies the risks associated with other risk factors, which could reduce our net income and the amount available for distributions or cause us to suffer a loss. For example:
•	A majority of our borrowings are secured by our investments. A decline in the market value of the assets used to secure these debt obligations could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In that situation, we could be required to sell assets under adverse market conditions in order to obtain the additional collateral required by the lender. If these sales are made at prices lower than the carrying value of the assets, we would experience losses.

•	A default under a mortgage loan that constitutes collateral for a loan could also result in an involuntary liquidation of the mortgage loan, including any cross-collateralized assets. This would result in a loss to us of the difference between the value of the mortgage loan upon liquidation and the amount borrowed against the mortgage loan.

•	To the extent we are compelled to liquidate qualified REIT assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be negatively affected, which would jeopardize our status as a REIT. Losing our REIT status would cause us to lose tax advantages applicable to REITs and would decrease our overall profitability and distributions to our stockholders.

•	If we experience losses as a result of our leverage policy, such losses would reduce the amounts available for distribution to our stockholders.
See “Business—Financing Strategy” and “Capital/Liquidity and Leverage Policies.”
The liquidation of our assets may be delayed, which may delay the distribution of liquidation proceeds to our stockholders.
     Because most of our loans are short-term, with 12-18 month maturities, we will generally hold our investments to maturity. However, during the first seven years after commencement of this offering, to the extent we sell any mortgage loans or property acquired in foreclosure, we intend to use any proceeds from those sales not required to be distributed to stockholders in order to preserve the our status as a REIT to fund or acquire additional mortgage loans and repay outstanding indebtedness. If our shares are listed on a national securities exchange or over-the-counter market, we may reinvest the proceeds from any such sales in mortgage loans for an indefinite period of time.

If our shares are not listed by December 31, 2011, we will sell our assets and distribute the net sales proceeds to stockholders, and we will engage only in activities related to our orderly liquidation, unless our stockholders elect otherwise.
     Neither our Advisor nor our board of directors may be able to control the timing of the sale of our assets due to market conditions, and we cannot assure you that we will be able to sell our assets so as to return our stockholders’ aggregate invested capital, to generate a profit for the stockholders or to fully satisfy our debt obligations. If we take a purchase money obligation in partial payment of the sales price, we will realize the proceeds of the sale over a period of years. Further, any intended liquidation of our company may be delayed beyond the time of the sale of all of our assets until all mortgage loans expire or are sold, because we may have mortgage loans that have terms that do not expire before all of our assets are sold. See “Distribution Policy—Distributions,” and “Our Operating Policies and Investment Policies—General.”
An increase in interest rates might cause the value of our assets to decline.
     Increases in the general level of interest rates can cause the fair market value of our fixed-rate mortgage loans to decline. Our loans are almost exclusively fixed-rate mortgage loans and will generally be more negatively affected by such increases than adjustable-rate mortgage loans. If unrealized losses in fair value occur, we will have to either reduce current earnings or reduce stockholders’ equity without immediately affecting current earnings. In either case, our net book value will decrease to the extent of any realized or unrealized losses in fair value. See “Our Operating Policies and Investment Policies—Asset/Liability Management Policy.”
Possible market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets are insufficient to meet the collateral requirements, we might be compelled to liquidate particular assets at inopportune times and at disadvantageous prices, which may cause us to experience losses.
     Possible market developments, including a sharp or prolonged rise in interest rates or increasing market concern about the value or liquidity of one or more types of the mortgages in which we will invest, might reduce the market value of our portfolio, which might cause our lenders to require additional collateral. Any requirement for additional collateral might compel us to liquidate our assets at inopportune times and at disadvantageous prices, thereby harming our operating results. If we sell assets at prices lower than the carrying value of the assets, we would experience losses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
Because the assets underlying the loans that we expect to acquire might experience periods of illiquidity, we might be prevented from liquidating our collateral at opportune times and prices, and our capital available to acquire new investments will be reduced.
     If we are required to foreclose on the real estate securing our loans because of a default by the borrower in the payment of its indebtedness, we bear the risk of being unable to dispose of our collateral at advantageous times and prices or in a timely manner because real estate assets generally experience periods of illiquidity. The lack of liquidity might result from low occupancy rates, high operating expenses, the early stage of development, the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale. If we are unable to sell our collateral at opportune times, our capital available to acquire new investments will be reduced and our ability to generate interest revenue will be limited. See “Business—Our Investments.”
Our board of directors may change our operating policies and strategies without prior notice or stockholder approval and such changes could harm our business and results of operations and the value of our stock.
     Our board of directors has the authority to modify or waive certain of our current operating policies and our strategies without prior notice and without stockholder approval. We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results and value of our stock. However, the effects might be cause harm to us. See “Cautionary Note Regarding Forward-Looking Statements.”

Competition might prevent us from acquiring mortgages at favorable spreads over our borrowing costs which would harm our results of operations.
     Our net income depends on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring assets, we compete with other REITs, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage loans, many of which have greater financial resources than we do. As a result, we may not be able to acquire sufficient assets at favorable spreads over our borrowing costs, which would harm our results of operations. See “Summary—Our Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—General.”
Insurance will not cover all potential losses on the underlying real properties and the absence thereof may impair our security and harm the value of our assets.
     We require that each of the borrowers under the mortgage loans that we acquire obtain comprehensive insurance covering the underlying real property, including liability, fire and extended coverage. There are certain types of losses, however, generally of a catastrophic nature, such as earthquakes, floods and hurricanes, that may be uninsurable or not economically insurable. We do not require borrowers to obtain terrorism insurance. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds, if any, might not be adequate to restore the economic value of the underlying real property, which might impair our security and decrease the value of our assets. See “Business—Our Investments.”
We depend on our key personnel, especially Todd Parriott, and the loss of any of our key personnel could severely and detrimentally affect our operations.
     We depend on the diligence, experience and skill of our officers and the people working on behalf of our Advisor for the selection, acquisition, structuring and monitoring of our mortgage loan investments and associated borrowings. In particular, we are dependent on Mr. Parriott to perform the Advisor’s duties and if he is unable to do so, our results of operations will be negatively impacted. Mr. Parriott performs the duties of Chief Executive Officer of the Advisor and as our Chairman of the Board, Chief Executive Officer, President and Chief Investment Officer. Mr. Parriott founded us and our Advisor, and his continued service is critical to our overall operations and strategic direction. If Mr. Parriott is unable to perform our Advisor’s duties, we may not be able to identify the same quantity or quality of investments. In addition, the relationships that Mr. Parriott and our other officers have developed with existing and prospective developers of residential and commercial real estate are critically important to our business. We have not entered into employment agreements with our senior officers. We do not currently employ personnel dedicated solely to our business, and our officers are free to engage in competitive activities in our industry. The loss of any key person could harm our business, financial condition, cash flow and results of operations. See “Compensation and Expenses—Expense Reimbursements.”
Risks Related to Our Advisor
Our results may suffer as a consequence of a conflict of interest arising out of our relationship with our Advisor. We pay our Advisor a base management fee based on the amount of invested assets and incentive compensation based on our portfolio’s performance. This arrangement may lead our Advisor to recommend riskier or more speculative investments regardless of their long-term performance in an effort to maximize its compensation.
     The base management fee we pay our Advisor is based on the amount of assets invested, which provides incentive for our Advisor to invest our assets quickly, and possibly in riskier investments regardless of their performance. In addition to its base management fee, our Advisor earns incentive compensation for each fiscal quarter equal to a specified percentage of the amount by which our net income, before deducting incentive compensation, net operating losses and certain other items, exceeds a return based on the 10 year U.S. Treasury rate plus 1%. The percentage for this calculation is the weighted average of the following percentages based on our Average Invested Assets for the period:
•	20% for the first $200 million of our Average Invested Assets; and

•	10% of our Average Invested Assets in excess of $200 million.
     When evaluating our portfolio’s performance to calculate the amount of incentive compensation, we do not take into account any net income distributed to us by Consolidated Mortgage. Pursuant to the formula for calculating our Advisor’s incentive compensation, our Advisor shares in our profits but not in our losses. Consequently, as our Advisor evaluates different mortgage loans and other investments for our account, there is a risk that our Advisor will cause us to assume more risk than is prudent in an attempt to increase its incentive compensation. Other key criteria related to determining appropriate investments and investment strategies, including the preservation of capital, might be under-weighted if our Advisor focuses exclusively or disproportionately on maximizing its income. The advisory agreement was not negotiated at arm’s length and provides for substantial compensation to the Advisor. See “The Advisor.”
Our Advisor has significant influence over our affairs, and might cause us to engage in transactions that are not in our or our stockholders’ best interests.
     In addition to managing us and having at least two of its designees as members of our board, our Advisor provides advice on our operating policies and strategies. Our Advisor may also cause us to engage in future transactions with it and its affiliates, subject to the approval of, or guidelines approved by, the independent directors. Our directors, however, rely primarily on information supplied by our Advisor in reaching their determinations. Accordingly, our Advisor has significant influence over our affairs, and may cause us to engage in transactions which are not in our best interest. See “The Advisor—Conflicts of Interest,” “Summary—Conflicts of Interest,” and “Conflicts of Interest—Relationship with our Advisor.”
Our success will depend on the performance of our Advisor and if our Advisor or our board of directors makes inadvisable investment or management decisions, our operations could be impaired, potentially causing us to suffer a loss.
     Our ability to achieve our investment objectives and to pay distributions to our stockholders is dependent upon the performance of our Advisor in evaluating potential investments, selecting and negotiating mortgage loans, selecting borrowers, setting mortgage loan terms and determining financing arrangements. You will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. You must rely entirely on the analytical and management abilities of our Advisor and the oversight of our board of directors. If our Advisor or our board of directors makes inadvisable investment or management decisions, our operations could be impaired, potentially causing us to suffer a loss. See “The Advisor—The Advisory Agreement.”
We may be obligated to pay our Advisor incentive compensation even if we incur a loss.
     Pursuant to the advisory agreement, our Advisor is entitled to receive incentive compensation for each fiscal quarter in an amount equal to a tiered percentage of the excess of our taxable income for that quarter (before deducting incentive compensation, net operating losses and certain other items) above a threshold return for that quarter. When evaluating our portfolio’s performance to calculate the amount of incentive compensation, we do not take into account any net income distributed to us by Consolidated Mortgage. In addition, the advisory agreement further provides that our taxable income for incentive compensation purposes excludes net capital losses that we may incur in the fiscal quarter, even if such capital losses result in a net loss on our statement of operations for that quarter. Thus, we may be required to pay our Advisor incentive compensation for a fiscal quarter even if there is a decline in the value of our portfolio or we incur a net loss for that quarter. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
Investors may not be able to estimate with certainty the aggregate fees and expense reimbursements that will be paid to our Advisor under the advisory agreement due to the time and manner in which our Advisor’s incentive compensation and expense reimbursements are determined.
     Our Advisor is entitled to substantial fees pursuant to the advisory agreement. Our Advisor’s base management fee is calculated as a percentage of our Average Assets Invested. Our Advisor’s incentive compensation is calculated as a tiered percentage of our taxable income (before deducting certain items) in excess of a threshold amount of taxable income and is indeterminable in advance of a particular period. When evaluating our portfolio’s performance to calculate the amount of incentive compensation, we do not take into account any net income distributed to us by Consolidated Mortgage. Since payments of base management fees, incentive compensation and expense reimbursements are determined at future dates based upon our then-applicable Average Invested Assets, results of operations and actual expenses incurred by our Advisor, such fees and expense reimbursements cannot be estimated with mathematical certainty. We can provide no assurance at this time as to the amount of any such base management fee, incentive compensation or expense reimbursements that may be payable to our Advisor in the future. During 2004, we paid our Advisor a base management fee of $35,516. From January 1, 2005 through September 30, 2005, we paid our Advisor base management fees and incentive fees totaling $429,700. See “The Advisor—Compensation and Expenses.”
Our Advisor may render services to other entities, which could reduce the amount of time and effort that our Advisor devotes to us.
     The advisory agreement does not restrict the right of our Advisor, any persons working on its behalf or any of its affiliates to carry on their respective businesses, including the rendering of advice to others regarding investments in mortgage loans that would meet our investment criteria. Currently, we are our Advisor’s only client; however, under the terms of the advisory agreement, our Advisor may take on other clients and be involved in related businesses. For example, Mr. Parriott, our President, is also the President of ARJ, and spends some time managing private investors who invest through Consolidated Mortgage. In addition, the advisory agreement does not specify a minimum time period that our Advisor and its personnel must devote to managing our investments. The ability of our Advisor to engage in these other business activities, and specifically to manage mortgages for third parties, could reduce the time and effort it spends managing our portfolio to the detriment of our investment returns. See “The Advisor—Conflicts of Interest.”
Our Advisor’s liability is limited under the advisory agreement, and we have agreed to indemnify it against certain liabilities.
     Our Advisor has not assumed any responsibility to us other than to render the services described in the advisory agreement, and will not be responsible for any action of our board of directors in following or declining to follow our Advisor’s advice or recommendations. Our Advisor and its directors, officers and employees will not be liable to us for acts performed by its officers, directors, or employees in accordance with and pursuant to the advisory agreement, except for acts constituting gross negligence, recklessness, willful misconduct or active fraud in connection with their duties under the advisory agreement. We indemnify our Advisor and its directors, officers and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Advisor not constituting gross negligence, recklessness, willful misconduct or active fraud. See “The Advisor—Limits of Responsibility.”
If our Advisor terminates the advisory agreement, we may not be able to find an adequate replacement Advisor.
     Our Advisor may terminate the advisory agreement without cause or elect not to renew the agreement, without penalty on 60 days prior written notice to us. If our Advisor terminates our agreement, we may not be able to find an adequate replacement Advisor, or our delay in retaining an adequate replacement Advisor may adversely affect our business operations. See “Advisory Agreement—Term.”
Risks Related to Legal and Tax Requirements
If we fail to qualify or are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.
     Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only a limited number of judicial or administrative interpretations exist. Accordingly, it is not certain we will be able to remain qualified as a REIT for U.S. federal income tax purposes. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress or the IRS might change tax laws or regulations and the courts might issue new rulings, in each case potentially having retroactive effect, that could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

•	we would be taxed as a regular domestic corporation, which, among other things, means that we would be unable to deduct distributions to stockholders in computing taxable income and we would be subject to U.S. federal income tax on our taxable income at regular corporate rates;

•	any resulting tax liability could be substantial, would reduce the amount of cash available for distribution to stockholders, and could force us to liquidate assets at inopportune times, causing lower income or higher losses than would result if these assets were not liquidated; and

•	unless we were entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification and, thus, our cash available for distribution to our stockholders would be reduced for each of the years during which we did not qualify as a REIT.
     Even if we remain qualified as a REIT, we might face other tax liabilities that reduce our cash flow. Further, we might be subject to federal, state and local taxes on our income and property. Any of these taxes would decrease cash available for distribution to our stockholders. See “U.S. Federal Income Tax Considerations—Taxation of Our Company—General.”
Our management team has limited experience managing a REIT.
     Our management team has experience managing a REIT since our commencement of operations in August 2004. Because of management’s limited REIT experience, we might not be able to successfully implement our operating and investment policies. See “Management of the Company—Business Experience of our Directors and Executive Officers.”
Complying with REIT requirements might cause us to forego otherwise attractive opportunities.
     In order to continue to qualify as a REIT for U.S. federal income tax purposes, we must satisfy tests concerning, among other things, our sources of income, the nature of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to our stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may cause us to forego opportunities we would otherwise pursue.
     In addition, the REIT provisions of the Internal Revenue Code impose a 100% tax on income from “prohibited transactions.” Prohibited transactions generally include sales of assets that constitute inventory or other property held for sale in the ordinary course of a business, other than foreclosure property. This 100% tax could impact our desire to sell assets at otherwise opportune times if we believe such sales could be considered a prohibited transaction. See “U.S. Federal Income Tax Considerations—Income Tests,” “—Asset Tests,” and “—Annual Distribution Requirements.”
Complying with REIT requirements may force us to liquidate otherwise attractive investments.
     In order to continue to qualify as a REIT, we must ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities generally cannot include more than 10% of the outstanding voting securities of any one issuer (other than a taxable REIT subsidiary) or more than 10% of the total value of the outstanding securities of any one issuer (other than a taxable REIT subsidiary). In addition, generally, no more than 5% of the value of our assets can consist of the securities of any one issuer (other than a taxable REIT subsidiary). In the case of taxable REIT subsidiaries, no more than 20% of the value of our assets can consist of securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences. See “U.S. Federal Income Tax Considerations—Asset Tests.”
Our investment in taxable REIT subsidiaries may exceed statutory limit.
     We have established a wholly-owned subsidiary, Desert Capital TRS, Inc., which has elected to be treated as a taxable REIT subsidiary (TRS). The TRS will invest in, among other things, assets which we could not directly own due to the asset ownership restrictions of the Internal Revenue Code. On November 10, 2004, Desert Capital and the TRS entered into an agreement to acquire Consolidated Mortgage. The acquisition was structured as an installment sale, and as of October 5, 2005, the TRS owned 100% of the equity of Consolidated Mortgage. See “Business—Acquisition of Consolidated Mortgage.” We do not expect that the securities of TRS, combined with the securities of any other taxable REIT subsidiary, will at any time represent more than 20% of the value of our assets. However, in the event that they do, our status as a REIT would be jeopardized, and we would need to dispose of some or all of the securities or seek other statutory or regulatory relief. The consequences could include the disposal of an otherwise attractive investment, the payment of penalties and/or the loss of our REIT status. See “U.S. Federal Income Tax Considerations—Taxable REIT Subsidiaries,” and “—Asset Tests.”
Complying with REIT requirements may force us to borrow to make distributions to our stockholders.
     As a REIT, we must distribute 90% of our annual taxable income (subject to certain adjustments) to our stockholders. From time to time, we might generate taxable income greater than our net income for financial reporting purposes from, among other things, amortization of capitalized purchase premiums, or our taxable income might be greater than our cash flow available for distribution to our stockholders. If we do not have other funds available in these situations, we might be unable to distribute 90% of our taxable income as required by the REIT rules. In that case, we would need to borrow funds, sell a portion of our assets potentially at disadvantageous prices or find another alternative source of funds. These alternatives could increase our costs or reduce our equity and reduce amounts available to invest in loans and other assets. See “U.S. Federal Income Tax Considerations—Annual Distribution Requirements.”
Failure to maintain an exemption from the Investment Company Act would harm our results of operations.
     We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended.
     The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on, and interests in, real estate. Under the current interpretation of the SEC staff, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in these qualifying real estate interests. If we fail to qualify for this exemption, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as described in this prospectus. See “The Advisor—the Advisory Agreement.”
Misplaced reliance on legal opinions or statements by borrowers could result in a failure to comply with REIT income or assets tests.
     When purchasing mortgage loans, we may rely on opinions of counsel for the borrower, or statements made in the underlying loan documents, for purposes of determining whether and to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income that qualifies under the REIT gross income tests. The inaccuracy of any such opinions or statements may adversely affect our REIT qualification and result in significant corporate-level tax. See “U.S. Federal Income Tax Considerations—Asset Tests.”
One-action rules may harm the value of the underlying property.
     Several states have laws that prohibit more than one action to enforce a mortgage obligation, and some courts have construed the term “action” broadly. In such jurisdictions, if the judicial action is not conducted according to law, there may be no other recourse in enforcing a mortgage obligation, thereby decreasing the value of the underlying property.
We may be harmed by changes in various laws and regulations.
     Changes in the laws or regulations governing our Advisor or its affiliates may impair our Advisor’s or its affiliates’ ability to perform services in accordance with the advisory agreement. Our business may be harmed by changes to the laws and regulations affecting our Advisor or us, including changes to securities laws and changes to the Internal Revenue Code applicable to the taxation of REITs. New legislation may be enacted into law or new interpretations, rulings or regulations could be adopted, any of which could harm us, our Advisor and our stockholders, potentially with retroactive effect.
     Legislation was enacted that reduces the maximum tax rate of non-corporate taxpayers for capital gains (for taxable years ending on or after May 6, 2003 and before January 1, 2009) and for dividends (for taxable years beginning after December 31, 2002 and before January 1, 2009) to 15%. Generally, dividends paid by REITs are not eligible for the new 15% U.S. federal income tax rate, with certain exceptions discussed at “U.S. Federal Income Tax Considerations—Taxation of Taxable United States Stockholders—Distributions Generally.” Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether this change in perceived relative value will occur, or what the effect will be on the market price of our common stock. See “U.S. Federal Income Tax Considerations—Capital Gain Distributions.”
We may incur excess inclusion income that would increase the tax liability of our stockholders.
     In general, dividend income that a tax-exempt entity receives from us should not constitute unrelated business taxable income as defined in Section 512 of the Internal Revenue Code. If we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses. If the stockholder is a tax-exempt entity, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is foreign, it would be subject to U.S. federal income tax withholding on this income without reduction pursuant to any otherwise applicable income-tax treaty.
     We generally structure our borrowing arrangements in a manner designed to avoid generating significant amounts of excess inclusion income. Some types of tax-exempt entities, including voluntary employee benefit associations and entities that have borrowed funds to acquire their shares of our common stock, may be required to treat a portion of or all of the dividends they may receive from us as unrelated business taxable income. Finally, we may invest in equity securities of other REITs and it is possible that we might receive excess inclusion income from those investments. See “U.S. Federal Income Tax Considerations—Taxable Mortgage Pool Rules.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains certain forward-looking statements. Forward-looking statements are those which are not historical in nature. They can often be identified by their inclusion of words such as “will,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions. Any projection of revenues, earnings or losses, capital expenditures, distributions, capital structure or other financial terms is a forward-looking statement.
     Our forward-looking statements are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to us. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us, that might cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from expectations are:
•	our limited operating history;

•	your inability to review the assets that we will acquire with the net proceeds of this offering;

•	changes in interest rates;

•	changes in the rate of construction in the markets in which we invest;

•	potential impacts of our leveraging policies on our net income and cash available for distribution;

•	our board’s ability to change our operating policies and strategies without notice to you or stockholder approval;

•	our Advisor’s motivation to recommend riskier investments in an effort to maximize its incentive compensation under the advisory agreement; and

•	although we believe our proposed method of operations will be in conformity with the requirements for qualification as a REIT, we cannot assure you that we will continue to qualify as a REIT. Our failure to remain qualified as a REIT could have a material adverse effect on our performance and your investment.
     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described by our forward-looking events might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus.
     This prospectus contains market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

ESTIMATED USE OF PROCEEDS
     The table set forth below summarizes certain information relating to the anticipated use of offering proceeds by us, assuming that all of the shares in the offering are sold. These estimates and the figures set forth below represent our best estimate of intended sales results. If we sell all of the shares we are offering, we estimate that approximately 90% of the offering proceeds, or approximately $13.50 per share, will be used to make investments. The remainder of the offering proceeds will be used to pay offering expenses, including selling commissions and the marketing support fee. We are prohibited by NASD rules from incurring organization and offering expenses in excess of 15% of the proceeds of the offering. If $202.5 million is raised (which excludes amounts that may be raised under the DRIP), the estimated offering expenses of $21.4 million will constitute 10% of the offering proceeds. While the estimated use of proceeds set forth in the table below is believed to be reasonable, this table should be viewed only as an estimate of the use of proceeds that may be achieved. This is a “best efforts” offering for which there is no minimum offering amount. We are a blind pool REIT because the proceeds of the offering will be used to acquire unspecified mortgage loans and investors will not have an opportunity to evaluate the economic merits of any of the investments we make with the net proceeds of this offering.

	Maximum Offering (1)
	Amount	Percent
OFFERING PROCEEDS TO THE COMPANY	$202,500,000	100.00%
Less:
Selling Commission to CMC Financial Services, Inc. (2)	$13,162,500	6.50%

Marketing Support Fee to CMC Financial Services, Inc. (3)	6,075,000	3.00%

Due Diligence Expense Reimbursement to CMC Financial Services, Inc. (4)	1,012,500	0.50%

Offering Expenses (5)	1,150,000	0.60%

NET PROCEEDS TO THE COMPANY(6)(7)	$181,100,000	89.43%

(1)	Excludes 1,500,000 shares of our common stock that may be sold pursuant to our DRIP.

(2)	A 6.5% sales commission will be paid for sales of common stock.

(3)	A 3.0% marketing support fee will be paid for sales of common stock.

(4)	Due diligence expenses relate only to those expenses incurred when the Dealer-Manager affirmatively discharges its responsibilities to ensure that all material facts pertaining to the offering are adequately and accurately disclosed in this prospectus. Only actual costs, and not profit margins, will be reimbursed. Expenses related to forms of entertainment will not be reimbursed.

(5)	Offering Expenses include legal, accounting, printing, escrow, filing, registration, qualification, and other expenses of the offering of the shares, including marketing and sales costs, but exclude the selling commissions, the marketing support fee and due diligence expense reimbursements. The offering expenses paid by us, together with the selling commissions, the marketing support fee and due diligence expense reimbursement incurred by us will not exceed 15% the proceeds raised in connection with this offering.

(6)	We do not anticipate paying any acquisition fees or expenses to an affiliate in connection with the acquisition of our investments. However, if we ever do pay acquisition fees or expenses to an affiliate, they will be reasonable and will not exceed an amount equal to 6% of the contract price of the property, or in the case of a mortgage loan, 6% of the funds advanced.

(7)	Offering proceeds designated for investments may also be used to repay debt borrowed in connection with such investments. Offering proceeds designated for investments temporarily may be invested in short-term, highly liquid investments with appropriate safety of principal.

DISTRIBUTION POLICY
General
     In order to continue to qualify as a REIT for U.S. federal income tax purposes, among other things, we must make distributions each taxable year (not including any return of capital for U.S. federal income tax purposes) equal to at least 90% of our REIT taxable income, although our board of directors, in its discretion, may increase that percentage as it deems appropriate. See “U.S. Federal Income Tax Considerations—Annual Distribution Requirements.” The declaration of distributions is within the discretion of our board of directors and depends upon our distributable funds, current and projected cash requirements, tax considerations and other factors. In fiscal 2004, we made aggregate distributions to our shareholders of $0.77 per share. For the nine months ended September 30, 2005, we made aggregate distributions of $0.84 per share to our stockholders. Set forth below are the cash distributions we have paid during each quarter and cash from operating activities. Sources of funds for distributions paid in the fourth quarter of 2004 and the first quarter of 2005 included proceeds from our initial equity offering.

			Cash From
Quarter	Cash Distributions Paid (1)		Operating Activities
Fourth Quarter, 2004	$89,061		$70,194
First Quarter, 2005	285,305		181,916
Second Quarter, 2005	540,481		2,836,548
Third Quarter, 2005	854,769		1,664,069
Fourth Quarter, 2005	871,806	(2)	(3)

(1)	Does not include distributions that were paid pursuant to our DRIP in shares of our common stock.

(2)	Represents cash distributions paid in October and November.

(3)	Not available as of the date of the filing.
Distributions
     We intend to continue to make regular distributions to our stockholders. Distributions will be made to those stockholders who are stockholders as of the record date selected by our directors. Our board of directors expects to continue to declare distributions on a monthly basis using the first day of the month as the record date. In order for an investor to receive a distribution, he or she must be a stockholder of record as of the record date. Therefore, newly admitted investors, or investors redeeming or transferring shares of common stock, will not receive a distribution for a record date as to which they are not considered a stockholder of record. We expect to continue to declare and pay distributions monthly. However, in the future, our board of directors, in its sole discretion, may determine to declare or pay distributions on another basis, such as quarterly.
     We are required to distribute annually at least 90% of our REIT income to maintain our objective of qualifying as a REIT. Generally, income distributed will not be taxable to us under U.S. federal income tax laws if we comply with the provisions relating to qualification as a REIT. If the cash available to us is insufficient to pay such distributions, we may obtain the necessary funds by borrowing funds, issuing new securities, or selling assets. These methods of obtaining funds could affect future distributions by increasing operating costs. To the extent that distributions to stockholders exceed earnings and profits, such amounts constitute a return of capital for U.S. federal income tax purposes, although such distributions might not reduce stockholders’ aggregate invested capital. Distributions in kind will not be permitted, except for distributions of readily marketable securities; distributions of beneficial interests in a liquidating trust established for the dissolution of our company and the liquidation of our assets in accordance with the terms of our articles of incorporation; or distributions of in-kind property as long as the directors (1) advise each stockholder of the risks associated with direct ownership of the property; (2) offer each stockholder the election of receiving in-kind property distributions; and (3) distribute in-kind property only to those stockholders who accept the directors’ offer.
     Distributions are made at the discretion of our directors, depending primarily on net cash from operations (which includes interest income from borrowers under mortgage loans, less expenses paid) and our general financial condition, subject to the obligation of our directors to use their best efforts to cause us to qualify and remain qualified as a REIT for U.S. federal income tax purposes. We intend to increase distributions in accordance with increases in net cash from operations.
SUMMARY OF REINVESTMENT PLAN
     We have adopted a DRIP pursuant to which stockholders may elect to have the full amount of their cash distributions from us reinvested in additional shares of our common stock. The following discussion summarizes the principal terms of the DRIP. The DRIP is attached to this prospectus as Appendix A.
General
     An independent agent (the Reinvestment Agent), which currently is Phoenix American Financial Services, acts on behalf of the participants in the DRIP. The Reinvestment Agent at all times will be registered or exempt from registration as a broker-dealer with the SEC and each state securities commission. At any time that we are engaged in an offering, including the offering described herein, the Reinvestment Agent will invest all distributions attributable to shares of our common stock owned by participants in shares of our common stock at the public offering price per share, which is currently $15.00 per share. At any time that we are not engaged in an offering, the price per share purchased pursuant to the DRIP shall be the fair market value of the shares, as determined by our board of directors in its sole discretion, based on quarterly appraisal updates of our assets until such time, if any, as listing of our common stock on a national securities exchange or traded in the over-the-counter market (Listing) occurs. All shares of common stock available for purchase under the DRIP either are registered pursuant to this prospectus or will be registered under the Securities Act through a separate prospectus relating solely to the DRIP. Until this offering has terminated, shares of common stock will be available for purchase out of the additional 1,500,000 shares registered with the SEC in connection with this offering. See “The Offering—Plan of Distribution.” After the offering has terminated, shares of common stock will be available from any additional shares of common stock which we elect to register with the SEC for the DRIP. The DRIP may be amended or supplemented by an agreement between the Reinvestment Agent and us at any time, including, but not limited to, an amendment to the DRIP to add a voluntary cash contribution feature or to substitute a new Reinvestment Agent to act as agent for the participants or to increase the administrative charge payable to the Reinvestment Agent, by mailing an appropriate notice at least 30 days prior to the effective date thereof to each Participant at his or her last address of record; provided, however, that any such amendment must be approved by a majority of the independent directors. Such amendment or supplement shall be deemed conclusively accepted by each Participant except those participants from whom we receive written notice of termination prior to the effective date thereof.
     Stockholders who have received a copy of this prospectus and participate in this offering can elect to participate in and purchase shares through the DRIP at any time and would not need to receive a separate prospectus relating solely to the DRIP. A person who becomes a stockholder otherwise than by participating in this offering may purchase shares of our common stock through the DRIP only after such person receives the current prospectus, updated as required.
     Upon Listing, the shares to be acquired for the DRIP may be acquired either through the public market or directly from us pursuant to a registration statement relating to the DRIP, in either case at a per-share price equal to the then-prevailing market price on the national securities exchange or over-the-counter market on which the shares are listed at the date of purchase. In the event that, after Listing occurs, the Reinvestment Agent purchases shares on a national securities exchange or over-the-counter market through a registered broker-dealer, the amount to be reinvested shall be reduced by any brokerage commissions charged by such registered broker-dealer. In the event that such registered broker-dealer charges reduced brokerage commissions, additional funds in the amount of any such reduction shall be left available for the purchase of shares. We are unable to predict the effect which such a proposed Listing would have on the price of the shares acquired through the DRIP.
Investment of Distributions
     Distributions will be used by the Reinvestment Agent, promptly following the payment date with respect to such distributions, to purchase shares of our common stock on behalf of the participants from us. All such distributions shall be invested in shares within 30 days after such payment date. Any distributions not so invested will be returned to participants.

     Participants will not have the option to make voluntary contributions to the DRIP to purchase shares in excess of the amount of shares that can be purchased with their distributions. Our board of directors reserves the right, however, to amend the DRIP in the future to permit voluntary contributions to the DRIP by participants, to the extent consistent with our objective of qualifying as a REIT.
Participant Accounts, Fees and Allocation of Shares
     For each participant, the Reinvestment Agent maintains a record which reflects for each fiscal quarter the distributions received by the Reinvestment Agent on behalf of such participant. We are responsible for all administrative charges and expenses charged by the Reinvestment Agent. Any interest earned on such distributions will be paid to us to defray certain costs relating to the DRIP.
     The Reinvestment Agent uses the aggregate amount of distributions to all participants for each fiscal quarter to purchase shares of our common stock for the participants. If the aggregate amount of distributions to participants exceeds the amount required to purchase all shares then available for purchase, the Reinvestment Agent will purchase all available shares and will return all remaining distributions to the participants within 30 days after the date shares are purchased. The purchased shares are allocated among the participants based on the portion of the aggregate distributions received by the Reinvestment Agent on behalf of each participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the shares purchased pursuant to the DRIP is reflected on our books.
     Subject to the provisions of our articles of incorporation relating to certain restrictions on and the effective dates of transfer, shares acquired pursuant to the DRIP will entitle the participant to the same rights and to be treated in the same manner as those purchased by the participants in the offering. See “The Offering—Plan of Distribution.”
     The allocation of shares among participants may result in the ownership of fractional shares, computed to four decimal places.
Reports to Participants
     Within 60 days after the end of each fiscal quarter, the Reinvestment Agent mails to each participant a statement of account describing, as to such participant, the distributions reinvested during the quarter, the number of shares purchased during the quarter, the per share purchase price for such shares, the total administrative charge paid by us on behalf of each participant, and the total number of shares purchased on behalf of the participant pursuant to the DRIP. If we are not engaged in an offering and until such time, if any, as Listing occurs, the statement of account also will report the most recent fair market value of the shares, determined as described above.
     Tax information for income earned on shares under the DRIP will be sent to each participant by us or the Reinvestment Agent at least annually.
Election to Participate or Terminate Participation
     Investors who purchase shares in this offering may become participants in the DRIP by making a written election to participate on their Subscription Agreements at the time they subscribe for shares. Any other stockholder who receives a copy of this prospectus or a separate prospectus relating solely to the DRIP and who has not previously elected to participate in the DRIP may so elect at any time by written notice to our board of directors of such stockholder’s desire to participate in the DRIP. Participation in the DRIP will commence with the next distribution made after receipt of the participant’s notice, provided it is received at least 10 days prior to the record date for such distribution. Subject to the preceding sentence, the election to participate in the DRIP will apply to all distributions attributable to the fiscal quarter in which the stockholder’s election is effective and to all fiscal quarters thereafter, whether made (1) upon subscription or subsequently for stockholders who participate in this offering or (2) upon receipt of a current prospectus or a separate prospectus relating solely to the DRIP for stockholders who do not participate in this offering. Participants will be able to terminate their participation in the DRIP at any time without penalty by delivering written notice to our board of directors ten business days before the end of a fiscal quarter.

     A participant who chooses to terminate participation in the DRIP must terminate his or her entire participation in the DRIP and will not be allowed to terminate in part. If a participant terminates his or her participation, the Reinvestment Agent will send him or her a check in payment for the amount of any distributions in the participant’s account that have not been reinvested in shares of our common stock, and our record books will be revised to reflect the ownership records of his or her full shares and the value of any fractional shares standing to the credit of a participant’s account based on the market price of the shares. There are no fees associated with a participant’s terminating his or her interest in the DRIP. A participant in the DRIP who terminates his or her interest in the DRIP will be allowed to participate in the DRIP again upon receipt of the then current version of this prospectus or a separate current prospectus relating solely to the DRIP, by notifying the Reinvestment Agent and completing any required forms.
U.S. Federal Income Tax Considerations
     Stockholders subject to federal taxation who elect to participate in the DRIP will incur a tax liability for distributions allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions held pursuant to the DRIP. Specifically, stockholders will be treated as if they have received the distribution from us and then applied such distribution to purchase shares in the DRIP. A stockholder designating a distribution for reinvestment will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend. To the extent that we have designated all or a portion of the distribution as a capital gain dividend, such designated portion of the distribution should be taxed as long-term capital gain to the stockholder.
Amendments and Termination
     We reserve the right to renew, extend, or amend any aspect of the DRIP without the consent of stockholders, provided that notice of the amendment is sent to participants at least 30 days prior to the effective date thereof. We also reserve the right to terminate the DRIP for any reason, at any time, by 10 days prior written notice of termination to all participants.
SHARE REPURCHASE PLAN
     Because there is currently no public secondary market for our common stock and it is anticipated that there will be no secondary market for our common stock for the foreseeable future during or after the Offering until the common stock is listed, and in order to provide liquidity in respect of an investment in our common stock, we have adopted a share repurchase plan (the “Repurchase Plan”). Pursuant to the terms of the Repurchase Plan, a stockholder who has held common stock for more than one year may, with appropriate notice to the reinvestment agent, present all or any portion of his or her common stock to us for repurchase. All repurchases will be effected through a reinvestment agent that will be a registered broker-dealer.
     We may, at our option, repurchase the common stock presented for cash to the extent we have sufficient available proceeds from our DRIP to do so. For purposes of funding the Repurchase Plan, all proceeds from the DRIP for the applicable calendar quarter will be used by the reinvestment agent on our behalf to repurchase shares of our common stock pursuant to the terms of the Repurchase Plan. In addition, we may, at our discretion, use up to $100,000 per calendar quarter of the proceeds of the Offering for repurchases under the Repurchase Plan. However, at no time during any consecutive 12-month period would the number of shares repurchased by us under the Repurchase Plan exceed 5% of the number of outstanding shares of our common stock at the beginning of that 12-month period.
     We will repurchase our common stock at the end of the calendar quarter in which the shares are presented, provided that the requisite repurchase documents from stockholders are received by the reinvestment agent at least one month prior to the end of the applicable calendar quarter. All recordkeeping and other administrative functions required to be performed in connection with the Repurchase Plan will be performed by the reinvestment agent.
     Our Repurchase Plan is available only for stockholders who purchase their shares directly from us or certain transferees and is not intended to provide liquidity to any stockholder who acquired his shares by purchase from another stockholder. In connection with a request for redemption, the stockholder or his or her estate, heir or beneficiary will be required to certify to us that the stockholder either (i) acquired the shares to be repurchased directly from us or (ii) acquired such shares from the original subscriber by way of a bona fide gift not for value to, or for the benefit of, a member of the subscriber’s immediate or extended family (including the subscriber’s spouse, parents, siblings, children or grandchildren and including relatives by marriage) or through a transfer to a custodian, trustee or other fiduciary for the account of the subscriber or members of the subscriber’s immediate or extended family in connection with an estate planning transaction, including by bequest or inheritance upon death or operation of law.
     We will engage a third-party to conduct a Uniform Commercial Code (the “UCC ”) search to ensure that no liens or encumbrances are held against the shares presented for redemption. We will deduct $100 from the proceeds of the repurchase to cover our costs for this search. Shares that are not subject to liens or encumbrances will be eligible for redemption following the completion of the UCC search. We will not redeem shares that are subject to liens or other encumbrances until the stockholder presents evidence that such liens or encumbrances have been removed.
     In the event the proceeds from the Reinvestment Plan plus the amount of available funds from the Offering exceed the amount needed to repurchase the common stock for which repurchase requests have been submitted, we are permitted to carry any excess amount over to the next succeeding calendar quarter for use in addition to the amount of proceeds from the DRIP and available funds from the Offering otherwise available for repurchases during that calendar quarter.
     In the event the amount of the proceeds from the DRIP is insufficient to repurchase all of the common stock for which repurchase requests have been submitted, we plan to repurchase the stock on a pro rata basis at the end of each quarter. A stockholder whose entire request is not honored, due to insufficient available funds in that quarter, can ask that the request to repurchase the shares be honored at such time, if any, as there are sufficient available funds. In that case, the repurchase request will be retained on our behalf and those shares will be repurchased, again on a pro rata basis, at the end of the next quarter. Alternatively, a stockholder whose shares are not repurchased may withdraw his or her repurchase request. Stockholders will not relinquish to us their common stock until such time as we commit to repurchase the shares. We can make no guarantee that there will be sufficient funds to repurchase the common stock for which a repurchase request is received.
     The price at which we repurchase our shares of common stock will be determined by us. Shares of common stock that are presented to us for repurchase between one year and two years after the date of purchase (whether directly or through the DRIP) will be repurchased for a price of 90% of then fair market value, or the actual purchase price, whichever is less. Shares that are presented for repurchase between two years and three years after the date of purchase will be repurchased for a price of 95% of then fair market value, or the actual purchase price, whichever is less. Shares that are presented for repurchase after three years after the date of purchase will be purchased for the then fair market or the actual purchase price, whichever is less. During the Offering, the fair market value will be equal to the price paid for the shares offered in the Offering, which is $15.00 per share, or the purchase price of the shares, whichever is lower. During periods when we are not engaged in an offering, the fair market value of our common stock, for purposes of repurchase, will be based on periodic updates on the value of our assets in our portfolio, as our board of directors determines following review of and in reliance on our audited financial statements. Accordingly, the repurchase prices paid to stockholders for shares of common stock repurchased by us during periods when we are not engaged in an offering may vary over time. Our board of directors will announce any price adjustment and the time period of its effectiveness through the filing of a Form 8-K with the SEC describing the new terms and providing written notices of the new terms with the next dividend distribution.
     Our Repurchase Plan is only intended to provide interim liquidity for our stockholders until a secondary market develops for the shares. No such market presently exists, and we cannot assure you that any market for your shares will ever develop. Neither our Advisor, any member of our board of directors nor any of their affiliates will receive any fee on the repurchase of shares by us pursuant to the Repurchase Plan.
     Shares repurchased by us will be retired and will not be available for reissuance. The Repurchase Plan will terminate and we will not accept shares for repurchase in the event that common stock is listed on a securities exchange. Additionally, our board of directors may, in its discretion, amend or suspend the Repurchase Plan if it determines that to do so is in our best interest. If our board of directors amends or suspends the Repurchase Plan, we will provide stockholders with 30 days advance notice of such amendment or suspension.
          The foregoing provisions regarding the Repurchase Plan in no way limit our ability to repurchase shares from stockholders by any other legally available means for any reason that the Advisor, in its discretion, deems to be in our best interest.
LIMITED RIGHT OF REDEMPTION UPON DEATH OF A STOCKHOLDER
BY THE ESTATE OF THE STOCKHOLDER
          On March 15, June 15, September 15 and December 15 of each year commencing December 15, 2006, we will, upon the death of any registered owner of shares of common stock, redeem such shares held by such registered owner upon presentation of the documentation described below by such registered owner’s personal representative or surviving joint tenant(s). Our obligation to redeem the shares is subject to the following limitations:
•	We will only redeem shares with a total redemption price of $100,000 per owner, on a one-time basis. After some shares are presented for redemption, no additional shares may be presented.

•	In any one year, we will only redeem shares for an aggregate redemption price of $2,000,000.

•	The above annual redemption limitation is not cumulative. The difference, if any, between that year’s redemption limitation and the amount actually redeemed in such year will not be available for redemption in later years.

•	We will redeem shares only four times each year.

          To redeem the shares under these circumstances, our transfer agent must receive (1) written request for redemption in form satisfactory to the transfer agent, signed by the personal representative or surviving joint tenant(s) of the registered owner; (2) notice of the number of shares to be redeemed; (3) appropriate evidence of death and ownership of such shares at the time of death; and (4) appropriate evidence of the authority of such personal representative or surviving joint tenant(s) to sell the shares. In order for the shares of common stock to be eligible for the redemption on any of the dates listed above, such shares must be presented for redemption in full compliance with the provisions set forth above, at least one month prior to such dates and must be deemed acceptable by the transfer agent at least 10 days prior to the applicable redemption date. Any shares not redeemed in any period because of the aggregate limitations described above will be held for redemption in subsequent periods until redeemed. Any shares not redeemed in any period because of the individual limitations described above will not have a right of redemption other than as available to stockholders generally. Redemption requests will be prioritized on a first-come, first-served basis.
          Any redemption by us will be made in cash. The redemption price will be the price per share paid by the owner in the offering (plus accrued and unpaid dividends).
          The death of a person, who during his lifetime, was entitled to substantially all of the beneficial interest of ownership of the shares of common stock will be deemed the death of a registered owner, regardless of the registered owner, if such beneficial interest can be established to the satisfaction of the transfer agent. Such beneficial interest shall be deemed to exist in typical cases of street name or nominee ownership, ownership under the Uniform Transfers to Minors Act or similar statute, community property or other joint ownership arrangements between husband and wife, and certain other arrangements where one person has substantially all of the beneficial ownership interest in the shares of common stock during his lifetime. In the case of shares of common stock registered in the name of banks, trust companies or broker-dealers who are members of a national securities exchange or the NASD (“Qualified Institutions”), the redemption limitations described above apply to each beneficial owner of shares of common stock held by any Qualified Institution. In connection with the redemption request, each Qualified Institution must submit evidence, satisfactory to the transfer agent, that it holds the shares of common stock subject to request on behalf of such beneficial owner and must certify the aggregate amount of redemption requests made on behalf of such beneficial owner.

          Any redemption request may be withdrawn upon delivery of a written request for such withdrawal given to the transfer agent at least 10 days prior to payment for redemption of the shares by reason of the death of a beneficial owner. Any party withdrawing its redemption request may present such shares for redemption by following the procedures set forth above.
BUSINESS
General
     We were formed in December 2003 as a Maryland corporation to invest in loans made to owners and developers of real estate properties. Our strategy is to fund or acquire mortgage loans, finance these fundings and purchases through equity capital and use leverage in order to provide an attractive return on stockholders’ equity. Through this strategy, we seek to earn income, which is generated from the spread between the yield on our earning assets and our costs, including the interest cost of the funds we borrow. Our revenues are generated by interest payments made by borrowers on all loans that we either fund or acquire. We also originate loans through our indirect, wholly-owned subsidiary, Consolidated Mortgage LLC, which provides us additional revenues from origination and servicing fees. Effective October 5, 2005, Consolidated Mortgage became our indirect wholly-owned subsidiary.
     We commenced operations in August 2004 and at September 30, 2005 had $74.1 million in assets, of which $47.2 million consisted of mortgage loans. We are an externally managed REIT, with our operations being managed by our Advisor, Burton Management Company, Ltd. As of September 30, 2005, our investment portfolio consisted of 138 mortgage loans generally with a term of between 12-18 months; however, there is no limitation in our charter documents or asset acquisition policy on the term of the mortgage loans in our portfolio. When we are fully funded, we expect our portfolio to consist of the following types of mortgage loans:

•	Acquisition and development loans (approximately 50% of our portfolio);

•	Construction loans (approximately 45% of our portfolio); and

•	Commercial property and residential loans (approximately 5% of our portfolio).

     The percentages set forth above reflect our general portfolio expectations at the time we are fully funded. However, our intentions may change and we are not obligated to create a portfolio reflecting the above allocations. We do not have any limitations in our charter documents on the percentage of assets we will invest in acquisition and development loans, construction loans, and commercial property and residential loans.
     We have established a wholly-owned subsidiary, Desert Capital TRS, Inc., which has elected to be treated as a taxable REIT subsidiary (TRS), resulting in it being subject to taxation at regular C corporation rates. The TRS will invest in, among other things, assets which we could not directly own due to the asset ownership restrictions of the Internal Revenue Code. On November 10, 2004, Desert Capital and the TRS entered into an agreement to acquire Consolidated Mortgage. The acquisition was structured as an installment sale, and as of October 5, 2005, the TRS owned 100% of the equity of Consolidated Mortgage. See “Acquisition of Consolidated Mortgage.” Consolidated Mortgage was established in 1977 and originates loans for land, development and construction on residential and commercial properties. Mr. Parriott, our Chief Executive Officer, was the President of Consolidated Mortgage until December 2003, and was re-elected as President in October 2005.
Loan Portfolio
     As of September 30, 2005, Desert Capital had funded 259 loans with an aggregate principal amount of $80.8 million. Of these 259 loans, 70 were entirely funded by us and 189 were partially funded by us. This diversified investment strategy offers our stockholders the opportunity to invest in a pool of mortgages simultaneously, varying in borrowers, loan types and property. By spreading out investments, the rate of return is not solely tied to the performance of an individual loan. As of September 30, 2005, our portfolio was comprised of 83 acquisition and development loans (70.5%), 55 construction loans (29.5%), and no commercial property loans or residential loans. The average interest rate payable on these loans is 12.49% and the average maturity date of the loans is 12 months. Because of the types of loans we fund (principally residential), our borrowers as a group are not materially impacted by the Americans with Disabilities Act.
Investment Strategy
     We believe there is a significant market opportunity to make mortgage loans to owners and developers of real property whose financing needs are not met by traditional mortgage lenders. The restrictive underwriting standards and length of time required by traditional mortgage lenders, such as commercial banks, results in some potential borrowers being unable to obtain such financing or unwilling to go through the time consuming process often required by traditional lenders. As a non-conventional lender, we are more willing to invest in mortgage loans on projects that conventional lenders might not deem to be creditworthy, including acquisitions of raw land or infrastructure development. Because of the increased risks associated with our loan types, borrowers are willing to pay us interest rates that are generally 500 to 700 basis points above the rates charged by conventional lenders. Our Advisor identifies loans originated by both affiliated and non-affiliated mortgage brokers, including Consolidated Mortgage, and solicits new borrowers in those states in which we are licensed to engage in such practice (currently Arizona, California, Nevada, New Mexico, Oregon and Utah). We may also purchase existing loans that were originated by third party lenders. Other than loans through our ownership of Consolidated Mortgage, we do not have any agreements with any sources from which we expect to acquire loans.
     We fund all or a portion of loans, or acquire loans, made to owners and developers of real estate properties, provided that the borrowers have sufficient equity in the underlying real estate and otherwise meet our lending criteria. Our lending criteria are primarily based on specific loan-to-value or loan-to-cost ratios relating to the type of loan being made, and we do not have any minimum net worth requirement for prospective borrowers. Each of our loans are full recourse to the assets of individual borrowers, and if a loan is made to an entity borrower, the loan is supported by full-recourse personal guarantees from the principals of the borrower. In addition, we require each prospective borrower and guarantor to provide our Advisor with tax returns and financial statements for the prior two years in order for us to evaluate the strength of the personal guarantees. Loans made with respect to income producing properties generally have debt service coverage of at least 1.25:1. Most of our loans are sub-prime, or non-investment grade, many of which are made to borrowers with limited credit histories.
     With respect to each loan that we fund, we loan the money directly to the borrower and enter into, or participate in, a master note, with all other lenders, if any, with respect to that financing. Occasionally, Consolidated Mortgage funds loans for a period of time until investors are identified. Therefore, we acquire loans from Consolidated Mortgage. The notes are secured by the real estate acquired or developed and constructed with the proceeds of the funding. We generate revenues from the payments of interest on those notes made directly to us by the borrower, and we receive no payments from Consolidated Mortgage. Consolidated Mortgage generates its income from origination fees and servicing fees paid by the borrower under the loans it identifies. Accordingly, we pay no fees to Consolidated Mortgage to fund all or a portion of any loan.
     Our business strategy is to provide financing or acquire loans made to acquirors and/or developers of real estate, mostly in the form of short-term, bridge loans, which necessitate underwriting standards that are less restrictive than traditional mortgage lenders and a loan approval process that is faster than traditional lenders. Substantially all of our investments are “balloon payment” loans, which are loans requiring the payment of all principal at the maturity of the loan. As of September 30, 2005, 100% of our portfolio consisted of these types of loans. Balloon payment loans are non-investment grade and, therefore, carry a high risk of default. Balloon payment loans are also riskier than amortizing loans because the borrower’s repayment depends on its ability to refinance the loan or sell the property.
     We anticipate that when we are fully funded up to 70% of our loan portfolio will consist of “interest-carry” loans, meaning we will provide the borrower with sufficient financing to enable it to make the interest payments during the term of the loan. As of September 30, 2005, 39.1% of our portfolio consisted of these types of loans. In many cases we make mortgage loans which are riskier than the mortgage loans made by commercial banks. However, in return we are receiving a higher interest rate on our investments than more traditional loans. We have instituted measures designed to mitigate the risks, such as imposing a lower loan-to-value ratio with respect to loans we determine to be more risky (thereby providing us with a larger equity cushion if real estate values decline). We intend to hold substantially all of our loans to maturity. We may, however, periodically sell certain loans, or our portion of any loans, if they no longer meet our investment criteria. As of September 30, 2005, we had not sold any of our investments. Consolidated Mortgage services our loans.
     We intend to diversify our mortgage loan portfolio by investing in the areas in which our Advisor’s management has experience, specifically Arizona, California, Nevada, Oregon, New Mexico and Utah. As of September 30, 2005, our investments were located in Nevada (92.6%) and Arizona (7.5%). We intend to expand our loan portfolio through implementing three strategies.
     First, we expect to benefit from our ownership relationship with Consolidated Mortgage. Consolidated Mortgage has been originating and servicing loans since 1977. Consolidated Mortgage has an investor pool consisting of approximately 4,000 investors, which provide the funds directly to the borrowers for loans originated by Consolidated Mortgage. Consolidated Mortgage identified and arranged for the financing of approximately $368 million in mortgage loans in 2004. Consolidated Mortgage negotiates all the principal terms of each of the loans it identifies, including term, collateral and interest rate. Consolidated Mortgage identifies mostly acquisition and development loans and construction loans, consisting exclusively of balloon-payment loans, with terms of between 12 and 18 months. During 2002, 2003 and 2004, the average term of the loans identified by Consolidated Mortgage was 12 months with the borrowers being eligible for two three-month extensions for an additional fee if the loans were not in default or delinquent at the end of the 12 month term. The average interest earned on the loans identified by Consolidated Mortgage in 2002, 2003 and 2004 was 12.88%, 12.70%, and 12.20% respectively. The default rates on loans identified by Consolidated Mortgage in 2002, 2003 and 2004 were 5.6%, 2.9%, and 0.27% respectively. Due to the short-term maturities of the loans identified by Consolidated Mortgage, substantially all of the defaults occur at maturity. As a result, the delinquency rates at the end of the original term of the loans have historically been less than 1% per year. There can be no assurance that the loans that we finance or acquire will bear the same interest rates or will have the same default rates.
     Second, our Advisor is expanding its relationship with real estate developers and mortgage lenders in Nevada, as well as elsewhere in the United States. Through these expanded relationships, we expect to identify additional mortgage funding and investment opportunities. We do not currently have any agreements with any sources of loan originations other than Consolidated Mortgage.
     Third, we are seeking opportunistic investments in second mortgages, meaning mortgages which are subordinated to first lien mortgages, provided the loan has an attractive loan-to-value ratio with the underlying real estate located in areas with which we have substantial familiarity. Our second mortgage investments are riskier because our rights are subject to the rights of the first mortgage lender. If defaults occur on superior encumbrances, we may lose our security interest in the property through foreclosure of the superior encumbrances and we may, in order to preserve our secured interest, have to pay the periodic installments due on the superior encumbrance in order to prevent foreclosure of the superior encumbrance. In some cases, we may be required to pay a superior encumbrance in its entirety. We could be required to make additional cash outlays for an indefinite period of time, including payment of court costs and attorney fees and other expenses incidental to protection investments. These expenses could have an adverse effect on our operating cash flow. The majority of the loans invested in by us are secured by a first deed of trust. Up to 25% of the loans invested in by us may be secured by second deeds of trust or by wraparound mortgages, and up to 5% of our loans may be secured by interests in leases. We will not invest more than 10% of our assets in loans on unimproved real property, which we define as real estate which is not currently being developed and as to which no development is planned to commence within a year, as opposed to loans we make for acquisition and development, which development is expected to commence immediately.
Financing Strategy
     We finance the acquisition of our mortgage loans with equity capital and borrowed funds. The amount of borrowing we employ will depend on, among other factors, the amount of our equity capital. Under our articles of incorporation, we may incur debt in an amount up to 300% of our net assets. After analyzing the then-applicable interest rate yield curves, we expect to finance with long-term borrowings from time to time. Our existing borrowings are, and we anticipate that any future borrowings we incur will be, collateralized, in whole or in part, by the loans on which we are the sole lender. The amount of borrowing we employ depends on, among other factors, the amount of our equity capital. We use leverage to attempt to increase potential returns to our stockholders. Pursuant to our capital and leverage policy, we seek to strike a balance between the under-utilization of leverage, which reduces potential returns to our stockholders, and the over-utilization of leverage, which increases risk by reducing our ability to meet our obligations to creditors during adverse market conditions.
Credit Facility
          In August 2004, we entered into a $5.0 million Revolving Loan and Security Agreement and a Promissory Note (together, the “Credit Facility”), which was subsequently increased to $15 million, with Beresford Bancorporation, Inc. Borrowings under the Credit Facility are secured by the our assets and borrowings up to $5.0 million bear interest at an annual rate equal to the 10-year Treasury Bill Rate plus 3%. Payments of interest must be made monthly, and the loan is due in full on February 1, 2006, or such later date as agreed to between us and Beresford. Borrowings under the Credit Facility are used to fund mortgage loans. As of September 30, 2005, there was $5.9 million outstanding under the Credit Facility and we were in full compliance with all covenants under the Credit Facility.
          We are actively pursuing and evaluating other borrowing opportunities as we continue to expand our operations in an effort to increase stockholders’ return.
Acquisition of Consolidated Mortgage
          On November 10, 2004, we, Desert Capital TRS and Second James Corporation entered into an agreement pursuant to which the TRS acquired Consolidated Mortgage. The transaction was structured as an installment sale pursuant to which the TRS acquired the outstanding equity securities of Consolidated Mortgage over time so as to comply with applicable Internal Revenue Code provisions. We expect to benefit from our ownership of Consolidated Mortgage in several ways. First, Consolidated Mortgage has been operating profitably for nearly 30 years. Approximately two-thirds of pre-tax net income generated by Consolidated Mortgage, primarily through loan origination fees, will flow through to us, and, therefore, will increase the revenue distributable to our stockholders. The other one-third of Consolidated Mortgage’s pre-tax net income is payable to ARJ Management, Inc., or ARJ. At the time we entered into the agreement to acquire Consolidated Mortgage, Consolidated Mortgage had a management agreement in place with ARJ, a company of which Todd Parriott is president and director, pursuant to which ARJ is paid a management fee equal to 33% of Consolidated Mortgage’s pre-tax net income. The fee is calculated and paid monthly. ARJ manages approximately $350 million of private investors’ funds. Our Advisor is in the process of negotiating the acquisition of this management agreement from ARJ. As of the date of this prospectus, the management agreement is in place and the management fee is continuing to be paid to ARJ. This acquisition is expected to strengthen our earnings and should benefit our dividend policy and increase stockholder value. The acquisition of Consolidated Mortgage provides our stockholders with the possibility for growth in the value of their shares. We paid 3.4 times earnings for Consolidated Mortgage, thereby creating the potential of up to a 40% return on investment. We considered Consolidated Mortgage’s current and future loan funding pipeline when determining the valuation. The annualized pre-tax net income of Consolidated Mortgage, after deducting the management fee, is approximately $5.7 million. This amount represents an approximately 41% return on the $13.5 million dollar purchase price paid for Consolidated Mortgage. Furthermore, as Consolidated Mortgage becomes more profitable, the value added to us through our ownership of Consolidated Mortgage will continue to increase exponentially. Through our ownership of Consolidated Mortgage, we also control the pipeline of different lending opportunities. This provides us with an inventory of loans to fund without competition or substantial cost. Additionally, to help better deploy our capital, we have the option to acquire all or part of existing loans originated by Consolidated Mortgage at no cost.
Our Investments
Mortgage Loans
     Substantially all of our investments are short-term (12-18 months), balloon mortgage loans with fixed interest rates. A substantial portion of these loans, which does not to exceed 70% of our investment portfolio, consists of interest-carry loans, meaning we provide the borrower with sufficient financing to enable it to make the interest payments during the term of the loan. All our loans are within our loan-to-value ratios set forth below. Our mortgage loans are originated by or purchased from various suppliers of mortgage loans throughout the United States, including savings and loans associations, banks, mortgage bankers and other mortgage lenders. To date, all of the mortgage loans which we have funded have been identified by Consolidated Mortgage pursuant to the strategic alliance agreement between us and Consolidated Mortgage, which gave us a right of first refusal to purchase certain mortgage loans originated by Consolidated Mortgage. This agreement terminated upon the consummation of our acquisition of Consolidated Mortgage on October 5, 2005. We also fund or acquire mortgage loans directly from originators and from entities holding mortgage loans originated by others. We do not currently have any contractual arrangement with any other mortgage originator. Our board of directors has not established any limits upon the geographic concentration of mortgage loans that we may acquire. However, our asset acquisition policy limits the amount and/or type of mortgage loans we may acquire.
     We primarily invest in mortgage loans that are secured by first or second mortgages on real property. These loans fall into the following categories: raw and unimproved land, acquisition and development, construction, commercial property and residential loans. No single mortgage loan exceeds 20% of our capital contributions. Additionally, mortgage loans in favor of any one borrower do not exceed 20% of capital raised. Less than 10% of the loans in our portfolio are insured by the FHA, the VA, or otherwise insured. All of the loans in our portfolio are either full recourse against all assets of individual borrowers, including the real estate being financed, or if the loan is made to an entity borrower, the loan is personally guaranteed, on a full recourse basis, by each of the principals of that entity.
     The development and/or construction loans we fund or acquire are initially fully funded, with the maximum borrowing capacity being established by an appraisal of the completed value of the property. Once the amount of credit has been established, the funds are placed into an account with a local, third party construction control company which monitors the progress of the construction process and releases the funds as certain thresholds are reached. The vendors, suppliers and subcontractors of the borrower submit invoices for services rendered or goods provided to the construction control company. Once the construction control company has confirmed the delivery of the goods or the satisfactory completion of the services, it receives a lien release from the billing party, and obtains approval from Consolidated Mortgage to pay the invoice. At no time does the borrower have direct access to the committed funds. Periodically throughout the development and/or construction process, we conduct an internal appraisal of the property to determine that the outstanding principal amount does not exceed the applicable loan-to-value ratio.
     Set forth below is a description of the types of loans in which we invest:
     Acquisition of Raw and Unimproved Land. Generally, we invest in loans for the acquisition of raw and unimproved land with a principal amount of up to 60% of the appraised value of the property.
     Acquisition of Development Loans. Development loans enable borrowers to complete the basic infrastructure and development of their property prior to the construction of buildings or residences. Such development may include installing utilities, sewers, water pipe, or streets. Generally, we invest in development loans with a principal amount of up to 65% of the appraised value of the property.
     Construction Loans. Construction property loans provide funds to allow commercial and residential developers to make improvements or renovations to the property in order to increase the net operating income of the property so that it can be sold or may qualify for institutional refinancing. Generally, we invest in construction loans with a principal amount of up to 75% of the appraised value of the property.
     Commercial Property Loans. Commercial property loans provide funds to allow commercial borrowers to make improvements or renovations to the property in order to increase the net operating income of the property so that it may qualify for institutional refinancing. Generally, we invest in commercial property loans with a principal amount of up to 75% of the appraised value of the property.
     Residential Loans. Residential loans facilitate the purchase or refinance of existing one to four family residential property units. Generally, we invest in residential loans with a principal amount of up to 75% of appraised value of the property.
     Participation. We participate in loans with other lenders in loans originated by Consolidated Mortgage, as permitted by our investment policies, by providing funds for or purchasing an undivided interest in a loan meeting our investment guidelines described above. We generally participate in loans when, for example:

•	we do not have sufficient funds to invest in an entire loan; or

•	an originated loan fits within our investment guidelines but would constitute more than 20% of our anticipated capital contribution or otherwise be disproportionately large given our then existing portfolio.
     We also participate in loans not originated by Consolidated Mortgage that meet the requirements below if we acquire a controlling interest, alone or with any of our affiliates, in such participation. A controlling interest enables us to direct or cause the direction of the management and policies of such participation, which includes the authority to:
•	review all material contracts;

•	cause a sale of the loan or our interest therein subject in certain cases to limitations imposed by the participation agreement between the parties;

•	approve budgets and major capital expenditures, subject to a stated minimum amount;

•	veto any sale of a loan, or alternatively, to receive a specified preference on sale or proceeds; and

•	exercise a right of first refusal on any desired sale by a participant of its interest in a loan except for transfer to its affiliate.
     In the event of participation with an affiliate, the investment objectives of the participant are substantially identical. There are no duplicate fees. The compensation to the sponsors must be substantially identical, and the investment of each participant must be on substantially the same terms and conditions. Each participant has a right of first refusal to buy the other’s interest if the co-participant decides to sell its interest.
     We do not participate in joint ventures or partnerships with affiliates that are not publicly registered except as permitted by NASAA Guidelines.
     We do not give Consolidated Mortgage or any of its affiliates any consideration similar to rebates or give-backs or enter into reciprocal arrangements with Consolidated Mortgage or its affiliates that might be entered into in lieu of participations.
Balloon Payment
     Substantially all of the loans we invest in or purchase require the borrower to make a “balloon payment” of the principal amount upon maturity of the loan. Balloon payment loans do no generate principal repayments to us through borrower monthly repayment. Borrowers are required to make monthly interest payments to us. We anticipate that up to 70% of our loan portfolio will continue to consist of “interest-carry” loans, meaning we will provide the borrower with sufficient financing to enable it to make the interest payments. Most of these loans are sub-prime, or non-investment grade loans, frequently made to borrowers with limited credit histories. We require full recourse to the assets of individual borrowers, and if the loan is made to an entity borrower, the loan is supported by full-recourse personal guarantees from all principals of the borrower. Our Advisor requires two years of tax returns and financial statements to assess the quality of the guarantee. The Advisor also requires a current credit report from at least one major credit reporting agency. However, a substantial period of time may elapse between the review of the credit report and financial statements of the borrower and the due date of the balloon payment. Therefore, there is no assurance that a borrower or, if applicable, any guarantor will have sufficient resources to make a balloon payment when due. To the extent that a borrower has an obligation to pay mortgage loan principal in a large lump sum payment, its ability to repay the loan may be dependent upon its ability to sell the property, obtain suitable refinancing or otherwise raise a substantial amount of cash. As a result, these loans involve a higher risk of default than loans where the principal is paid at the same time as the interest payments.
Collateral

     The types of collateral that secure the loans funded by us include a first deed of trust, a second deed of trust or a leasehold interest. All real estate collateral underlying the mortgage loans we fund are appraised by an independent third party. While we do not intend to acquire real estate assets directly, from time to time, we are required to foreclose on the real estate serving as collateral for a mortgage loan. Upon the sale of any of our properties by our Advisor or any affiliate of our Advisor, we pay sales commissions to any of such persons in amounts no greater than the lesser of the Competitive Real Estate Commission or an amount equal to 6% of the contractual sales price.
     First Deed of Trust. The majority of the loans invested in by us are secured by a first deed of trust (89.1% at September 30, 2005). Thus, the applicable lender will have rights as a first mortgage lender of the collateralized property.
     Second Deed of Trust. Up to 25% (10.9 % at September 30, 2005) of the loans invested in by us consist of second mortgage loans and wraparound mortgage loans. In a second mortgage loan, the rights of the lender (such as the right to receive payment on foreclosure) is subject to the rights of the first mortgage lender. In a wraparound loan, the lender’s rights are comparably subject to the rights of a first mortgage lender, but the aggregate indebtedness evidenced by the loan documentation will be the first mortgage loan plus the new funds the lender invests. The lender receives all payments from the borrower and forwards to the senior lender its portion of the payments the lender receives.
     Leasehold Interest. Up to 5% (none at September 30, 2005) of the loans invested in by us may be in loans where the collateral is an interest in a lease.
Prepayment Penalties and Exit Fees
     None of the loans we have invested in contain prepayment penalties or exit fees. Because of the short-term nature of the loans we acquire and the available pools of additional investors through Consolidated Mortgage, we do not have a substantial prepayment risk.
Escrow Conditions
     We fund our loans for the acquisition of a property though an escrow account held by a title insurance company, subject to the following conditions:
•	Borrowers must obtain title insurance coverage for all loans, with the title insurance policy naming us as the insured, and providing title insurance in an amount at least equal to the principal amount of the loan. Title insurance insures only the validity and priority of our deed of trust, and does not insure us against loss by other causes, such as diminution in the value of the property.

•	Borrowers must obtain fire and casualty insurance for all loans secured by improved real property, naming us as loss payee in an amount sufficient to cover the replacement cost of improvements.

•	All insurance policies, notes, deeds of trust or mortgages, escrow agreements, and any other loan documents for a particular transaction will name us as payee and beneficiary.
Repayment of Mortgages on Sales of Properties
     We may require a borrower to repay a mortgage loan upon the sale of the mortgaged property rather than allow the buyer to assume the existing loan. We require repayment if we determine that repayment appears to be advantageous to us based upon then-current interest rates, the length of time that the loan has been held by us, the creditworthiness of the buyer and our objectives. We invest our net proceeds from any capital transaction in new mortgage loans, hold the net proceeds as cash or distribute them to the stockholders. For these purposes, net proceeds also include the principal of a loan deemed to be repaid for tax purposes as a result of the nature of a loan modification or loan extension. Capital transactions include payments of principal, foreclosures and prepayments of mortgages, to the extent classified as a return of capital under the Internal Revenue Code, and any other disposition of a mortgage or property.
Underwriting Criteria

     Our Advisor continuously evaluates prospective investments, selects the mortgages in which we invest and makes all investment decisions on our behalf in its sole discretion, unless the advisory agreement provides otherwise. Stockholders are not entitled to act on any proposed investment. We have not established any net worth minimums for our borrowers, and we frequently invest in sub-prime, or non-investment grade, loans, which may be made to borrowers with limited credit histories. We only finance all or any portion of a loan, whether identified by Consolidated Mortgage or another entity, if that loan meets our investment guidelines described below, with particular emphasis being placed on the loan-to-value or loan-to-cost ratios. Each loan in our portfolio is either full recourse against all assets of individual borrowers, including the real estate being financed, or if the loan is made to an entity borrower the loan will be personally guaranteed, on a full recourse basis against all assets of the guarantor, by each of the principals of that entity. A credit report is required for each applicant from at least one credit reporting company. In addition, we require that each prospective borrower and guarantor provide our Advisor with tax returns and financial statements for the prior two years. In evaluating prospective mortgage loan investments, our Advisor considers such factors as the following:
•	the ratio of the amount of the investment to the value of the property by which it is secured, which will not exceed the amounts set forth under the caption “Loan-to-Value-Ratio” set forth below;

•	the potential for capital appreciation or depreciation of the property securing the investment;

•	expected levels of rental and occupancy rates for income-producing properties; we generally expect the loan to have a debt service coverage of 1.25, which is typically achieved if the property has at least a 60% occupancy rate; however, we will not lend to any income producing property that does not have sufficient occupancy to meet the applicable debt service requirements;

•	potential for rental increase (if applicable);

•	current and projected revenues from the property;

•	the status and condition of the record title of the property securing the investment; and

•	geographic location of the property securing the investment to the extent it impacts the appraisal, although we have no geographic limitations on the lending opportunities we will consider.
     When selecting mortgage loans for us, our Advisor adheres to the following guidelines, which are intended to control the quality of the collateral given for our loans:
     1. Priority of Mortgages. We anticipate that we will continue investing 75% of our assets in loans secured by first mortgages. Our second mortgage investments are not junior to more than one other mortgage. The only subordinated mortgages we invest in are second mortgages, although in the future we may invest in wraparound or all-inclusive mortgages. We have not and will not invest more than 25% of our assets in second mortgages, wraparound or all-inclusive mortgages.
     2. Loan-to-Value Ratio. The amounts of our loans combined with the outstanding debt secured by a senior mortgage on a security property generally do not exceed the following percentage of the appraised value of the security property:

Type of Secured Property	Loan-to-Value Ratio
Residential	80%
Raw and unimproved land	60%
Commercial property	75%
Property under development	65%	(of anticipated post-development value)
Leasehold interest	75%	(of value of leasehold interest)
Construction loan	75%	(of anticipated post-development value)
     We may acquire a loan which may have a higher loan-to-value ratio if a given loan is supported by credit adequate to justify such higher ratio, including personal guarantees. Subject to the REIT requirements of the Internal Revenue Code, occasionally our collateral may include personal property as well as real property. We do not have specific requirements with respect to the projected income or occupancy levels of a property securing our investment in a particular loan. These loan-to-value ratios do not apply to financing offered by us to the purchaser of any real estate acquired through foreclosure, or to refinance an existing development or construction loan that is in default when it matures. In those cases, we are free to accept any reasonable financing terms we deem to be in our best interest. Nevertheless, in no event does the loan-to-value ratio on any loan exceed 80% of the independently appraised completed value of the property. See “Our Investments — Mortgage Loans.” The target loan-to-value ratio for our loan portfolio as a whole is approximately 70%. At September 30, 2005, the ratio was 68%. The loan-to-value for a second lien mortgage (plus the outstanding first lien debt) may not exceed 85% of this appraised value of the property, unless substantial justification exists because of the presence of other underwriting criteria.
     We receive an independent appraisal for each property as security for our investment. No appraisal may be dated more than 12 months prior to the funding date of the loan. Copies of these appraisals are available for your review at our offices for a period of five years. Our Advisor ensures that all mortgage companies that originate and manage our loans retain appraisers who are licensed or qualified as independent appraisers and be certified by or hold designations from one or more nationally recognized organizations.
Industry Trends
     We believe the U.S. mortgage market is continuing to evolve, resulting in the shift of investment capital and mortgage assets out of traditional lending and savings institutions and into the development and growth of new forms of mortgage banking and mortgage investment firms, including those that qualify as REITs under the Internal Revenue Code. We believe that traditional mortgage investment companies, such as banks, thrifts and insurance companies, provide less attractive investment structures for investing in mortgage loans because of the costs associated with regulation, infrastructure, and corporate level taxation.
     As a REIT, we can generally pass through earnings to stockholders without incurring an entity-level U.S. federal income tax, thereby allowing us to pay higher dividends than institutions with similar investments that are subject to U.S. federal income tax on their earnings. In addition, federal tax laws provide REITs with greater flexibility to manage and hedge their floating rate liabilities.
Regulation
     Consolidated Mortgage, as an originator of loans, is regulated as a mortgage company and, therefore, is subject to extensive regulation by federal, state and local laws and governmental authorities. Consolidated Mortgage conducts its real estate mortgage business under a license issued by the State of Nevada Mortgage Lending Division. Under applicable Nevada law, the division has broad discretionary authority over Consolidated Mortgage’s activities, including the authority to conduct periodic regulatory audits of all aspects of its operations. Consolidated Mortgage is also licensed to conduct its real estate mortgage business in Arizona, California, New Mexico, Oregon and Utah.
     We are subject to the Equal Credit Opportunity Act 1974, which prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age or marital status, and the Fair Credit Reporting Act of 1970, which requires lenders to supply applicants with the name and address of the reporting agency if the applicant is denied credit. We are also subject to various other federal and state securities laws regulating the issuance and sale of securities, as well as ERISA.
     Should we not adhere to these regulations, we could face potential disciplinary or other civil action that could have a material adverse effect on our business.
Competition
     As we seek investments in mortgage loans, we compete with a variety of institutional lenders, including other REITs, insurance companies, mutual funds, hedge funds, pension funds, investment banking firms, banks and other financial institutions that invest in the same types of assets. Many of these investors have greater financial resources and access to lower costs of capital than we do. No particular competitor dominates the market. For the past few years, the institutional lenders have not been as active in the commercial mortgage market as in prior years. Recently, however, many major institutional lenders have re-entered the commercial mortgage market due to a stronger economy, stabilized or increased property values and leasing rates, and the decrease in demand for residential loans. As a result, we anticipate competition for investment in mortgages secured by commercial properties, which creates pressure on lenders to lower interest rates. Consequently, we may not be able to obtain as high interest rates on mortgage loans as we would otherwise obtain, which would affect our revenues and the distributions to our shareholders.
Website Access to Our Periodic SEC Reports
     The Internet address of our corporate website is www.desertcapitalreit.com. We make our periodic SEC reports (on Forms 10-K and 10-Q) and current reports (on Form 8-K), as well as the beneficial ownership reports filed by our directors, officers and 10% stockholders (on Forms 3, 4 and 5) available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. The information on our website is not a part of this prospectus.
     Materials we file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website at www.sec.gov that contains our reports, proxy and information statements, and other information regarding our company that we will file electronically with the SEC.
OUR OPERATING POLICIES AND INVESTMENT POLICIES
General
     Our primary investment objective is to obtain current income through the receipt of payments on our mortgage loans while (1) making regular cash distributions; (2) preserving, protecting, and enhancing our assets; (3) continuing to qualify as a REIT for U.S. federal income tax purposes; and (4) providing our stockholders with liquidity of their investment, either in whole or in part, by December 31, 2011, through (a) Listing of our common stock on a national exchange or over-the-counter market, or (b) if Listing does not occur by December 31, 2011, the commencement of the orderly liquidation of our assets, outside the ordinary course of business and consistent with our objective of qualifying as a REIT, and distribution of the proceeds thereof, unless our stockholders elect otherwise. The sheltering from tax of income from other sources is not one of our objectives. If we are successful in achieving our investment and operating objectives, our stockholders (other than certain tax-exempt entities) are likely to recognize taxable income in each year. While there is no order of priority intended in the listing of our objectives, stockholders should realize that our ability to meet these objectives may be severely handicapped by any lack of diversification of our investments and the lack of investment capital.
     We intend to meet our objectives primarily through our investment policies by purchasing all or a portion of mortgage loans, which loans are and will be secured by liens on real property, as well as, from time to time, other assets described in this prospectus. Our board of directors has established the following four primary operating policies to implement our business strategies:
•	asset acquisition policy;

•	capital/liquidity and leverage policies;

•	credit risk management policy; and

•	asset/liability management policy.
Asset Acquisition Policy
     Our asset acquisition policy provides guidelines for acquiring investments in order to maintain compliance with our overall investment strategy, which is to acquire a portfolio of investments that consists of mortgage loans and other short-term investments. We expect to continue to acquire only those mortgage loans which we believe our Advisor has the necessary expertise to evaluate and manage, which we can readily finance, and which are consistent with our overall investment strategy and our asset acquisition policy. Generally, we hold our mortgage loans until maturity. Therefore, we generally do not seek to acquire assets with investment returns that are attractive only in a limited range of scenarios.
     The mortgage loans that we will either fund or acquire will continue to consist primarily of first lien loans described under the caption “Business—Our Investments.”
Capital/Liquidity and Leverage Policies
     We employ a leverage strategy to increase our investment assets by borrowing against existing assets and using the proceeds to acquire additional assets. We generally seek to borrow between one to three times the amount of our equity, although our borrowings may vary from time to time depending on market conditions and other factors deemed relevant by our Advisor and our board of directors. We believe that this leaves an adequate capital base to protect against interest rate environments in which our borrowing costs might exceed our interest income from our assets. Our articles of incorporation limit the amount of aggregate indebtedness we may incur to 300% of our net assets.
     Depending on the different costs of borrowing funds at different maturities, we vary the maturities of our borrowed funds to attempt to produce lower borrowing costs. In general, our borrowings are short-term. We actively manage, on an aggregate basis, both the interest-rate indices and interest-rate adjustment periods of our borrowings against the interest-rate indices and interest-rate adjustment periods related to our assets.
     We finance our assets with our equity capital and through borrowings under lines of credit, term loans and other collateralized financings that we have established and will establish with approved institutional lenders, and we may employ long-term borrowings. See “Business — Financing Strategy” and “Business — Credit Facility.”
     We expect that some of our future credit agreements will require us to deposit additional collateral in the event the market value of existing collateral declines, which may require us to sell assets to reduce our borrowings. We have designed our liquidity management policy to maintain an adequate capital base sufficient to provide required liquidity to respond to the effects under our borrowing arrangements of interest rate movements as described above.
Credit Risk Management Policy
     We review credit risk associated with each of our potential investments. See “Business — Underwriting Criteria.” In addition, we are seeking to diversify our portfolio of assets to avoid undue geographic, insurer, industry and certain other types of concentration risk. We also attempt to reduce risk from sellers, borrowers and servicers by obtaining representations and warranties in the transaction documents with specific indemnity associated thereunder. Our Advisor monitors the overall portfolio risk in order to determine appropriate levels of provision for losses we may experience.
     We generally determine, at the time of purchase, whether or not an asset complies with our credit risk management policy guidelines, based upon the most recent information utilized by us. Such compliance is not expected to be affected by events subsequent to such purchase, such as changes in characterization, value or rating of any specific mortgage loans or economic conditions or events generally affecting any mortgage loans of the type held by us.
Asset/Liability Management Policy
     Interest Rate Risk Management. To the extent consistent with our election to qualify as a REIT, we will follow an interest rate risk management program intended to protect our portfolio of investments and related debt against the effects of major interest rate changes. Specifically, our interest rate management program is formulated with the intent to offset, to some extent, the potential adverse effects resulting from any rate adjustment limitations on our investments and the differences between interest rate adjustment indices and interest rate adjustment periods of our investments and related borrowings.
     Our interest rate risk management program encompasses a number of procedures, including the following:

•	monitoring and adjusting, if necessary, the interest rate sensitivity of our investments compared with the interest rate sensitivities of our borrowings;

•	attempting to structure our credit agreements to have a range of different maturities and interest rate adjustment periods; and

•	actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, and gross reset margins of the mortgages underlying our investments compared to the interest rate indices and adjustment periods of our borrowings.
As a result, we expect to be able to continue to adjust the average maturity/adjustment period of our borrowings on an ongoing basis by changing the mix of maturities and interest rate adjustment periods as borrowings mature or are renewed. Through the use of these procedures, we will attempt to reduce the risk of differences between interest rate adjustment periods of the mortgages underlying our investments and our related borrowings.
     We have not, and do not expect to, conduct hedging activities in connection with our portfolio management due to the short-term nature of our borrowings.
     Prepayment Risk Management. We do not have significant prepayment risks associated with our investment portfolio due to the short term (12-18 months) of most of our loans.
     Our investment objectives may not be changed without the approval of our stockholders owning a majority of the outstanding shares of our common stock. Our bylaws require the independent directors to review our investment policies at least annually to determine that the policies are in the best interests of our stockholders. The determination is set forth in the minutes of our board of directors along with the basis for the determination. Our directors (including a majority of the independent directors) have the right, without a stockholder vote, to alter our investment policies but only to the extent consistent with our investment objectives and investment limitations. See “Our Operating Policies and Investment Policies—Certain Investment Limitations” below.
Certain Investment Limitations
     In addition to other investment restrictions imposed by our board of directors from time to time, consistent with our objective of qualifying as a REIT, our articles of incorporation or our bylaws provide for the following limitations on our investments.
     1. Not more than 10% of our total assets may be invested in unimproved real property or mortgage loans on unimproved real property. For purposes of this paragraph, “unimproved real property” does not include any real property under construction, under contract for development or planned for development within one year.
     2. We may not invest in commodities or commodity future contracts.
     3. We may not invest in or make mortgage loans unless an appraisal is obtained concerning the underlying property. Mortgage indebtedness on any property may not exceed such property’s appraised value. In cases in which a majority of independent directors so determine, and in all cases in which the mortgage loan involves our Advisor, our directors, our officers or any of our affiliates, such appraisal must be obtained from an independent expert concerning the underlying property. Such appraisal will be maintained in our records for at least five years, and will be available for inspection and duplication by any stockholder. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or condition of the title must be obtained. We may not invest in real estate contracts of sale otherwise known as land sale contracts.
     4. We may not make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on that property, including our loans, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria. The appraisals that we rely upon must be dated within 12 months of the loan funding date. For purposes of this subsection, the “aggregate amount of all mortgage loans outstanding on the property, including our loans” will include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.
     5. We may not invest in indebtedness (Junior Debt) secured by a mortgage on real property which is subordinate to the lien or other indebtedness (Senior Debt), except where the amount of such Junior Debt, plus the outstanding amount of the Senior Debt, does not exceed 90% of the appraised value of such property, if after giving effect thereto, the value of all such investments of ours (as shown on our books in accordance with generally accepted accounting principles after all reasonable reserves but before provision for depreciation) would not then exceed 25% of our net assets. The value of all our investments in Junior Debt which does not meet these requirements is limited to 10% of our tangible assets (which is included within the 25% limitation).
     6. We may not engage in any short sale, or borrow on an unsecured basis, if such borrowing will result in asset coverage of less than 300%, except that such borrowing limitation shall not apply to a first mortgage trust. “Asset coverage,” for the purpose of this section, means the ratio which the value of our total assets, less all liabilities and indebtedness except indebtedness for unsecured borrowings, bears to the aggregate amount of all unsecured borrowings of such issuer.
     7. Under our articles of incorporation, we may not incur any indebtedness which would result in an aggregate amount of indebtedness in excess of 300% of our net assets.
     8. We may not make or invest in any mortgage loans that are subordinate to any mortgage, other indebtedness or equity interest of our Advisor, any of our officers, directors, or any of our affiliates.
     9. We will not invest in equity securities unless a majority of our directors (including a majority of independent directors) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable and determine that the transaction will not jeopardize our ability to qualify and remain qualified as a REIT. Investments in entities affiliated with our Advisor, one of our officers or directors, or any affiliates thereof, are subject to the restrictions on joint venture investments. In addition, we may not invest in any security of any entity holding investments or engaging in activities prohibited by our articles of incorporation. Notwithstanding the foregoing, we will not invest in equity securities for the purpose of exercising control over the issuer thereof.
     10. We will not issue (a) equity securities redeemable solely at the option of the holder; (b) debt securities unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known charges, is sufficient to service that higher level of debt properly; (c) shares of our common stock on a deferred payment basis or under similar arrangements; (d) non-voting or assessable securities; or (e) options, warrants, or similar evidences of a right to buy its securities (collectively, “Options”) unless (1) issued to all of our stockholders ratably, (2) as part of a financing arrangement, or (3) as part of a stock option plan available to our directors and officers, or the directors, officers and employees of our Advisor. Options may not be issued to our Advisor, our directors or any affiliate thereof except on the same terms as such Options are sold to the general public. Options may be issued to persons other than our Advisor, our directors or any affiliate thereof but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration that in the judgment of the independent directors has a market value less than the value of such Option on the date of grant. Options issuable to our Advisor, our directors or any affiliate thereof shall not exceed 10% of the outstanding shares on the date of grant.
     11. A majority of our directors must authorize the consideration to be paid for any real property acquired by us, based on the fair market value of the property. If a majority of the independent directors determine, or if the property is acquired from our Advisor, one of our officers or directors, or affiliates thereof, such fair market value shall be determined by a qualified independent real estate appraiser selected by the independent directors.
     12. We will not engage in underwriting or the agency distribution of securities issued by others or in trading, as compared to investment activities.
     13. We will not invest in real estate contracts of sale unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.

     14. We will not invest in any foreign currency or bullion or engage in short sales.
     15. We will not issue senior securities except notes to banks and other lenders and shares of preferred stock.
     16. We will not make loans to our Advisor or its affiliates, except (a) to our wholly-owned subsidiaries, or (b) mortgage loans to joint ventures (and joint ventures of our wholly-owned subsidiaries) in which the co-venturer is not our Advisor, one of our officers or directors or any affiliate of those persons or of ours (other than a wholly-owned subsidiary of ours).
     17. We may from time to time acquire loans that are then in default or the underlying real estate is in the process of foreclosure, so long as these investments are approved by our independent directors and are based on an appraisal of the underlying real estate demonstrating its value at least equals our applicable loan to value ratio with respect to such property. We may also advance funds to a borrower which is not performing under its existing loan or is otherwise delinquent in performing its obligations under its loan, based on the same criteria as relate to defaulted loans. Although we have this flexibility, we have never acquired loans that are in default or real estate in the process of foreclosure, and have no current plans to do so.
     18. We will not operate so as to be classified as an “investment company” under the Investment Company Act of 1940, as amended.
     19. We will offer our common stock only for cash. We may, however, from time to time, establish partnership subsidiaries for the purpose of effecting partnership interest exchanges with entities holding mortgage-based assets.
     20. We will not make any investment that we believe will be inconsistent with our objective of qualifying as a REIT.
     The foregoing limitations may not be modified or eliminated without the approval of the holders of a majority of our outstanding shares of our common stock.

SELECTED FINANCIAL DATA
     The following selected financial data as of and for the year ended December 31, 2004 and the nine months ended September 30, 2005 are derived from our financial statements. Our financial statements for the year ended December 31, 2004 were audited by Eide Bailly LLP, a registered public accounting firm and are included in this Registration Statement. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our financial statements and notes thereto.

	For the Period from	For the Nine
	Inception through	Months ended
	December 31, 2004	September 30, 2005
Interest Income	$458,697	$2,879,739
Net income (loss)	(13,176)	2,933,409
Net income (loss) per share
Basic and Diluted	(0.04)	0.78

	As of	As of
	December 31, 2004	September 30, 2005
Total assets	$23,555,354	$74,073,538
Total stockholders’ equity.	$16,782,988	$59,699,150
     We paid cash dividends per share of $0.225 on March 31, 2005, $0.30 per share on June 30, 2005, and $0.30 per share on September 30, 2005. All of the dividends we paid in 2004 are considered a return of investors’ capital. Of the dividends paid to date in 2005, 28% are considered a return of investors’ capital.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following analysis of our financial condition should be read in conjunction with our financial statements and the notes thereto and the other financial data included elsewhere in this prospectus.
General
     Desert Capital REIT, Inc. is a REIT headquartered in Henderson, Nevada. We are externally managed and were formed in December 2003 to invest in mortgage loans. We derive our revenues primarily from the receipt of interest payments under loans acquired with our equity capital and borrowed funds. Our principal business objective is to generate net income for distribution to our stockholders from the spread between interest income on our mortgage assets and the costs of financing the acquisition of these assets. We expect that this spread, net of operating expenses, will provide both operating capital and distributable income. Our business depends on our access to external sources of financing at a cost we can absorb while still generating an attractive risk-adjusted return on the loans we acquire using the proceeds of our financings. Our business also depends on our ability to locate suitable investments to keep our capital fully deployed at favorable rates.
     On October 5, 2005, we consummated the purchase of Consolidated Mortgage LLC through Desert Capital TRS, Inc., our wholly-owned subsidiary which has elected to be taxed as a taxable REIT subsidiary. Consolidated Mortgage generates origination and servicing fees on approximately $350 million in loans funded by its investor-clients. Due to the short-term nature of the loans originated by Consolidated Mortgage, the portfolio turns over every 12- to 18- months as loans are repaid and new loans are funded, thus generating recurring fee income. Historically, investors have generally reinvested their proceeds from loan repayments into new loans. We believe the acquisition of Consolidated Mortgage will enhance our ability to pay dividends because of the additional fee revenues generated by Consolidated Mortgage.
     We are organized and conduct our operations to qualify as a REIT for U.S. federal income tax purposes, thereby generally avoiding U.S. federal income taxes on our taxable income that we distribute to our stockholders. Certain portions of our operations are conducted through taxable REIT subsidiaries. Income generated from taxable REIT subsidiaries is subject to federal income taxes. Distributions made to stockholders from income that has previously been taxed will receive “qualified” dividend treatment and be taxable to the stockholders at the current 15% rate.
Public Offering of Equity Securities/Use of Proceeds
     Pursuant to a previous Registration Statement on Form S-11 under the Securities Act of 1933, as amended (the Prior Registration Statement), we are selling to the public on a “best efforts” basis up to 20,000,000 shares of our common stock at a price of $10 per share (the Prior Offering) and up to 2,000,000 additional shares pursuant to a DRIP under which our stockholders may elect to have dividends reinvested in additional shares at $10 per share. The Prior Registration Statement was declared effective by the SEC on July 16, 2004 and the Prior Offering commenced on July 22, 2004. When the Registration Statement of which this prospectus is a part is declared effective by the SEC, we will cease selling common stock under the Prior Registration Statement.
     As of September 30, 2005, we had sold approximately 6.8 million shares of our common stock for aggregate gross proceeds before offering costs and selling commissions of approximately $65.1 million. Of this amount, 20,000 shares or $200,000 of our common stock were sold to our Advisor.
     In connection with the Prior Offering, we incurred approximately $7.9 million of costs related to the issuance and distribution of the common stock through September 30, 2005. We will continue to incur similar costs in the future as additional shares are sold.
Critical Accounting Policies and Management Estimates
     Our financial statements are prepared in accordance with GAAP. The application of these accounting policies requires our management to make certain judgments and estimates that directly affect our financial reporting results. We consider the policies discussed below to be critical to an understanding of our financial statements. Specific risks for these critical accounting policies are described in the following paragraphs. In regard to these policies, we caution you that we have limited operating history and future events rarely develop exactly as forecasted, and the best estimates of our management will likely require adjustment. See “Note 2 – Summary of Significant Accounting Policies” to our financial statements for a more complete description of these policies.
Revenue Recognition
          Interest is accrued monthly on outstanding principal balances unless the collection of interest is uncertain. We generally consider the collection of interest to be uncertain when loans are contractually past due 90 days or more. Past due status is based on contractual terms of the loan. In all cases, loans are place on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.
          Loan brokerage fees are recognized as income upon funding of the loans. Service and other loan fees are recognized upon collection.
Loans
          We generally invest in 12- to 18-month mortgage loans to borrowers. Loans are stated at unpaid principal balances, less the allowance for loan losses. Ninety-three percent of the loan portfolio is represented by mortgage loans throughout Southern Nevada and the remaining 7% is represented by loans throughout Arizona. The ability of the Company’s borrowers to honor their contracts is dependent upon the real estate and general economic conditions these areas.
Allowance for Loan Losses
          The Company provides a loan allowance related to certain of our mortgage loans. Management monitors the delinquencies and defaults on the underlying mortgages and, if an impairment of the related mortgage security is deemed to be other than temporary, the carrying value of the related mortgage security is reduced to fair value. The loan loss provision is based on our assessment of numerous factors affecting our portfolio of mortgage assets including, but not limited to, current and projected economic conditions, delinquency status, credit losses to date on underlying mortgages and any remaining credit protection. Loan loss provision estimates are reviewed periodically and adjustments are reported in earnings when they become known.
Impairment Policy
          We have adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144). Impairment is measured on a loan-by-loan basis on the fair value of the related collateral since all loans subject to this measurement are collateral dependent. There were no impairment losses recognized for the nine months ended September 30, 2005.
Income Taxes
          We currently qualify, and intend at all times in the future to qualify, as a real estate investment trust (“REIT”) for federal income tax purposes, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations. Therefore, we generally are not subject to federal corporate income taxes to the extent of distributions if we distribute at least 90% of our taxable income to our stockholders. To qualify as a REIT, we must elect to be so treated and must meet on a continuing basis certain requirements relating to our organization, sources of income, nature of assets, and distribution of income to stockholders. We also maintain certain records and may request certain information from our stockholders designed to disclose actual ownership of our stock in order to maintain REIT status.
          In addition, we must satisfy certain gross income requirements annually and certain asset tests at the close of each quarter of its taxable year. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which it failed to qualify.
          Certain portions of our operations are conducted through taxable REIT subsidiaries. Income generated from taxable REIT subsidiaries is subject to federal income taxes. Distributions made to stockholders from income that has previously been taxed will receive “qualified” dividend treatment and be taxable to the stockholders at the current 15% rate. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Recent Accounting Developments
          In March 2004, the SEC released SAB 105, “Application of Accounting Principles to Loan Commitments,” providing guidance on how to account for a commitment to purchase a mortgage loan prior to funding the loan. SAB 105 requires that these commitments be recorded at fair value with changes in fair value recognized in current earnings and was intended to eliminate the diversity in industry practice that existed relating to the accounting for loan commitments. SAB 105 is effective for loan commitments entered into after March 31, 2004. We do not expect the interpretation to have a material effect on our financial condition or results of operations.
          In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” SOP 03-3 addresses the accounting for acquired impaired loans, which are loans that show evidence of having deteriorated in terms of credit quality since their origination. SOP 03-3 is effective for loans acquired after December 31, 2004. We do not expect the interpretation to have a material effect on our financial condition or results of operations.
          In June 2004, the FASB issued EITF 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF 03-01 requires an investor to determine when an investment is considered impaired, evaluate whether that impairment is other than temporary, and, if the impairment is other than temporary, recognize an impairment loss equal to the difference between the investment’s cost and its fair value. The guidance also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The impairment loss recognition and measurement guidance was to be applicable to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. In September 2004, the FASB proposed additional guidance related to debt securities that are impaired because of interest rate and/or sector spread increases, and delayed the effective date of EITF 03-01. We do not expect the interpretation to have a material effect on our financial condition or results of operations.
          In December 2004, the FASB published SFAS 123(R) entitled “Share-Based Payment.” It requires all public companies to report share-based compensation expense at the grant date fair value of the related share-based awards. We are required to adopt the provisions of the standard effective for periods beginning after June 15, 2005. We do not expect the interpretation to have a material effect on our financial condition or results of operations.
          In January 2003, the FASB issued FASB Interpretation (FIN) No. 46 “Consolidation of Variable Interest Entities.” FIN No. 46 requires a company to consolidate a variable interest entity (VIE) if the company has variable interests that give it a majority of the expected losses or a majority of the expected residual returns of the entity. Prior to FIN No. 46, VIEs were commonly referred to as SPEs. FIN No. 46 is effective immediately for VIEs created after January 31, 2003. We do not expect the interpretation to have a material effect on our financial condition or results of operations.
Results of Operations
     For the three month and nine months ended September 30, 2005, net income was $1,311,625 and $2,933,409 or $0.25 and $0.78 per weighted average share outstanding (basic and diluted) respectively. For the same periods in 2004 net income (loss) was ($71,979) and ($136,836) or ($0.30) or ($1.45) per weighted average share outstanding

(basic and diluted) respectively. The increase is primarily a result of an increase in equity capital and having loans outstanding for the entire period in 2005. Because we continue to raise equity through the Prior Offering, operating results for the three and nine months ended September 30, 2005 are not indicative of future operating results.
Comparison of the three months ended September 30, 2005 to the three months ended September 30, 2004
     Total interest income increased by $1,196,997 in 2005 ($1,261,554 in 2005 versus $64,557 in 2004). This increase resulted primarily from an increase in the average mortgage notes outstanding from $3,623,028 in 2004 to $38,370,078 in 2005. Non-interest income increased by $2,802,679 in 2005 ($2,802,679 in 2005 versus $0 in 2004). This increase resulted primarily from the fee revenue generated by the acquisition of Consolidated Mortgage.
     Interest expense increased by $276,027 in 2005 ($289,428 in 2005 versus 13,401 in 2004). This increase is primarily due to an increase in borrowings used to fund mortgage investments and to acquire an office building. Non-interest expense increased by $1,981,489 in 2005 ($2,100,035 in 2005 versus $118,546 in 2004). This increase is primarily a result of the acquisition of Consolidated Mortgage and the costs associated with its operations.
Comparison of the nine months ended September 30, 2005 to the nine months ended September 30, 2004
     Total interest income increased by $2,815,182 ($2,879,739 in 2005 versus $64,557 in 2004). This increase resulted primarily from an increase in the average mortgage notes outstanding from $1,207,676 in 2004 to $25,605,425 in 2005. Non-interest income increased by $9,653,561 in 2005 ($9,653,561 in 2005 versus $0 in 2004). This increase resulted primarily from the fee revenue generated by the acquisition of Consolidated Mortgage.
     Interest expense increased by $777,334 in 2005 ($790,735 in 2005 versus $13,401 in 2004). This increase is primarily due to an increase in borrowings used to fund mortgage investments and to acquire an office building. Non-interest expense increased by $6,437,629 in 2005 ($6,621,032 in 2005 versus $183,403 in 2004). This increase is primarily a result of the acquisition of Consolidated Mortgage and the costs associated with its operations.
Taxable Income
     REIT taxable net income is calculated according to the requirements of the Internal Revenue Code, rather than GAAP. The following table reconciles GAAP net income to REIT taxable net income for the nine months ended September 30, 2005 and for the year ended December 31, 2004:

	Nine Months	Year
	Ended	Ended
	September 30, 2005	December 31, 2004
GAAP net income (loss)	$2,933,409	$(13,176)
Adjustments to GAAP net income:	(677,529)	(34,554)

REIT taxable net income (loss)	$2,255,876	$(47,730)

          We believe that the presentation of our REIT taxable net income is useful to investors because it is directly related to the distributions we are required to make in order to retain our REIT status. There are limitations associated with REIT taxable net income. For example, this measure does not reflect net capital losses during the period and, thus, by itself is an incomplete measure of our financial performance over any period. As a result, our REIT taxable net income should be considered in addition to, and not as a substitute for, our GAAP-based net income as a measure of our financial performance.
Contractual Obligations and Commitments
     We have entered into an advisory agreement with our Advisor. See Note 10 to the financial statements for our fiscal year ended December 31, 2004 for significant terms of the advisory agreement.
     We do not have any contractual obligations in the categories of long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities reflected on our balance sheet prepared in accordance with GAAP.
     Desert Capital TRS, a wholly-owned subsidiary, entered into an agreement to acquire Consolidated Mortgage on November 10, 2004. The transaction was structured as an installment sale pursuant to which Desert Capital TRS acquired the outstanding equity securities of Consolidated Mortgage over time so as to comply with applicable Internal Revenue Code provisions. The initial closing of 25% of the outstanding equity of Consolidated Mortgage occurred on December 7, 2004, following the receipt by Desert Capital TRS of certain regulatory approvals from the State of Nevada. Subsequent closings occurred on January 1, 2005, April 1, 2005 and July 1, 2005. Desert Capital TRS completed the acquisition of all of the equity securities of Consolidated Mortgage on October 5, 2005. The purchase price paid by Desert Capital TRS for Consolidated Mortgage consists of $9 million in cash and 450,000 shares of Desert Capital’s common stock. The cash portion of this purchase price is being funded by a loan from us to Desert Capital TRS. Desert Capital TRS commenced operations in the fourth quarter of 2004 and generated $126,000 of revenue. For the nine months ended September 30, 2005, it generated $2.5 million of revenue. The federal income tax expense of $451,678 and $29,000 for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively, are entirely attributable to the TRS being taxed as a regular C corporation.
Off-Balance Sheet Arrangements
     Since inception, we have not maintained any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitment or intent to provide additional funding to any such entities. Accordingly, we are not materially exposed to any market, credit, liquidity or financing risk that could arise if we had engaged in such relationships.
Liquidity and Capital Resources
          At September 30, 2005, we had $5.6 million of cash to meet our immediate short-term liquidity requirements. We expect that future short-term liquidity requirements will be financed by net cash flow from operations and existing working capital. Operating cash flows are expected to increase as additional loans are added to our portfolio and as additional loans are originated and serviced. Cash and cash equivalents increased since December 31, 2004 principally as a result of the increase in net proceeds from the Prior Offering.
          We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, continuing debt service obligations, and the payment of dividends in the foreseeable future.
          We declared and paid cash dividends each month in 2005 which totaled $1.6 million and $3.2 million for the three and nine months ended September 30, 2005, respectively. In April 2005, our board of directors approved an increase in the monthly dividend to $0.10 per month which equates to an annual 12% dividend yield the current offering price of the Prior Offering of $10 per share. Dividends are determined by our board of directors and are dependent on a number of factors, including the amount of funds available for distribution, our financial condition, any decision by our board of directors to reinvest funds rather than to distribute the funds, the annual distribution required to meet REIT status under the Internal Revenue Code and other factors our board of directors may deem relevant.
     Cash Flows from Operating Activities. Net cash provided by operating activities for the nine months ended September 30, 2005 was $4.7 million, which was primarily generated from interest on our mortgage notes receivable and fees generated from originating and servicing loans. We expect cash flows from operating activities to increase as we continue to invest proceeds from the Prior Offering into mortgage loans.
     Cash Flows used in Investing Activities. Net cash used in investing activities amounted to $42.2 million for the nine months ended September 30, 2005, relating to the acquisition of new mortgage loans, an office building, and Consolidated Mortgage.
     Cash Flows from Financing Activities. Cash provided by financing activities amounted to $40.8 million for the nine months ended September 30, 2005, consisting of $44.9 million raised through the Prior Offering during the nine months ended September 30, 2005, and $4.6 million in borrowings. For the nine months ended September 30, 2005, we paid Offering costs, including selling commissions, investor marketing and due diligence costs and other offering expenses, totaling $5.3 million. We continue to incur similar costs as additional shares are sold.
     We currently have a $15 million credit facility that matures in February 2006. Borrowings under our credit facility bear interest at the 10-year Treasury Rate plus 3% for outstanding balances of $5,000,000 of less and 13% for outstanding balances greater than $5,000,000. Depending on market conditions, we may incur debt up to 300%

of our net assets. We expect to use borrowings under our credit facility and any future borrowings under other lines of credit with commercial banks to fund or acquire loans secured by real estate. The borrowings under our existing credit facility are, and some or all of our future debt may be, secured by some or all of our assets. If we default in the payment of interest or principal on any such debt, breach any representation or warranty in connection with any borrowing or violate any covenant in any loan document, our lender may accelerate the maturity of such debt requiring us to immediately repay all outstanding principal. If we are unable to make such payment, our lender could foreclose on our assets that are pledged as collateral to that lender. The lender could also sue us or force us into bankruptcy. Any of these events would likely have a material adverse effect on the value of an investment in our common stock. At September 30, 2005 we were in compliance with all the covenants under our credit facility.
     In order to continue to qualify as a REIT and to avoid corporate-level tax on the income we distribute to our stockholders, we are required to distribute at least 90% of our REIT taxable income on an annual basis. Therefore, once the net proceeds we receive from this offering are substantially fully invested, we need to continue to borrow in order to grow our business and acquire additional assets. Our sources of funds are primarily the net proceeds from this offering, operating cash flows and borrowings. Operating cash flows consist of fees and interest received on mortgage loans and investments. Liquidity is also generated through lines of credit with commercial banks. We believe that we will continue to be able to obtain financing in amounts and on terms that are acceptable to us and consistent with our business strategy. We believe that these cash resources are sufficient to satisfy our immediate liquidity requirements, and we do not anticipate a need to raise funds from other than these sources within the next 12 months.
     Our income calculated for tax purposes differs from income calculated in accordance with GAAP. The primary reason for the difference is because the financial statements of the REIT and its taxable REIT subsidiaries are consolidated for GAAP purposes while they are not consolidated for tax purposes. The distinction between taxable income and GAAP income is important to our stockholders because distributions are declared on the basis of REIT taxable income. While we generally will not be required to pay income taxes on our REIT taxable income as long as we satisfy the REIT provisions on the Internal Revenue Code, each year we will be required to complete a U.S. federal income tax return wherein taxable income is calculated. This taxable income level will determine the minimum level of distribution we must pay to our stockholders.
     Our advisory agreement with our Advisor requires us to pay incentive compensation on a quarterly basis based on the application of the incentive compensation formula at the end of each quarter. When evaluating our portfolio’s performance to calculate the amount of incentive compensation, we do not take into account any net income distributed to us by Consolidated Mortgage. Because we will be paying out at least 90% of our REIT taxable income to stockholders on a quarterly basis, we may not have sufficient cash at the end of a particular quarter to pay the incentive fee, which would require us to borrow under our credit facility, or sell assets to meet the contractual obligation. In addition, it is possible that our liquidity may be further impaired if we generate substantial net income in the first three quarters of a fiscal year and have a significant drop off in the fourth quarter because we will not be reimbursed for the over payment until year-end. Nevertheless, our total annual operating expenses, including the incentive compensation will not exceed the greater of 2% of average invested assets or 25% of our net income, unless specifically approved by our independent directors.
Funds From Operations (“FFO”)
     FFO is a widely recognized measure of REIT performance. The National Association of Real Estate Investment Trusts currently defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from depreciable operating property sales, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance. We believe that in order to facilitate a clear understanding of our consolidated historical operating results, FFO should be examined in conjunction with net income as presented in the consolidated statements of operations.

Funds from Operations for the three and nine months ended September 30, 2005 is as follows:

	Three months ended	Nine months ended
	September 30, 2005	September 30, 2005
GAAP net income (loss)	$1,311,625	$2,933,409
Add:
Depreciation	64,399	64,850

Funds From Operations	$1,376,024	$2,998,259

Quantitative and Qualitative Disclosures About Market Risk
     Market risk refers to the risk of loss from adverse changes in the level of one or more market prices, rate indices or other market factors. We are exposed to market risk primarily from changes in interest rates which are very sensitive to a variety of factors including political, economic and other factors outside of our control.
     Interest rate risk arises primarily as a result of our core business activities of acquiring mortgage loans and funding a portion of the purchases with borrowings and the associated asset and liability management required to match maturities of loans to funding sources. The principal objective of our asset and liability management is to maximize net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of liquidity.
     The primary interest rate exposure to which we are subject relates to our mortgage loan portfolio. Any change in the general level of interest rates in the market can affect our net interest income and net income in either a positive or negative manner. Net interest income is the difference between the income earned from interest bearing assets less the expense incurred relating to interest bearing liabilities. Fluctuations in the interest rate environment can also affect our ability to acquire new loans, the value of our loans for sale portfolio and our ability to sell the loans held for sale and the related income associated with a sale.
     We do not intend to use any derivative instruments to manage our interest rate exposure. Given the short time horizon of our anticipated investments and our related borrowings, we do not believe a hedging strategy is necessary. In addition, our actions are limited by rules with which REITs must comply.
CONFLICTS OF INTEREST
Relationship with Our Advisor
     Our Advisor, Burton Management, is owned by our executive officers. We pay our Advisor incentive compensation based on our net income. In evaluating mortgage loans for investment and in evaluating other operating strategies, an undue emphasis by our Advisor on the maximization of our net income at the expense of other criteria, such as preservation of capital, in order to earn higher incentive compensation, could result in an increased risk to the value of our portfolio. The riskier the investments in our portfolio, the greater the risk of payment defaults, which will decrease the funds we will have available to distribute to our stockholders. See “The Advisor—The Advisory Agreement.” From inception through December 31, 2004, we did not pay our Advisor any incentive compensation. For the nine months ended September 30, 2005, we paid our Advisor $237,659 as incentive compensation.
     For so long as our Advisor is our exclusive Advisor, it will not sponsor any other mortgage REIT that invests primarily in mortgages for the acquisition of, development of and construction on real estate in the Las Vegas, Nevada area, without first obtaining the approval of a majority of our independent directors. However, our Advisor and its affiliates may in the future enter into a number of relationships other than those governed by the advisory agreement, some of which may give rise to conflicts of interest between us and our Advisor or its affiliates. These possible future relationships may result in our Advisor being given the incentive to make investment decisions that are not in the long-term best interests of our stockholders, which may ultimately decrease the funds we will have available to distribute to our stockholders. In addition, the market in which we seek to make investments is characterized by rapid evolution of products and services and, thus, there may in the future be relationships between our Advisor and its affiliates and us in addition to those described herein. Under the advisory agreement, the prior approval of a majority of our independent directors is required for each related party transaction between our Advisor or its affiliates and us. In addition, our Advisor is required to provide to our board on a quarterly basis a report of such transactions, including evidence sufficient to allow our board of directors to determine whether the terms of such transactions are fair.
     If our Advisor sponsors other mortgage REITs, conflicts of interest between us, our Advisor, and the other mortgage REITs our Advisor is sponsoring may arise. Any other mortgage REITs sponsored by our Advisor would potentially be in competition with us to invest in the type of mortgage loans suitable for us to acquire. Our Advisor also may be subject to conflicts of interest at such time as we wish to make a mortgage loan that also would be suitable for investment for another mortgage REIT sponsored by our Advisor. If our Advisor is no longer exclusively sponsoring us, we could not be sure that our Advisor would act in our best interests when deciding whether to allocate any particular investments to us. Moreover, the introduction of this sort of competition could affect the quality and quantity of our investments and, therefore, have an adverse affect on our net income. In addition, we would have to compete with these other ventures for management time, which could result in lost investment opportunities. If the value of our investments and our net income are adversely affected, the funds we have available for distribution to our stockholders may be decreased.
     Investors would not have the opportunity to evaluate the manner in which these conflicts of interest would be resolved before making their investment. At such time as our Advisor decides to sponsor other mortgage REITs, we would develop procedures to resolve the potential conflicts of interest in the allocation of mortgage loans between us and other mortgage REITs.
Competition For Management Time
     One of our directors and all of our executive officers are officers and employees of our Advisor. The directors and certain of the officers of our Advisor and our directors and certain of our officers currently are engaged, and in the future will engage in other business activities, including activities associated with affiliates. None of the entities controlled by our officers will compete directly with us for real estate investments and acquisitions. However, our officers and directors will devote only as much of their time to our business as they, in their judgment, determine is reasonably required, which will be substantially less than their full time. These officers and directors of our Advisor and our officers and directors may experience conflicts of interest in allocating management time, services, and functions among the company and the various entities, investor programs (public or private), and any other business ventures in which any of them are or may become involved. If these officers and directors do not spend sufficient time on our business activities, our results of operations may suffer and the funds we will have available for distribution to our stockholders may be decreased.
Relationship With Dealer-Manager
     The Dealer-Manager is an affiliate of ours and our Advisor. Certain of our officers and directors are also stockholders, officers, directors, and registered principals of the Dealer-Manager. This relationship may create conflicts in connection with the fulfillment by the Dealer-Manager of its due diligence obligations under the federal securities laws. Although the Dealer-Manager will examine the information in the prospectus for accuracy and completeness, the Dealer-Manager is an affiliate of ours and will not make an independent review of the company or the offering. Accordingly, the investors do not have the benefit of such independent review. The soliciting dealers, if any, are expected to make their own independent due diligence investigations. See “Risk Factors—Risks Related to the Offering-—The business and financial due diligence of our company was conducted by our Dealer-Manager which is an affiliate of ours.” The Dealer-Manager is not prohibited from acting in any capacity in connection with the offer and sale of securities offered by entities that may have some or all investment objectives similar to those of ours and may participate in other offerings sponsored by one or more of the officers or directors of the company.
Relationship with ARJ
     At the time Desert Capital TRS entered into the agreement to acquire Consolidated Mortgage, Consolidated Mortgage had a management agreement in place with ARJ, a company of which Todd Parriott is president, director and stockholder, and his father, Phillip Parriott, is the only other stockholder, pursuant to which ARJ is paid a management fee equal to 33% of Consolidated Mortgage’s pre-tax net income. The fee is calculated and paid monthly. ARJ manages approximately $350 million of private investors’ funds. Our Advisor is in the process of negotiating the acquisition of this management agreement from ARJ. As of the date of this prospectus, the management agreement is in place and the management fee is continuing to be paid to ARJ. The management fee paid to ARJ for the nine months ended September 30, 2005 was $2,132,840. To the extent borrowers pay points on a loan instead of an increased interest rate, ARJ will earn a greater management fee than it would have if the borrowers had paid a higher interest rate. Because of Mr. Parriott’s ownership interest in ARJ, he has a potential interest in the loans originated by Consolidated Mortgage being structured with points instead of a higher interest rate.
Relationship with Our Director
     Bryan Goolsby serves as a director on our board of directors. He is also the managing partner of Locke Liddell & Sapp LLP, the company’s outside legal counsel. Locke Liddell & Sapp LLP has represented us during our formation and the Prior Offering, and is representing us in the offering described in this prospectus. We anticipate that Locke Liddell & Sapp LLP will continue to represent us in the future. Mr. Goolsby obtained an acknowledgement from us prior to his acceptance of the directorship that we had been informed as required by the Rules of Professional Conduct governing lawyers and firm policy of the various risks and complications that may arise by virtue of Mr. Goolsby serving as our director. We were advised of the following possible consequences of having Mr. Goolsby serve as a director: (i) the firm might in some instances be disqualified from representing us; (ii) Mr. Goolsby may be unable to participate in the consideration of and voting on certain issues that come before the board of directors for decision, such as matters that involve the interests of the firm; (iii) Mr. Goolsby may be required to resign as a director if his board service poses a threat to the independence of the firm’s or his professional judgment in providing legal advice to the Company or to other firm clients.
Relationship with Our Accountant
     Eide Bailly LLP, our independent registered public accounting firm, also provides accounting services for certain of our affiliates, such as CMC Financial Services, the Dealer-Manager for this offering.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Advisory Agreement
     Pursuant to the advisory agreement, our Advisor generally implements our business strategy, is responsible for our day-to-day operations and performs services and activities relating to our assets and operations in accordance with the terms of the advisory agreement. Our Advisor provides asset management, liability management and capital management services for us. Our Advisor is paid a base management fee and an incentive compensation fee. If the offering is completed, we estimate our Advisor will earn a base management fee of approximately $2.4 million. We cannot estimate the amount of the incentive fee because it is determined based upon our REIT taxable net income, before deducting incentive compensation, net operating losses and certain other items. When evaluating our portfolio’s performance to calculate the amount of incentive compensation, we do not take into account any net income distributed to us by Consolidated Mortgage.
     Our executive officers own our Advisor. Todd Parriott, our Chairman, Chief Executive Officer, President, Chief Investment Officer and director is also a director, Chief Executive Officer, President, Secretary and Treasurer of our Advisor. Jonathan Arens, our Chief Financial Officer, is also the Chief Financial Officer of our Advisor.
     The Dealer-Manager Agreement
     The Dealer-Manager agreement is the contract between us and CMC Financial Services, the Dealer-Manager for this offering. The Dealer-Manager agreement provides for compensation to the Dealer-Manager in return for its services in soliciting investors to purchase our shares. The Dealer-Manager will be paid selling commissions, a marketing support fee and will be reimbursed for its due diligence expenses up to 0.5% of the sales proceeds. The amounts paid to the Dealer-Manager are generally calculated as a percentage of the gross proceeds. If $202.5 million is raised by this offering, we estimate that the total compensation to the Dealer-Manager will be approximately $20.3 million. CMC Financial Services earned sales commissions and marketing support fees for the nine months ended September 30, 2005 of $4,033,094.
     CMC Financial Services also has an agreement with Consolidated Mortgage to provide investors for loans brokered and serviced by Consolidated Mortgage for a fee equal to 25 basis points of every dollar raised. The fee is calculated and paid monthly. We expensed $779,527 for the nine months ended September 30, 2005.
     Our executive officers own our Dealer-Manager. Todd Parriott is a director and Treasurer of our Dealer-Manager and Jonathan Arens, our Chief Financial Officer, is Chief Financial Officer of our Dealer-Manager.
Acquisition of Consolidated Mortgage
          On November 10, 2004, Desert Capital TRS entered into an agreement pursuant to which the TRS acquired Consolidated Mortgage. The transaction was structured as an installment sale pursuant to which the TRS acquired the outstanding equity securities of Consolidated Mortgage over time so as to comply with applicable Internal Revenue Code provisions. Approximately two-thirds of pre-tax net income generated by Consolidated Mortgage, primarily through loan origination fees, will flow through to us, and therefore, will increase the revenue distributable to our stockholders. The other one-third of Consolidated Mortgage’s pre-tax net income is payable to ARJ, pursuant to the terms of the management agreement described below. The terms of the acquisition were approved unanimously by our board of directors, including all of our independent directors, as being fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.
Management Agreement
          At the time we entered into the agreement to acquire Consolidated Mortgage, Consolidated Mortgage had a management agreement in place with ARJ, a company of which Todd Parriott is president, director and stockholder, and his father, Phillip Parriott, is the only other stockholder, pursuant to which ARJ is paid a management fee equal to 33% of Consolidated Mortgage’s pre-tax net income. The fee is calculated and paid monthly. ARJ manages approximately $350 million of private investors’ funds. Our Advisor is in the process of negotiating the acquisition of this management agreement from ARJ. As of the date of this prospectus, the management agreement is in place and the management fee is continuing to be paid to ARJ. The management fee paid to ARJ for the nine months ended September 30, 2005, was $2,132,840. To the extent borrowers pay points on a loan instead of an increased interest rate, ARJ will earn a greater management fee than it would have if the borrowers had paid a higher interest rate. Because of Mr. Parriott’s ownership interest in ARJ, he has a potential interest in the loans originated by Consolidated Mortgage being structured with points instead of a higher interest rate.
Loans to CM Land, LLC
     In September 2005, we loaned approximately $10.2 million to one of our affiliates, CM Land, LLC, which used these funds, in addition to funds provided by unaffiliated third party lenders, to acquire approximately $80 million of unimproved real estate from an unaffiliated third party. Our loans are evidenced by a mortgage note and are secured by a first priority deed of trust on the land acquired with the Company’s funds. The interest payable by CM Land to us on the loans is 12.6% per annum, which is higher than the interest rate payable on comparable loans made from us to unaffiliated third parties. We paid no fees to CM Land in connection with the transaction. The board of directors formed a special committee comprised of Tom Gustafson and Robert Beville to approve the transaction.
THE ADVISOR
General
     Established in 2003, our Advisor currently engages in investment management as its sole business and we are its only client. Our Advisor’s address is 1291 Galleria Drive, Suite 210, Henderson, Nevada 89014.

The Advisory Agreement
Services and Duties of the Advisor
     We have entered into an advisory agreement with our Advisor pursuant to which our Advisor is our sole Advisor and generally implements our business strategy, is responsible for our day-to-day operations and performs services and activities relating to our assets and operations in accordance with the terms of the advisory agreement. Our Advisor is currently performing all of its duties under the advisory agreement; however, our Advisor may elect to have others undertake some or all of those duties at any time and in its sole discretion. Our Advisor is primarily involved in three activities:
•	Asset Management—our Advisor advises us with respect to, and arranges for and manages the acquisition, financing, management and disposition of, our investments.

•	Liability Management—our Advisor evaluates the credit risk of our investments and arranges appropriate borrowing and hedging strategies.

•	Capital Management—our Advisor coordinates our capital raising activities.
     Subject at all times to the direction and oversight of our board of directors, our Advisor performs the following services and other activities in accordance with the terms of the advisory agreement and, to the extent directed by our board of directors, performs similar services and other activities for any of our subsidiaries:
•	serving as our consultant with respect to the formulation of investment criteria and the preparation of policy guidelines by our board of directors;

•	assisting us in developing criteria for mortgage loan purchase commitments that are consistent with our long-term investment objectives and making available to us our Advisor’s knowledge and experience with respect to mortgage loans;

•	representing us in connection with the purchase, sale and commitment to purchase or sell mortgage loans that meet in all material respects our investment criteria, and managing our portfolio of mortgage loans;

•	advising us and negotiating our agreements with third-party lenders for borrowings by us;

•	making available to us statistical and economic research and analysis regarding our activities and the services performed for us by our Advisor;

•	monitoring and providing to our board of directors from time to time price information and other data obtained from certain nationally-recognized dealers that maintain markets in mortgage loans identified by our board of directors from time to time, and providing data and advice to our board of directors in connection with the identification of such dealers;

•	investing or reinvesting any of our money in accordance with our policies and procedures;

•	providing the executive and administrative personnel, office space and services required in rendering services to us, in accordance with and subject to the terms of the advisory agreement;

•	administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Advisor and our board of directors, including the collection of our revenues and the payment of our debts and obligations from our accounts, and the maintenance of appropriate computer systems to perform such administrative functions;

•	advising our board of directors in connection with policy decisions;

•	evaluating and recommending hedging strategies to our board of directors and, upon approval by our board of directors, engaging in hedging activities on our behalf consistent with our status as a REIT;

•	supervising our compliance with the REIT provisions of the Internal Revenue Code and our maintenance of our status as a REIT;

•	qualifying and causing us to qualify to do business in all applicable jurisdictions and obtaining and maintaining all appropriate licenses;

•	assisting us to retain qualified accountants and tax experts to assist in developing and monitoring appropriate accounting procedures and testing systems and to conduct quarterly compliance reviews as our board of directors may deem necessary or advisable;

•	assisting us in our compliance with all federal (including the Sarbanes-Oxley Act of 2002), state and local regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, documents and filings, if any, required under the Exchange Act or other federal or state laws;

•	assisting us in our compliance with federal, state and local tax filings and reports and generally enabling us to maintain our status as a REIT, including soliciting stockholders, as defined below, for required information to the extent provided in the REIT provisions of the Internal Revenue Code;

•	assisting us in our maintenance of an exemption from the Investment Company Act and monitoring our compliance with the requirements for maintaining an exemption from the Investment Company Act;

•	coordinating and managing the operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment collaborators;

•	advising us as to our capital structure and capital raising activities;

•	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to the approval of our board of directors;

•	engaging and supervising, on behalf of us and at our expense, the following, without limitation: independent contractors to provide investment banking services, leasing services, mortgage brokerage services, securities brokerage services, other financial services, and such other services as may be deemed by our Advisor or our board of directors to be necessary or advisable from time to time; and

•	so long as our Advisor does not incur additional costs or expenses, performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our Advisor shall deem appropriate under the particular circumstances.
     Our Advisor is required to manage our business affairs in general conformity with the policies approved by our board of directors and consistent with our Advisor’s duties under the advisory agreement. Our Advisor is required to prepare regular reports for our board of directors that review our acquisitions of assets, portfolio composition and characteristics, credit quality, performance and compliance with our investment policies and policies that will enable us to maintain our qualification as a REIT and prevent us from being deemed an investment company.
     From time to time, our board of directors will assess whether we should be internally managed. This assessment will be based on a number of factors deemed relevant by our board of directors, including our ability to attract and retain full-time employees and the costs and expenses related to becoming internally managed.

Term
     The advisory agreement has a one-year term that expired on July 16, 2005; however, pursuant to its terms, the agreement automatically renewed for a period of one year.
     Terminations by Us for Cause. Our directors who are not affiliated with our Advisor have the right to terminate the advisory agreement for cause, on a majority vote, at any time. “Cause” means a reasonable, good faith determination that our Advisor was grossly negligent, acted with reckless disregard or engaged in willful misconduct or active fraud while discharging its material duties under the advisory agreement. The unaffiliated directors’ determination that cause exists must be based on findings of fact disclosed to our Advisor. If the directors’ good faith determination that cause exists is based primarily on a finding of criminal activity or active fraud, we may terminate the advisory agreement immediately. If our directors’ good faith determination that cause exists is based primarily on findings other than criminal activity or fraud, we must give our Advisor written notice disclosing the findings of the unaffiliated directors and allow our Advisor a reasonable opportunity to cure the problem. If after 60 days the unaffiliated directors determine that cause continues to exist, then the unaffiliated directors may terminate the advisory agreement immediately by a majority vote. We will not have an obligation to pay our Advisor a termination fee if we terminate the advisory agreement for cause; however, we will be obligated to pay our Advisor all unpaid fees and expenses reimbursable under the advisory agreement.
     Terminations Without Cause. Our Advisor has the right to terminate the advisory agreement for any reason by giving at least 60 days’ prior written notice to our board of directors. We will not be obligated to pay our Advisor any termination fee; however, we will be obligated to pay our Advisor all unpaid fees and expenses reimbursable under the advisory agreement.
     Our directors who are not affiliated with our Advisor have the right to terminate the advisory agreement without cause, by a majority vote, by giving at least 60 days’ prior written notice to our Advisor. If we terminate the advisory agreement without cause, we will be required to pay our Advisor all unpaid fees and expenses reimbursable under the advisory agreement.
     Terminations by Our Advisor Upon a Change of Control. Subject to exceptions specified in the advisory agreement, our Advisor has the right to deliver a notice of termination of the advisory agreement within 90 days of a change of control of our company. A “change of control” for the purpose of the advisory agreement is deemed to occur on:
•	the date of (a) any sale, lease, assignment, transfer or other conveyance of all or substantially all of our assets; (b) any consolidation or merger involving our company in which all of our stockholders immediately prior to the transaction, considered collectively, do not immediately following the transaction own shares of the surviving entity constituting at least a majority of the voting power of the surviving entity; (c) any capital reclassification or other recapitalization of our company in which any person or group that owned 30% or more of our voting power falls below that threshold or in which any person or group that owned less than 30% of our voting power rises above that ceiling; or (d) any liquidation, dissolution or winding up of our company; or

•	the first date on which fewer than two of our directors are persons whose nomination to the board was supported by our Advisor. Currently, the board seat of Mr. Parriott is supported by our Advisor. Our Advisor has informed us that it will generally support the nomination of persons employed by, or affiliated with, our Advisor. We intend to disclose in our proxy statements regarding the election of directors whether a candidate’s nomination is supported by our Advisor.
Any notice of termination by our Advisor following a change of control will be effective no less than 60 days after its date of delivery. If our Advisor terminates the advisory agreement following a change of control, we will be required to pay our Advisor all unpaid fees and expenses reimbursable under the advisory agreement.
Compensation and Expenses
     The following table presents a summary of certain compensation, fees and other benefits (including reimbursement of certain out-of-pocket expenses paid by our Advisor to third parties pursuant to the advisory agreement) that our Advisor may earn or receive from us pursuant to the terms of the advisory agreement. Our Advisor and its affiliates are not entitled to any additional compensation in connection with the acquisition or disposition of our assets, including in the event we liquidate. Our Advisor will continue to be paid its base management fee and incentive compensation as long as it is providing services to us under the advisory agreement. If we were to dispose of assets, the reduction in the amount of our Average Invested Assets will impact the amount of the base management fee, due to the formula used to calculate the fee. The total compensation we pay to our Advisor is limited under our articles of incorporation to an amount determined at least annually by our independent directors to be reasonable in relation to the nature and quality of services performed. The total compensation paid to our Advisor during the operational stage is limited to the base management fee and incentive compensation fee set forth below. Our Total Operating Expenses, including incentive fees paid to our Advisor, in any fiscal year, will not exceed the greater of 2% of Average Invested Assets or 25% of Net Income, unless specifically approved by our independent directors.

Type	Description and Method of Computation	Amount
Base management fee	1% per annum of the first $200 million of our Average Invested Assets during each fiscal year, plus 0.8% per annum of our Average Invested Assets in excess of $200 million during such fiscal year, as described in more detail below.	Approximately $2.4 million, assuming the offering is completed. (1)

Incentive compensation	A specified percentage of our REIT taxable net income, (before deducting incentive compensation, net operating losses and certain other items), in excess of a threshold amount of net income, as described in more detail below.	Determinable based upon REIT taxable net income (before deducting incentive compensation, net operating losses and certain other items).(2)

Out-of-pocket expense reimbursements	Reimbursement of actual out-of-pocket expenses incurred in connection with our administration on an on-going basis.	Determinable based upon actual out-of-pocket expenses.

Termination fee	Payable upon termination of the advisory agreement.	All unpaid fees and reimbursable expenses.

(1)	The base management fee is subject to the overall cap on our Total Operating Expenses.

(2)	Due to the uncertainty surrounding 10-year U.S. Treasury yields and net interest margin, it is not possible to calculate a reasonable estimate of the maximum incentive compensation.
     Base Management Fee. The base management fee is equal to 1% of the first $200 million of our Average Invested Assets during each fiscal year, plus 0.8% of our Average Invested Assets in excess of $200 million during such fiscal year. Our Average Invested Assets is calculated as average debt, computed by taking the average of such values at the end of each month during the applicable period. The base management is paid quarterly. The base management fee is subject to the overall cap on our Total Operating Expenses.
     The base management fee is intended to compensate our Advisor for its costs in providing management services to us. Our Advisor is expected to use the proceeds from its base management fee and incentive compensation in part to pay compensation to its officers and employees who have no right to receive cash compensation directly from us, even though some of them also are our officers.
     Incentive Compensation. The advisory agreement provides that our Advisor’s incentive compensation is payable quarterly in cash. Our Advisor is entitled to receive incentive compensation for each fiscal quarter (or lesser portion thereof) in an amount equal to the tiered percentage of the difference between our net income (which is our taxable income (including net capital gains, if any, but excluding net capital losses, if any) before deducting incentive compensation, net operating losses arising from prior periods, and items permitted by the Internal Revenue Code when calculating taxable income for a REIT) for such fiscal quarter (or lesser portion thereof), and the threshold return for such fiscal quarter (or lesser portion thereof). When evaluating our portfolio’s performance to calculate the amount of incentive compensation, we do not take into account any net income distributed to us by

Consolidated Mortgage. The “tiered percentage” for this calculation is the weighted average of the following percentages based on our Average Invested Assets for the period: (1) 20% for the first $200 million of Average Invested Assets; and (2) 10% of our Average Invested Assets in excess of $200 million. “Threshold return” means the amount of net income for the period that would produce an annualized return on our Average Invested Assets equal to the 10-year U.S. Treasury rate (which is calculated by averaging the weekly average yield to maturity of the 10-year U.S. Treasury bond, as published by the Federal Reserve) for such fiscal quarter plus 1.0%. Incentive compensation shall be paid quarterly. However, if at the end of a particular fiscal year or upon any termination of the advisory agreement the aggregate of the incentive compensation received by our Advisor during that fiscal year (or lesser portion thereof) exceeds the tiered percentage of the difference of our net income for that fiscal year (or lesser portion thereof) less the threshold return for such year (or lesser portion thereof), then our Advisor will pay us such amount at the time of such reconciliation at the end of the applicable fiscal year. Any such payments by our Advisor will not exceed the amount of the incentive compensation previously paid to our Advisor under the advisory agreement for that fiscal year (or lesser portion thereof) and will be made only to the extent of the reconciliation amount for that fiscal year (or lesser portion thereof). In fiscal 2004, we paid no incentive compensation to our Advisor. For the first three quarters of fiscal 2005, we paid our Advisor $237,659 aggregate incentive compensation.
     Expense reimbursements. Our Advisor conducts due diligence with respect to potential investments and provide certain other services. Under the advisory agreement, our Advisor is entitled to reimbursement for the fees and expenses attributable to providing such services. Expense reimbursements for the nine months ended September 30, 2005 were $0.
     We rely on the personnel and resources of our Advisor to conduct our operations. We reimburse our Advisor for its costs and expenses for the items described below, and to perform due diligence tasks on assets purchased or considered for purchase by us and to perform certain other activities. Further, we reimburse our Advisor for any expenses incurred in contracting with third parties for the master or special servicing of assets we acquire. Accordingly, a portion of the out-of-pocket expenses may be paid to our Advisor’s affiliates in such capacities. The contracting for such engagements is conducted on commercially reasonable terms. Such arrangements may also be made using an income-sharing arrangement such as a joint venture. Expense reimbursement may be made as frequently as monthly.
     Subject to the limitations set forth below, we pay all of our operating expenses except those specifically required to be borne by our Advisor under the advisory agreement. The operating expenses required to be borne by our Advisor include:
•	most costs and expenses of its officers and employees;

•	the costs of any salaries of any of our officers or directors who are affiliated with our Advisor;

•	all internal and overhead expenses of our Advisor; and

•	fees and expenses of third parties that are engaged by our Advisor to perform services for us but for which our Advisor is specifically not entitled to reimbursement under the advisory agreement, except that our board of directors may approve reimbursement to our Advisor of our pro rata portion of the salaries, bonuses, health insurance, retirement benefits and similar employment costs for the time spent on our operations and administration other than for the provision of investment advisory services.

     The expenses that we pay include:
•	issuance and transaction costs associated with the acquisition, disposition and financing of investments;

•	legal, independent accounting and auditing fees and expenses;

•	the compensation and expenses of our independent directors;

•	the costs of printing and mailing proxies and reports to stockholders;

•	costs incurred by employees of our Advisor for travel on behalf of us;

•	costs associated with any computer software or hardware that is used solely for us;

•	costs to obtain liability insurance to indemnify our directors and officers, our Advisor and its employees and directors;

•	the compensation and expenses of our custodian and transfer agent;

•	the raising of capital and incurrence of debt;

•	the acquisition of assets;

•	interest expenses;

•	taxes and license fees;

•	non-cash costs;

•	litigation;

•	the base and incentive management fee; and

•	extraordinary or non-recurring expenses.
     Services for which we bear the expenses may be provided to us by affiliates of our Advisor if it believes such services are of comparable or superior quality to those provided by third parties and can be provided at comparable cost. Our Advisor is required under the advisory agreement to provide an annual report to our board of directors with respect to the engagement of third parties and fees and expenses paid to such third parties, and our board of directors will periodically review such engagements and our expense levels, the division of expenses between our Advisor and us and reimbursements of expenses advanced by our Advisor.
     Our Advisor is permitted to incur expenses on our behalf that are consistent with a budget that may, in the future, be approved by our board of directors, as amended from time to time, are consistent with the terms of the advisory agreement or are at the direction of our board. Nevertheless, our Advisor must obtain the approval of our board for any expense item exceeding $100,000 in the aggregate, except as otherwise provided for in our budget. Our board of directors may modify this threshold from time to time in its discretion.
Conflicts of Interest
     We are subject to conflicts of interest involving our Advisor and its affiliates because, among other reasons:
•	the incentive compensation, which is based on our income, may create an incentive for our Advisor to recommend investments with greater income potential, which may be relatively more risky than would be the case if its compensation from us did not include an incentive-based component; and

•	one of our directors and all of our executive officers are stockholders or employees of, or otherwise affiliated with, our Advisor.
For a more detailed discussion, see “Conflicts of Interest.”
     The advisory agreement does not limit or restrict the right of our Advisor or any of its affiliates from engaging in any business or rendering services of any kind to any other person, including the purchase of, or rendering advice to, others purchasing mortgage loans that meet our policies and criteria. However, our Advisor has agreed that for as long as it is our exclusive Advisor pursuant to the advisory agreement, it will not sponsor any other mortgage

REIT that invests primarily in mortgages for the acquisition of, development of and construction on real estate in the Las Vegas, Nevada area without first obtaining the approval of a majority of our independent directors.
Limits of Responsibility
     Pursuant to the advisory agreement, our Advisor has not assumed any responsibility other than to undertake the services called for thereunder and is not responsible for any decision by our board of directors to follow or not to follow its advice or recommendations. Our Advisor, its managers and employees will not be liable to us, any of our subsidiaries, the independent directors, our stockholders or any subsidiary’s stockholders for acts performed in accordance with and pursuant to the advisory agreement, unless our independent directors have made a reasonable, good faith determination based on findings of fact which are disclosed to our Advisor that it was grossly negligent, acted with reckless disregard, or engaged in willful misconduct or active fraud while discharging its material duties under the advisory agreement. We cannot assure you that we would be able to recover any damages for claims we may have against our Advisor. Although certain stockholders, officers, directors and employees of our Advisor are also our officers and directors and, therefore, have fiduciary duties to us and our stockholders in that capacity, our Advisor and the stockholders, officers, directors and employees of our Advisor, in their capacities as such, have no fiduciary duties to us.
     We have agreed to indemnify our Advisor and its directors, officers, employees and affiliates with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from any acts or omissions of our Advisor or its employees made in the performance of our Advisor’s duties under the advisory agreement, but excluding acts or omissions for which our independent directors have made a reasonable, good faith determination based on findings of fact which are disclosed to our Advisor that it was grossly negligent, acted with reckless disregard, or engaged in willful misconduct or active fraud while discharging its material duties under the advisory agreement. The advisory agreement does not limit or restrict the right of our Advisor or any of its officers, directors, employees or affiliates from engaging in any business or rendering services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, mortgage loans that meet our policies and criteria.
MANAGEMENT OF THE COMPANY
Our Directors and Executive Officers
     The following table provides information regarding our directors and executive officers. Each of our executive officers and directors can be reached c/o Desert Capital REIT, Inc., 1291 Galleria Drive, Suite 200, Henderson, Nevada 89014.

Name	Age	Position
Inside Director and Executive Officer
Todd B. Parriott	36	Chairman of the Board,Chief Executive Officer,
		President and Chief Investment Officer

Other Directors
Robert M. Beville	43	Director
G. Steven Dawson	48	Director
James L. George	58	Director
Bryan L. Goolsby	54	Director
Tom Gustafson	35	Director

Other Executive Officer
Jonathan G. Arens	25	Chief Financial Officer

Non-Employee Officers
     We do not employ any of our executive officers. All of our executive officers are employees or officers of our Advisor and are compensated by our Advisor. In their capacity as officers of our company, these non-employee officers perform only ministerial functions, such as executing contracts and filing reports with regulatory agencies. In their capacity as officers and employees of our Advisor, they are expected to fulfill our Advisor’s duties to us under the advisory agreement. We have no control over which persons our Advisor assigns to our account. In their capacity as officers and employees of our Advisor, such persons do not have fiduciary obligations to us or our stockholders.
     Business Experience of our Directors and Executive Officers
     Set forth below is a brief account of the business experience and education of our directors and executive officers.
     Todd B. Parriott. Mr. Parriott is the chairman of our board of directors, Chief Executive Officer, President and Chief Investment Officer. Mr. Parriott served as the President of Consolidated Mortgage from July 2001 until December 2003, and was re-elected as President in October 2005. From October 2000 to July of 2001, he served as the Director of Corporate Marketing for the MGM Division of MGM Mirage Corporation, where he oversaw the development of customer relationship management solution program, managed an $8 million bi-annual budget and managed a $5 million annual direct mail budget and programs for all MGM properties. From June 1999 to October 2000 he served as the Manager of Leisure Travel Services at Harrah’s Entertainment Corporation where he oversaw a cross-market visitation program, and designed, reviewed, and built marketing programs for customers. From August 1998 to February 1999 he served as the Player Development Manager and managed all high-end Casino Marketing, including the Host Program, database management, and special events for Boyd Gaming. From April 1998 to August 1998 Mr. Parriott served as an Electronic Media Manager for MGM Grand Hotel & Casino where he managed, developed, and handled all Internet projects. On a part-time basis from 1993 to 2001, Mr. Parriott served as an intern for Consolidated Mortgage. He assisted in due diligence work on real estate projects, preparing marketing and sales strategies and in general operations. Mr. Parriott currently serves in supervisory capacities with our Dealer-Manager as the Chief Compliance Officer and Financial Operations Principal. Mr. Parriott also serves as President and Chief Investment Officer of our Advisor. Mr. Parriott is a director of our Advisor and our Dealer-Manager. Mr. Parriott graduated with a Bachelor of Science in Marketing at University of Nevada, Las Vegas in 1994.
     Jonathan G. Arens. Mr. Arens was elected as our Chief Financial Officer effective November 1, 2005. Mr. Arens has been the Chief Financial Officer of our Dealer-Manager since January 2004. Mr. Arens worked as a teacher’s assistant in the Education Department at the University of Iowa from August 2003 through June 2004. Mr. Arens is a certified public accountant and a Member of the American Institute of Certified Public Accountants. He earned his Masters of Accountancy in 2004, and his Bachelors in Accounting in 2003, both from the University of Iowa. James George, one of the Company’s directors, is Mr. Arens’ uncle.
     Robert M. Beville. Mr. Beville was appointed to our board of directors effective July 16, 2004 and is an independent director. From September 2004 to the present, he has served as the division president of Meritage Homes (NYSE: MTH), Las Vegas Division. From 2000 to September 2004, he has served as the Executive Vice President and Chief Operating Officer for Perma-Bilt Homes, a division of Heritage Homes. His duties include management of all business functions including management of senior personnel, land acquisition, division profit, budget preparation, product development, divisions reporting to the corporate office and land bankers. From 1991 through 2000, he served as the Chief Financial Officer for Rhodes Homes, where he was responsible for financial statement reporting for all entities and partnerships, securing financing for all construction, acquisition and development costs, investor relations, coordination of year-end audits and litigation management. Mr. Beville graduated with a BS in Accounting from the University of Nevada-Reno in 1985.
     G. Steven Dawson. Mr. Dawson was appointed to our board of directors effective July 16, 2004 and is an independent director. From 1990 to 2003, Mr. Dawson served as the Senior Vice President and Chief Financial Officer of Camden Property Trust (NYSE: CPT). Camden is a public real estate company which specializes in the acquisition, development, and management of apartment communities throughout the United States, with major concentrations in Dallas, Houston, Las Vegas, Southern California, Denver and the Tampa/Orlando areas. Prior to

1990, Mr. Dawson served in various related capacities with companies involved in commercial real estate, including land and office building development as well as the construction and management of industrial facilities located on airports throughout the country. He is currently a private investor who is active on the boards of five REITs in addition to Desert Capital. These include: American Campus Communities, Inc., AMREIT, Sunset Financial Resources, Inc., Medical Properties Trust and Trustreet Properties, Inc., all publicly traded. He generally sits on the audit committees of each of these companies either as a member or as the chairman, and he serves on special committees, governance/nomination committees, compensation committees and, in the case of AmREIT, as the lead outside director.
     James L. George. Mr. George was appointed to our board of directors on December 29, 2003, is an independent director, and is an attorney in private practice in Lemars, Iowa. For the past 30 years, he has practiced primarily in the estates, real estate transaction and tax preparation area. He earned a BA from the University of Iowa in 1969, and a JD from Creighton University in 1973.
     Bryan L. Goolsby. Mr. Goolsby was appointed to our board of directors effective July 16, 2004, and is an independent director. Mr. Goolsby is the Managing Partner of Locke Liddell & Sapp LLP, and has practiced in the area of corporate and securities since 1977. Mr. Goolsby is an associate member of the Board of Governors of the National Association of Real Estate Investment Trusts and is a member of the National Multi-Family Housing Association and the Pension Real Estate Association. Mr. Goolsby is currently a member of the Associate board of directors of the Edwin L. Cox School of Business at Southern Methodist University and is a member of the board of Junior Achievement of Dallas. Mr. Goolsby has a BBA from Texas Tech University and a JD from the University of Texas.
     Tom Gustafson. Mr. Gustafson was appointed to our board of directors on December 29, 2003, is an independent director, and has been the managing member of Domain LLC, the general partner of Okoboji Capital Partners, LP, a hedge fund, since August 2001 until the present. From 1996 to the present, he has served as the Treasurer of QL Enterprises Inc., which owns office building complexes and mini-storage rental units. From mid 1998 until August 2001, Mr. Gustafson served as the Vice President of Progressive Marketing Group, a manufacturers rep agency, where he managed the Profit Sharing Plan and Money Purchase Account. He earned a BBA from Iowa State University in 1993.
Board of Directors
     We currently have six directors. Under our bylaws, the number of directors may be increased or decreased by the board, but may not be fewer than three nor more than 15. Any vacancy on our board of directors, whether resulting from the removal of a director or from an increase in the size of the board, may be filled only by a vote of our directors. One of our directors is affiliated with our Advisor and the other five directors are independent, as defined in our articles of incorporation.
     As defined by our articles of incorporation, the term “independent director” refers to a director who is not associated and has not been associated within the last two years, directly or indirectly, with us or our Advisor.
     Our articles of incorporation require that a majority of the members of our board of directors must at all times be independent directors, unless independent directors comprise less than a majority as a result of a board vacancy. Our bylaws also provide that all of the members of our audit committee, our compensation committee and our governance and nominating committee must be independent directors.
     Our board considered the independence of each of our directors under our standard of independence. Our board affirmatively determined that all of our non-employee directors have no material relationship with our company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company) and are thus independent under our standard.
     Directors hold office until their successors are elected and qualified or they resign or are removed. All officers serve at the discretion of our board of directors.

Compensation of Directors
     We pay each of our non-officer directors an annual fee of $15,000 for service on our board (pro-rated for partial periods), plus a meeting fee of $3,000 for each formally called board meeting the non-officer directors attend in person at which a quorum is present and $1,500 for each board meeting attended by telephone. We also pay $1,000 for each committee meeting attended in person and $500 for each committee meeting attended by telephone. The chairman of our audit committee receives an additional annual fee of $5,000. The chairman of our compensation committee and governance and nominating committee receives an additional annual fee of $3,000. We also give each non-officer director a grant of 4,000 shares of restricted stock annually at the time of their re-election to the board, which vest pro rata over a three-year period. The shares will be granted pursuant to our 2004 Stock Incentive Plan. We reimburse all of our directors for the expenses they incur in connection with attending board and committee meetings. We may, from time to time, in the discretion of the compensation committee of our board of directors, grant additional restricted shares of our common stock to our directors. We do not currently compensate our officer-directors for their service as directors or as officers.
Indemnification
     Our articles of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by Maryland law. Our agents may be indemnified to such extent as is authorized by our board of directors or our bylaws. Maryland law generally permits indemnification of directors, officers, employees and agents against certain judgments, penalties, fines, settlements and reasonable expenses that any such person actually incurs in connection with any proceeding to which such person may be made a party by reason of serving in such positions, unless it is established that:
•	an act or omission of the director, officer, employee or agent was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	such person actually received an improper personal benefit in money, property or services; or

•	in the case of criminal proceedings, such person had reasonable cause to believe that the act or omission was unlawful.
     Our articles of incorporation provide that the personal liability of any of our directors or officers to us or our stockholders for money damages is limited to the fullest extent allowed by the statutory or decisional law of the State of Maryland, as amended or interpreted. As more fully described below under the caption “Certain Provisions of Maryland Law and of our Articles of Incorporation and Bylaws,” Maryland law authorizes the limitation of liability of directors and officers to corporations and their stockholders for money damages, except:
•	to the extent that it is proved that the person actually received an improper personal benefit; or

•	to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.
     We have entered into indemnity agreements with each of our directors and executive officers, as well as our Advisor and its officers, directors, employees and some of its affiliates. The indemnity agreements require, among other things, that we indemnify such persons to the fullest extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover our directors and executive officers under our directors’ and officers’ liability insurance. Although the form of indemnity agreement offers substantially the same scope of coverage afforded our directors and officers by law, it provides greater assurance to our directors and officers and such other persons that indemnification will be available because, as a contract, it may not be modified unilaterally in the future by our board of directors or the stockholders to eliminate the rights it provides.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Board Committees and Meetings
     Our board has a standing audit committee, compensation committee and governance and nominating committee. Other committees may be established by our board of directors from time to time.
Audit Committee
     Our audit committee is comprised of three directors (Messrs. Dawson, Beville and Gustafson). All members of the audit committee satisfy the independence requirements of the New York Stock Exchange (NYSE). Our board has also determined that:
•	Mr. Dawson, our member of the audit committee, qualifies as an “audit committee financial expert,” as defined by the SEC, and

•	all members of the audit committee are “financially literate,” within the meaning of NYSE rules, and “independent,” under the strict audit committee independence standards of the SEC.
     Our audit committee operates pursuant to a written charter. Among other things, the audit committee charter calls upon the audit committee to:
•	oversee the accounting and financial reporting processes and compliance with legal and regulatory requirements on behalf of our board of directors and report the results of its activities to the board;

•	be directly and solely responsible for the appointment, retention, compensation, oversight, evaluation and, when appropriate, the termination and replacement of our independent auditors;

•	review the annual engagement proposal and qualifications of our independent auditors;

•	prepare an annual report as required by applicable SEC disclosure rules;

•	review the integrity, adequacy and effectiveness of our internal controls and financial disclosure process;

•	review and approve all related party transactions, including all transactions with our Advisor; and

•	manage our relationship with our Advisor under the advisory agreement.
Compensation Committee
     Our compensation committee is comprised of three directors (Messrs. Goolsby, Beville and George). Our board of directors has determined that all of the compensation committee members qualify as:
•	“independent directors” under the NYSE independence standards;

•	“non-employee directors” under Exchange Act Rule 16b-3; and

•	“outside directors” under Internal Revenue Code Section 162(m).
     Our compensation committee has been delegated the authority by our board of directors to administer our 2004 Stock Incentive Plan and make determination regarding grants of restricted shares of common stock and to determines our chief executive officer’s salary and bonus, if any. Among other things, the compensation committee charter calls upon the compensation committee to:

•	develop the overall compensation policies and the corporate goals and objectives, if any, relevant to the chief executive officer’s compensation from our company;

•	evaluate the chief executive officer’s performance in light of those goals and objectives, if any;

•	be directly and solely responsible for establishing the chief executive officer’s compensation level, if any, based on this evaluation;

•	make recommendations to the board regarding the compensation of officers junior to the chief executive officer, incentive-compensation plans and equity-based plans; and

•	produce an annual report on executive compensation for inclusion in our proxy statement.
Governance and Nominating Committee
     Our governance and nominating committee was formed to establish and implement our corporate governance practices and to nominate individuals for election to the board of directors. The governance and nominating committee is comprised of three independent directors (Messrs. Dawson, George and Gustafson).
     Our governance and nominating committee operates pursuant to a written charter. Among other things, the committee charter calls upon the governance and nominating committee to:
•	develop criteria for selecting new directors and to identify individuals qualified to become board members and members of the various committees of the board;

•	select, or to recommend that the board select, the director nominees for the each annual meeting of stockholders and the committee nominees; and

•	develop and recommend to the board a set of corporate governance principles applicable to the corporation.
Corporate Governance
Code of Business Conduct and Ethics
     Our board of directors has established a code of business conduct and ethics. Among other matters, the code of business conduct and ethics is designed to deter wrongdoing and to promote:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.
     Waivers to the code of business conduct and ethics will only be granted by the governance and nominating committee of the board. The committee has never granted any waiver to the code. If the committee grants any waivers of the elements listed above to any of our officers, we expect to announce the waiver within five business days on the corporate governance section of our corporate website at www.desertcapitalreit.com. The information on that website is not a part of this prospectus.

Public Availability of Corporate Governance Documents
     Our key corporate governance documents, including our code of business conduct and the charters of our audit committee, and governance and nominating committee are available in print to any stockholder who requests them from our corporate secretary.
Compensation of Executive Officers
     All of our executive officers are employed by our Advisor and are compensated by our Advisor. We do not separately compensate our officers for their service as officers, nor do we reimburse our Advisor for any portion of our officers’ compensation from our Advisor, other than through the general fees we pay to our Advisor under the advisory agreement (which are described under the caption “The Advisor—The Advisory Agreement—Compensation and Expenses”). In the future, our board or the compensation committee may decide to pay annual compensation or bonuses and/or long-term compensation awards to one or more of our non-employee officers for their services as officers. We may from time to time, in the discretion of the compensation committee of our board of directors, grant restricted shares of our common stock to one or more of our officers. The shares will be granted pursuant to our 2004 Stock Incentive Plan.
U.S. FEDERAL INCOME TAX CONSIDERATIONS
     The following is a summary of the material U.S. federal income tax consequences to an investor in our common stock. This summary is based on current law. The tax consequences related to an investment in our common stock may vary depending on an investor’s particular situation and this discussion does not purport to discuss all aspects of taxation that may be relevant to a holder of our common stock in light of his or her personal investment or tax circumstances, or to holders of our common stock subject to special treatment under the U.S. federal income tax laws. Investors subject to special treatment include, without limitation, insurance companies, financial institutions, broker-dealers, tax-exempt organizations, investors holding common stock as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations or partnerships, and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to you as a holder of our common stock.
     The information in this summary is based on the Internal Revenue Code, current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS, and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the IRS upon which this summary is based include its practices and policies as expressed in private letter rulings that are not binding on the IRS, except with respect to the taxpayers who requested and received such rulings. Future legislation, Treasury Regulations, administrative interpretations and practices, and court decisions may affect the tax consequences contained in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment, and the statements in this prospectus are not binding on the IRS or a court. Thus, we can provide no assurance that the tax consequences contained in this summary will not be challenged by the IRS or sustained by a court if challenged by the IRS.
     You are urged to consult your tax Advisor regarding the specific tax consequences to you of (1) the acquisition, ownership and sale or other disposition of our common stock, including the federal, state, local, foreign and other tax consequences; (2) our election to be taxed as a REIT for U.S. federal income tax purposes; and (3) potential changes in applicable tax laws.
Taxation of Our Company — General
     We elected to become subject to tax as a REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2004. Our board of directors currently expects that we will operate in a manner that will permit us to qualify as a REIT for the taxable year ending December 31, 2005, and to maintain our qualification as a REIT in each taxable year thereafter. This treatment will permit us to deduct dividend distributions to our stockholders for U.S. federal income tax purposes, thus effectively eliminating the “double taxation” that generally results when a corporation earns income and distributes that income to its stockholders in the form of dividends.

     We have obtained the opinion of Locke Liddell & Sapp LLP, our special tax counsel, to the effect that we have met the requirements for qualification as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2004, and our current and contemplated method of operation described in this prospectus and as represented by us will enable us to continue to satisfy the requirements for such qualification. This opinion is based on various assumptions relating to our organization and operation and is conditioned upon certain representations made by us to our legal counsel. The opinion of our counsel is not binding upon the IRS. Our continued qualification and taxation as a REIT will depend upon our ability to meet, on a continuing basis, distribution levels and diversity of stock ownership, and the various qualification tests imposed by the Internal Revenue Code as discussed below. This opinion is based on the law in effect on the date hereof which is subject to change, possibly retroactively.
     There can be no assurance that we will qualify as a REIT in any particular taxable year, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances. If we were not to qualify as a REIT in any particular year, we would be subject to U.S. federal income tax as a regular, domestic corporation, and our stockholders would be subject to tax in the same manner as stockholders of such corporation. In this event, we could be subject to potentially substantial income tax liability in respect of each taxable year that we fail to qualify as a REIT, and the amount of earnings and cash available for distribution to our stockholders could be significantly reduced or eliminated.
     Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:
•	We will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	We may be required to pay the “alternative minimum tax” on our items of tax preference, if any.

•	If we have (1) net income from the sale or other disposition of foreclosure property which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property.

•	We will be required to pay a 100% tax on any net income from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held for sale to customers in the ordinary course of business. Further, we will be required to pay a 100% tax in respect of amounts that are treated by us as rents from real property but are properly allocable or attributable under the Internal Revenue Code to services rendered by a taxable REIT subsidiary (see below) as well as deductible expense items paid to us by our taxable REIT subsidiary in excess of amounts that would be paid by an unrelated third party.

•	If we fail to satisfy the 75% or 95% gross income tests, as described below, but have maintained our qualification as a REIT, we will be required to pay a 100% tax on an amount based upon the magnitude of the failure, adjusted to reflect our profitability.

•	If we fail to meet the requirements of any asset test for a particular quarter by more than the de minimis amount, as described below, we may we may be required to pay a tax equal to the greater of (1) $50,000 or (2) the amount determined under Treasury Regulations by multiplying the net income generated by the assets that caused the failure by the highest corporate tax rate.

•	If we fail to satisfy any of the REIT qualification requirements except the gross income and asset tests, as described below, we may be required to pay a tax of $50,000 for each such failure in order to maintain our REIT status.

•	We will be required to pay a 4% excise tax on the amount by which our annual distributions to our stockholders is less than the sum of (1) 85% of our ordinary income for the year; (2) 95% of our REIT capital gain net income for the year; and (3) any undistributed taxable income from prior periods.

•	If we acquire an asset from a corporation that is not a REIT in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the transferor corporation, and we subsequently sell the asset within 10 years, then we would be required to pay tax at the highest regular corporate tax rate on this gain to the extent (a) the fair market value of the asset exceeds (b) our adjusted tax basis in the asset, in each case, determined as of the date on which we acquired the asset. The results described in this paragraph assume that we will elect this treatment in lieu of an immediate tax when the asset is acquired.
     With respect to an equity interest in either a taxable mortgage pool or a residual interest in a real estate mortgage investment conduit (REMIC), the ownership of which is attributed to us, we will pay tax at the highest corporate rate on the amount of any excess inclusion income for the taxable year allocable to the percentage of our shares that are held by specified tax exempt organizations that are not subject to the tax on unrelated business taxable income.
Requirements for Qualification as a REIT
     The Internal Revenue Code defines a REIT as a corporation, trust or association:
(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates of beneficial ownership to its owners;

(3)	that would be taxable as a regular corporation, but for its election to be taxed as a REIT;

(4)	that is not a financial institution or an insurance company under the Internal Revenue Code;

(5)	that is owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to also include some entities) during the last half of each year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets, and the amount of its distributions.
     The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire year and that condition (5) must be met during at least 335 days of a year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not apply to the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), tax-exempt entities are generally treated as individuals, subject to a “look-through” exception for pension funds.
     Our articles of incorporation provide for restrictions regarding ownership and transfer of our stock. These restrictions are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT would terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to determine the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we would not be disqualified as a REIT.
     In addition, a corporation may not qualify as a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.
Ownership of a Partnership Interest
     Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership, and we will be deemed to be entitled to our proportionate share of the gross income of the partnership in both cases determined by our percentage interest in partnership capital. The character of the assets and gross income of the partnership generally retains the same character in our hands for purposes of satisfying the gross income and asset tests.
Taxable REIT Subsidiaries
     REITs are permitted to own up to 100% of the shares in a corporation that elects to be treated as a taxable REIT subsidiary. In order to obtain taxable REIT subsidiary status, the corporation and the REIT must file a joint election with the IRS. A taxable REIT subsidiary pays tax at regular corporate income rates on any income it earns. Moreover, the Internal Revenue Code contains rules (including a limitation on interest deductions and rules requiring the imposition of taxes on the REIT at a rate of 100% on certain reallocated income and expenses) to ensure that contractual arrangements between a taxable REIT subsidiary and its beneficial owners are at arm’s length. Securities in taxable REIT subsidiaries will not qualify as real estate assets for the purposes of the 75% asset test described below.
Qualified REIT Subsidiaries
     A qualified REIT subsidiary is a corporation, all of the stock of which is owned by a REIT. Under the Internal Revenue Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT. Rather, all of the assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary are treated as the assets, liabilities, and items of income, deduction, and credit of the REIT for purposes of the REIT income and asset tests described below. A qualified REIT subsidiary does not include a corporation that elects to be treated as a taxable REIT subsidiary.
Income Tests
     We must meet two annual gross income requirements to qualify as a REIT. First, each year we must derive, directly or indirectly, at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including rents from real property and mortgage interest, or from specified temporary investments. Second, each year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from investments meeting the 75% test described above, or from dividends, interest and gain from the sale or disposition of stock or securities. For these purposes, the term interest generally does not include any interest of which the amount received depends on the income or profits of any person. An amount will generally not be excluded from the term interest, however, if such amount is based on a fixed percentage of receipts or sales.
     Any amount includable in gross income by us with respect to a regular or residual interest in a real estate mortgage investment conduit is generally treated as interest on an obligation secured by a mortgage on real property for purposes of the 75% gross income test. If, however, less than 95% of the assets of a real estate mortgage investment conduit consist of real estate assets, we will be treated as receiving directly our proportionate share of the income of the real estate mortgage investment conduit, which would generally include non-qualifying income for purposes of the 75% gross income test. In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the principal amount of the loan exceeds the fair market value of the real property on the date we purchased the mortgage loan, interest income on the loan will be apportioned between the real property and the other property, which apportionment would cause us to recognize income that is not qualifying income for purposes of the 75% gross income test.
     In general, and subject to the exceptions in the preceding paragraph, the interest, original issue discount, and market discount income that we derive from investments in mortgage loans and mortgage-backed securities will be qualifying interest income for purposes of both the 75% and the 95% gross income tests. It is possible, however, that interest income from a mortgage loan may be based in part on the borrower’s profits or net income, which would generally disqualify such interest income for purposes of both the 75% and the 95% gross income tests.
     We may employ, to the extent consistent with the REIT provisions of the Internal Revenue Code, forms of securitization of our assets under which a sale of an interest in a mortgage loan occurs, and a resulting gain or loss is recorded on our balance sheet for accounting purposes at the time of sale. In a sale securitization, only the net retained interest in the securitized mortgage loans would remain on our balance sheet. Based on the REIT provisions of the Internal Revenue Code, we expect to conduct such sale securitizations through one or more taxable REIT subsidiaries formed for such purpose. To the extent consistent with the REIT provisions of the Internal Revenue Code, such entities could elect to be taxed as real estate mortgage investment conduits.
     If we fail to satisfy one or both of the 75% or 95% gross income tests for any year, we may still qualify as a REIT if we are entitled to relief under the Internal Revenue Code. Generally, we may be entitled to relief if:
•	our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our U.S. federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with the intent to evade tax.
     It is not possible to state whether in all circumstances we would be entitled to rely on these relief provisions. If these relief provisions did not apply to a particular set of circumstances, we would not qualify as a REIT. Even if these relief provisions were to apply, and we retained our status as a REIT, a tax would be imposed with respect to our income that did not meet the gross income tests. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodically monitoring our income.
Foreclosure Property
     Net income realized by us from foreclosure property is generally subject to tax at the maximum federal corporate tax rate. Foreclosure property includes real property and related personal property (1) that is acquired by us through foreclosure following a default on a loan secured by the property or on a lease of the property and (2) for which we make an election to treat the property as foreclosure property. We will not be able to treat any real property (or related personal property) as foreclosure property if at the time we made or entered into the loan or lease, we had an intent to foreclose or evict or knew or had reason to know that a default would occur.
Prohibited Transaction Income
     Any net income realized by us from prohibited transactions is subject to a 100% tax. In general prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held as inventory or otherwise held primarily for sale to customers in the ordinary course of business. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We could be subject to the 100% tax on prohibited transactions if we sell or securitize our loans in a manner that is treated as a sale of loans for U.S. federal income tax purposes. Although the Internal Revenue Code and the Treasury Regulations provide standards which, if met, would not result in prohibited transaction income, we may not be able to meet these standards in all circumstances.
Hedging Transactions
     We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions could take a variety of forms, including short sales, purchases of treasury options and futures, interest rate swaps, or caps and floors. To the extent that we enter into hedging transactions to reduce our interest rate risk on indebtedness incurred to acquire or carry real estate assets, any income, or gain from the disposition of hedging transactions should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.
Asset Tests
     At the close of each quarter of each year, we also must satisfy four tests relating to our assets.
     First, at least 75% of the value of our total assets must be real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include real estate mortgages, real property, interests in other REITs and stock or debt instruments held for one year or less that are purchased with the proceeds of a stock offering or a long-term public debt offering.

     Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class.
     Third, of the investments included in the 25% asset class, the value of any one issuer’s securities that we hold may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total voting power or more than 10% of the value of the outstanding securities of any corporation which is not a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary.
     Finally, no more than 20% of the value of a REIT’s total assets may be represented by securities of one or more taxable REIT subsidiaries.
     Desert Capital and the TRS have entered into an agreement to acquire Consolidated Mortgage gradually over time, resulting in 100% ownership of Consolidated Mortgage by the TRS effective October 5, 2005. See “Acquisition of Consolidated Mortgage.” As the TRS increases its interest in Consolidated Mortgage, the value of the TRS securities held by us will likewise increase. However, we do not expect that the securities of the TRS, combined with the securities of any other taxable REIT subsidiary, will at any time represent more than 20% of the value of our assets.
     We expect that any mortgage-backed securities, real property and temporary investments that we acquire, will generally be qualifying assets for purposes of the 75% asset test except to the extent that less than 95% of the assets of a real estate mortgage investment conduit in which we own an interest consists of real estate assets.. Mortgage loans also will generally be qualifying assets for purposes of the 75% asset test to the extent that the principal balance of each mortgage loan does not exceed the value of the associated real property.
     We anticipate that we may securitize all or a portion of the mortgage loans that we acquire, in which event we will likely retain certain of the subordinated and interest only classes of mortgage-backed securities that may be created as a result of such securitization. The securitization of mortgage loans may be accomplished through one or more of our taxable REIT subsidiaries, or qualified REIT subsidiaries and one or more real estate mortgage investment conduits. The securitization of the mortgage loans through one or more qualified REIT subsidiaries or taxable REIT subsidiaries (whether or not structured as real estate mortgage investment conduits) should not affect our qualification as a REIT or result in the imposition of corporate income tax under the taxable mortgage pool rules. However, in order to reduce the likelihood that we would be subject to a 100% tax on any gain from the sale of interests in real estate mortgage investment conduits, we expect to use our taxable REIT subsidiaries to form such real estate mortgage investment conduits and to sell interests therein.
     After meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. In addition, if we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter.
     If we fail to meet the requirements of the 5% and 10% asset tests described above for a particular quarter, we will not lose our status as a REIT if the failure is due to ownership of assets the total value of which does not exceed the lesser of (1) 1% of the total value of our assets at the end of the quarter, or (2) $10,000,000. In either case, we must either (1) dispose of the assets within six months after the last day of the quarter in which the failure is identified (or a different period of time prescribed by the IRS), or (2) otherwise satisfy these tests within the relevant time period.
     If we fail to meet the requirements of any asset test for a particular quarter by more than the de minimis amount described in the immediately preceding paragraph, we will not lose our status as a REIT if (1) after we identify the failure to satisfy the asset tests for a quarter, we file a schedule for the quarter in accordance with Treasury Regulations describing each asset that caused the failure (2) the failure was due to reasonable cause and not willful neglect, (3) we dispose of the assets described on the schedule within six months of the last day of the quarter in which we identified the failure or within some other time period prescribed by IRS or we otherwise satisfy the asset tests within the relevant time period, and (4) we pay a tax equal to the greater of (a) $50,000 or (b) the amount determined (pursuant to Treasury Regulations) by multiplying the net income generated by the assets in the schedule that caused the failure by the highest corporate tax rate.

     We will monitor the status of the assets that we acquire for purposes of the various asset tests and we will manage our portfolio in order to comply with such tests.
Annual Distribution Requirements
     To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of (1) 90% of our REIT taxable income and (2) 90% of our after tax net income, if any, from foreclosure property, minus (3) the sum of certain items of noncash income. In general, REIT taxable income means taxable ordinary income without regard to the dividends paid deduction. In addition, if we dispose of any asset within 10 years of acquiring it from a taxable C corporation in a tax free reorganization or any other similar carry-over basis transaction, we may be required, under Treasury Regulations not yet promulgated, to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.
     In order to satisfy the requirement that we distribute at least 90% of our REIT taxable income attributable to a particular taxable year in the form of dividends, we will use the following methods of distribution: (1) making regular dividends during the taxable year; (2) paying dividends that relate to the particular taxable year by January 31 of the following taxable year, provided we declare the dividends in the fourth quarter of the particular taxable year; and (3) paying dividends that relate to the particular taxable year on or before the first regular dividend after our declaration of such dividends, provided that we declare the dividend prior to the date that our tax return is due for the particular taxable year. The dividends paid under the third method are taxable in the year in which paid, even though these distributions relate to our prior year for purposes of our 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, we will be subject to tax at regular federal corporate tax rates.
     From time to time we may not have sufficient cash or other liquid assets to meet the above distribution requirements due to timing differences between the actual receipt of cash and payment of expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the REIT distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings, or pay dividends in the form of taxable stock dividends.
     Under certain circumstances, we may be able to rectify a failure to meet a distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being subject to tax on amounts distributed as deficiency dividends. We will be required, however, to pay interest based upon the amount of any deduction claimed for deficiency dividends. In addition, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute each year at least the sum of 85% of our ordinary income for the year, 95% of our capital gain income for the year, and any undistributed taxable income from prior periods.
Record Keeping Requirements
     We are required to maintain records and request on an annual basis information from specified stockholders. This requirement is designed to disclose the actual ownership of our outstanding stock.
Failure to Qualify
     If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code described above do not apply, we will be subject to U.S. federal income tax, including any applicable alternative minimum tax, and possibly increased state and local taxes, on our taxable income at regular corporate rates. Such taxation will reduce the cash available for distribution by us to our stockholders. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. If we fail to qualify as a REIT, to the extent of our current and accumulated earnings and profits, distributions to our stockholders who are individuals generally will be taxable at preferential rates, for the 2003 through 2008 tax years; and, subject to certain limitations of the Internal Revenue Code, corporate stockholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we will be entitled to statutory relief.
Taxable Mortgage Pool Rules
     An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if :
•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations (liabilities) that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations bear a relationship to the payments to be received by the entity on the debt obligations that it holds as assets.
     Under the Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool. Under the Internal Revenue Code and Treasury Regulations, it is possible for a portion of a REIT (as opposed to the entire REIT) to be classified as a taxable mortgage pool. This could occur, for example, if a qualified REIT subsidiary holds a pool of mortgages and uses that pool to issue two classes of pay-through debt. In that case, however, only the taxable income of that portion (and not the taxable income of the entire REIT) would be treated as a excess inclusion income.
     Although we believe that we currently do not own any interests in any taxable mortgage pools, our future financing and securitization arrangements could give rise to us being considered to be, or to own an interest in, one or more taxable mortgage pools. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a taxable mortgage pool, however, special rules apply. The taxable mortgage pool is not treated as a corporation that is subject to corporate income tax, and the taxable mortgage pool classification does not directly affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would, in general, except as described below, be limited to the stockholders of the REIT.
     A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income or “phantom” taxable income, could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any of (a) income allocable to the holder of the residual interest in a REMIC or an equity interest in a taxable mortgage pool over (b) the sum of an amount for each day in the calendar quarter equal to the product of (1) the adjusted issue price at the beginning of the quarter multiplied by (2) 120 percent of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This income would nonetheless be subject to the distribution requirements that apply to us, and could therefore adversely affect our liquidity.
     Moreover, our excess inclusion income would be allocated among our stockholders. A stockholder’s share of excess inclusion income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Although the law on the matter is unclear, to the extent that excess inclusion income is allocated to a tax-exempt stockholder that is not subject to unrelated business income tax (such as government entities), we might be taxable on this income at the highest applicable corporate tax rate. The manner in which excess inclusion income would be allocated among shares of different classes of our shares or how such classes of our shares or how such income is to be reported to stockholders is not clear under current law.

REMIC Residual Interests
     We would also have excess inclusion income if we held any REMIC residual interests. We do not anticipate holding such interests, however, other than through a taxable REIT subsidiary. Otherwise, the effect on our stockholders would be the same as described immediately above.
Taxation of Taxable United States Stockholders
     When we use the term “United States stockholders,” we mean a holder of shares of our stock who is, for U.S. federal income tax purposes:
•	a citizen or resident of the United States;

•	a corporation or partnership, or other entity taxable as a corporation or partnership for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury Regulations provide otherwise;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons whom have the authority to control all substantial decisions of the trust.
Distributions Generally
     The rate at which stockholders who are individuals are taxed on corporate dividends has been lowered for the 2003 through 2008 tax years, from a maximum of 38.6% (as ordinary income) to a maximum of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010.
     Distributions out of our current or accumulated earnings and profits, other than capital gain dividends will be taxable to our United States stockholders as ordinary income. Provided we qualify as a REIT, our dividends will not be eligible for the dividends received deduction generally available to United States stockholders that are corporations. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individuals who receive dividends from taxable C corporations. An exception applies, however, and individual stockholders are taxed at such rates on dividends designated by and received from REITs, to the extent that the dividends are attributable to (1) income that the REIT previously retained in the prior year, and on which it was subject to corporate level tax; (2) dividends received by the REIT from taxable corporations; or (3) income subject to taxation from sales of appreciated property acquired from C corporations in carryover basis transactions.
     To the extent that we make distributions in excess of our current and accumulated earnings and profits, our distributions will be treated as a tax-free return of capital to each United States stockholder, and will reduce the adjusted tax basis which each United States stockholder has in its shares of stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder’s adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November or December of any year and pay to a stockholder of record on a specified date in any of those months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend by January of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions
     Distributions designated as net capital gain dividends will be taxable to our United States stockholders as capital gain income to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a United States stockholder has held his shares. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.
Retention of Net Capital Gains
     We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:
•	include their proportionate share of our undistributed net capital gains in their taxable income;

•	receive a credit for their proportionate share of the tax paid by us; and

•	increase the adjusted basis of their stock by the difference between the amount of their capital gain and their share of the tax paid by us.
Passive Activity Losses and Investment Interest Limitations
     Distributions we make, and gain arising from the sale or exchange by a United States stockholder of our shares, will not be treated as passive activity income. As a result, United States stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.
Dispositions of Stock
     If you are a United States stockholder and you sell or dispose of your shares of stock, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted tax basis in the shares of stock. This gain or loss will be capital gain or loss if you have held the stock as a capital asset, and will be long-term capital gain or loss if you have held the stock for more than one year. In general, if you are a United States stockholder and you recognize loss upon the sale or other disposition of stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.
Backup Withholding and Information Reporting
     We report to our United States stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder, that does not provide us with the correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

Taxation of Tax-Exempt Stockholders
     The IRS has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder, has not held its shares as debt financed property within the meaning of the Internal Revenue Code and the shares are not otherwise used in a unrelated trade or business, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. Generally, debt financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.
     For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax Advisors concerning these set aside and reserve requirements.
     Notwithstanding the above, however, a portion of the dividends paid by a pension-held REIT may be treated as unrelated business taxable income as to any pension trust which:
•	is described in Section 401(a) of the Internal Revenue Code;

•	is tax-exempt under Section 501(a) of the Internal Revenue Code; and

•	holds more than 10%, by value, of the equity interests in the REIT.
     Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “qualified trusts.”
     A REIT is a pension held REIT if:
•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by a qualified trust shall be treated, for purposes of the 5/50 rule, as owned by the beneficiaries of the trust, rather than by the trust itself; and

•	either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.
     The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:
•	the gross income from the unrelated business earned by the REIT, less direct expenses relating to this gross income, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

•	the total gross income of the REIT less direct expenses relating to this gross income.

•	A de minimis exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our articles of incorporation, we do not expect to be classified as a pension-held REIT but there can be no assurance that this will always be the case.

Taxation of Non-United States Stockholders
     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (non-United States stockholders) are complex and no attempt will be made herein to provide more than a summary of such rules.
     Prospective non-United States stockholders should consult their tax Advisors to determine the impact of foreign, federal, state and local tax laws with regard to an investment in our common stock and of our election to be taxed as a REIT including any reporting requirements.
     Distributions to non-United States stockholders that are not attributable to gain from sales or exchanges by us of United States real property interests and are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-United States stockholder’s conduct of a United States trade or business, the non-United States stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as United States stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-United States stockholder that is a corporation). We expect to withhold United States income tax at the rate of 30% on the gross amount of any distributions made to a non-United States stockholder unless (1) a lower treaty rate applies and any required form, such as Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-United States stockholder with us or (2) the non-United States stockholder files a Form W-8ECI with us claiming that the distribution is effectively connected income.
     Any portion of the distributions paid to non-United States stockholders that is treated as excess inclusion income from a real estate mortgage investment conduit will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In addition, if Treasury Regulations are issued allocating our excess inclusion income from non-real estate mortgage investment conduits among our stockholders, some percentage of our distributions would not be eligible for exemption from the 30% withholding tax or a reduced treaty withholding tax rate in the hands of non-United States stockholders.
     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder’s stock, such distributions will give rise to tax liability if the non-United States stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits.
     For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges of a United States real property interest, which includes certain interests in real property, but generally does not include mortgage loans or mortgage-backed securities, will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (FIRPTA). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a non-United States stockholder as if such gain were effectively connected with a United States business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to United States stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-United States corporate stockholder. We are required to withhold 35% of any distribution that is or can be designated by us as a United States real property capital gains dividend. The amount withheld is creditable against the non-United States stockholder’s FIRPTA tax liability. However, distributions attributable to gain from sales or exchanges of a United States real property interest that are made to a non-United States stockholder that owns, actually or constructively,

5% or less of a class of our stock throughout a specified testing period that is traded on an established common stock market are treated as distributions that are not attributable to a United States real property interest.
     Gain recognized by a non-United States stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a domestically controlled REIT, which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States persons. Because our stock is publicly traded, no assurance can be given that we are or will remain a domestically controlled REIT.
     Gain not subject to FIRPTA will be taxable to a non-United States stockholder if (1) the non-United States stockholder’s investment in the stock is effectively connected with a United States trade or business, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain or (2) the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of the stock were to be subject to taxation under FIRPTA, the non-United States stockholder would be subject to the same treatment as United States stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-United States corporations). A similar rule will apply to capital gain dividends to which FIRPTA does not apply.
Withholding Tax and Information Reporting on Disposition of REIT Stock
     The payment of proceeds from the disposition of common stock to or through a United States office of a broker will be subject to information reporting and backup withholding, unless the beneficial owner furnishes to the broker the appropriate documentation upon which the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-United States stockholder or otherwise establishes an exemption and provided the broker does not have actual knowledge or reason to know that the beneficial owner is a United States stockholder.
     The payment of proceeds from the disposition of common stock to or through a non-United States office of a broker generally will not be subject to backup withholding and information reporting, except as noted below.
     In the case of proceeds from a disposition of common stock paid to or through a non-United States office of a broker that is:
•	a United States person;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•	a foreign person 50% or more of whose gross income from a specified period is effectively connected with a United States trade or business; then information reporting, but not backup withholding, will apply unless the broker has documentary evidence in its files that the owner is a non-United States stockholder and other conditions are satisfied, or the beneficial owner otherwise establishes an exemption, and the broker has no actual knowledge to the contrary.
     The sale of common stock outside of the United States through a non-United States broker will also be subject to information reporting if the broker is a foreign partnership and at any time during its tax year:
•	one or more of its partners are United States persons, as defined for U.S. federal income tax purposes, who in the aggregate hold more than 50% of the income or capital interests in the partnership; or
•	the foreign partnership is engaged in a United States trade or business.
     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-United States stockholder can be refunded or credited against the non-United States stockholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

     Each prospective holder of common stock should consult that holder’s own tax adviser with respect to the information and backup withholding requirements.
Possible Legislative or Other Actions Affecting REITs
     The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the United States Treasury Department. Changes to the tax law, which may have retroactive application, could adversely affect us and our investors. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax law applicable to us or our investors will be changed.
State, Local and Foreign Taxation
     We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above. In addition, your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above. You should consult your tax Advisor regarding the effect of state, local and foreign tax laws on an investment in our common stock.
ERISA CONSIDERATIONS
     The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of Section 4975 of the Internal Revenue Code that may be relevant to prospective investors. This discussion does not purport to deal with all aspects of ERISA or the Internal Revenue Code that may be relevant to particular investors in light of their particular circumstances.
     A PROSPECTIVE INVESTOR THAT IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA, A TAX-QUALIFIED RETIREMENT PLAN, AN IRA, OR A GOVERNMENTAL, CHURCH, OR OTHER PLAN THAT IS EXEMPT FROM ERISA IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER APPLICABLE PROVISIONS OF ERISA, THE INTERNAL REVENUE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF THE SHARES BY SUCH PLAN OR IRA.
Fiduciary Duties and Prohibited Transactions
     In considering an investment in our common stock, a fiduciary of a profit-sharing, pension, stock bonus plan, or individual retirement account (IRA), including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of ERISA and/or the Internal Revenue Code or the fiduciary responsibility provisions of ERISA, should consider (1) whether the ownership of our common stock is in accordance with the documents and instruments governing such plan; (2) whether the ownership of our common stock is consistent with the fiduciary’s responsibilities and satisfies the requirements of Part 4 of Subtitle B of Title I of ERISA (where applicable) and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA; (3) ERISA’s prohibitions on improper delegation of control over, or responsibility for, plan assets and ERISA’s imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach of duty by another fiduciary; (4) the need to value the assets of the ERISA plan annually; and (5) whether the acquisition, holding or transfer of the common stock will constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.
     In addition to the imposition of fiduciary standards, ERISA and Section 4975 of the Internal Revenue Code prohibit a wide range of transactions between an ERISA Plan, an IRA, or certain other plans (collectively, a “Plan”) and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA and “disqualified persons” within the meaning of the Internal Revenue Code). Thus, a Plan fiduciary or person making an investment decision for a Plan also should consider whether the acquisition or the continued holding of the shares might constitute or give rise to a direct or indirect prohibited transaction.

Plan Assets
     The prohibited transaction rules of ERISA and the Internal Revenue Code apply to transactions with a Plan and also to transactions with the “plan assets” of the Plan. The “plan assets” of a Plan include the Plan’s interest in an entity in which the Plan invests and, in certain circumstances, the assets of the entity in which the Plan holds such interest. The term “plan assets” is not specifically defined in ERISA or the Internal Revenue Code, nor, as of the date hereof, has it been interpreted definitively by the courts in litigation. On November 13, 1986, the United States Department of Labor, the governmental agency primarily responsible for administering ERISA, adopted a final regulation (the “DOL Regulation”) setting out the standards it will apply in determining whether an equity investment in an entity will cause the assets of such entity to constitute “plan assets.” The DOL Regulation applies for purposes of both ERISA and Section 4975 of the Internal Revenue Code.
     Under the DOL Regulation, if a Plan acquires an equity interest in an entity, which equity interest is not a “publicly-offered security,” the Plan’s assets generally would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulation defines a publicly-offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred). The shares are being sold in an offering registered under the Securities Act and have been registered under Section 12(g) of the Exchange Act.
     The DOL Regulation provides that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a class of securities will not fail to be “widely held” solely because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. The shares are “widely held.”
     The DOL Regulation provides that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. The DOL Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not affect, alone or in combination, the finding that such securities are freely transferable. The Company believes that the restrictions imposed under the Articles of Incorporation on the transfer of the common stock are limited to restrictions on transfer generally permitted under the DOL Regulation and are not likely to result in the failure of the common stock to be “freely transferable.” See “Description of Capital Stock—Common Stock.” The DOL Regulation only establishes a presumption in favor of a finding of free transferability and, therefore, no assurance can be given that the Department of Labor and the U.S. Treasury Department would not reach a contrary conclusion with respect to the common stock.
     Assuming that the shares continue to be “widely held” and will be “freely transferable,” the Company believes that the shares will be publicly-offered securities for purposes of the DOL Regulation and that the assets of the Company will not be deemed to be “plan assets” of any Plan that invests in the shares.
Governmental Plans
     Although federal, state and local governmental pension plans are not subject to ERISA, applicable provisions of federal and state law may restrict the type of investments such a plan may make or otherwise have an impact on such a plan’s ability to invest in the shares. Accordingly, state and local governmental pension plans considering an investment in the Company should consult with their counsel regarding their proposed investment in the Company.
Minimum Distribution Requirements
     Potential investors who intend to purchase shares in their IRAs, and any trustee of an IRA or other fiduciary of a retirement plan considering an investment in the shares, should take into consideration the limited liquidity of an investment in the shares as it relates to applicable minimum distribution requirements under the Internal Revenue Code for the IRA or other retirement plan. If the shares are still held in the IRA or retirement plan and the our properties have not yet been sold at such time as mandatory distributions are required to commence to the IRA beneficiary or qualified plan participant, Section 401(a)(9) of the Internal Revenue Code will likely require that a distribution in kind of the common stock be made to the IRA beneficiary or qualified plan participant. Any such distribution in kind of shares must be included in the taxable income of the IRA beneficiary or qualified plan participant for the year in which the shares are received at the then current fair market value of the shares without any corresponding cash distributions with which to pay the income tax liability arising out of any such distribution. The fair market value of any such distribution in kind will be only an estimated value per shares and there can be no assurance that such estimated value could actually be realized by a shareholder unless a public market for the shares exists at that time.
Annual Valuation
     Fiduciaries of retirement plans and IRAs are required to determine annually the fair market value of the assets of such retirement plans and IRAs, typically, as of the close of the fiscal year. To the extent that there is no public market for the shares at the end of a plan’s or IRA’s fiscal year, you will be required to estimate the value of our shares for this purpose. We have not undertaken any commitment to conduct an annual valuation of our shares for this purpose.
     Fiduciaries of ERISA plans and IRAs should consult with and rely upon their own Advisors in evaluating the consequences under the fiduciary responsibility and prohibited transaction provisions of ERISA and the Internal Revenue Code of an investment in common stock in light of their own circumstances.

DESCRIPTION OF CAPITAL STOCK
     The following summary highlights selected material information about our capital stock, as described in our articles of incorporation and bylaws. You should refer to our articles of incorporation and our bylaws for a full description. You can obtain copies of our articles of incorporation and our bylaws and every other exhibit to our registration statement. Please see “Where You Can Find More Information about Desert Capital REIT, Inc.”
General
     Our articles of incorporation provide that we may issue up to 100,000,000 shares of our common stock, $0.01 par value per share, and 15,000,000 shares of our preferred stock, $0.01 par value per share. As of September 30, 2005, we had 6.8 million shares of our common stock issued and outstanding, no shares of our preferred stock issued and outstanding and 1,750 record holders of our common stock.
     Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.
Common Stock
     According to the legal opinion we have received from Locke Liddell & Sapp LLP, all shares of our common stock offered hereby will be duly authorized and, upon receipt by us of the full consideration therefore, will be validly issued, fully paid and non-assessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our articles of incorporation regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized and declared by our board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.
     Subject to the provisions of our articles of incorporation regarding the restrictions on ownership and transfer of stock and the terms of any other class or series of our stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of our stock, the holders of such shares of our common stock possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our common stock elect all of the directors then standing for election and the holders of the remaining shares are not able to elect any of our directors.
     Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, or redemption and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our articles of incorporation regarding the restrictions on ownership transfer of stock, shares of our common stock have equal dividend, liquidation and other rights.
     Under the Maryland General Corporation Law, or MGCL, a Maryland corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not fewer than a majority of all of the votes entitled to be cast by the stockholders on the matter) is set forth in the corporation’s articles of incorporation. Our articles of incorporation provide that any such action shall be effective and valid if taken or authorized by our stockholders by the affirmative vote of the holders of a majority of all the votes entitled to be cast on the matter.
     Our articles of incorporation authorize our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of our stock, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock
     Our articles of incorporation authorize our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series of preferred stock, our board is required by the MGCL and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of the closing of this offering, no shares of our preferred stock will be outstanding and we have no present plans to issue any preferred stock.
Power to Issue Additional Shares of Our Common Stock and Preferred Stock
     We believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.
Transfer Restrictions
     Our articles of incorporation, subject to certain exceptions, contain certain restrictions on the number of shares of our stock that a person may own. Our articles of incorporation contain a stock ownership limit which will prohibit any person from acquiring or holding, directly or indirectly, shares of stock in excess of 9.8% of the lesser of the total number or value of any class of our stock. Our board of directors, in its sole discretion, may exempt a person from the stock ownership limit. Our board of directors exempted Second James Corporation from the limit in connection with our acquisition of Consolidated Mortgage. However, our board of directors may not grant such an exemption to any person whose ownership, direct or indirect, of in excess of 9.8% of the lesser of the number or value of the outstanding shares of our stock would result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in us failing to qualify as a REIT. The person seeking an exemption must represent to the satisfaction of our board of directors that it will not violate the aforementioned restriction. The person also must agree that any violation or attempted violation of any of the foregoing restriction will result in the automatic transfer of the shares of stock causing such violation to the trust (as defined below). Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of directors in its sole discretion, in order to determine or ensure our status as a REIT.
Our articles of incorporation further prohibit:
•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons.
     Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our stock that resulted in a transfer of shares to the trust in the manner described below, will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on us.
     If any transfer of shares of our stock occurs which, if effective, would result in any person beneficially or constructively owning shares of our stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such volatile transfer. Shares of stock held in the trust shall be issued and outstanding shares of our stock. The prohibited owner shall not benefit economically from ownership of any shares of stock held in the trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of stock have been transferred to the trustee shall be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the charitable beneficiary. The prohibited owner shall have no voting rights with respect to shares of stock held in the trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion):
•	to rescind as void any vote cast by a prohibited owner prior to the discovery by us that such shares have been transferred to the trust; and
•	to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote.
     Within 20 days after receiving notice from us that shares of our stock have been transferred to the trust, the trustee shall sell the shares of stock held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate any of the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner shall receive the lesser of:
•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price, as defined in our charter, of such shares on the day of the event causing the shares to be held in the trust; and
•	the price per share received by the trustee from the sale or other disposition of the shares held in the trust, in each case reduced by the costs incurred to enforce the ownership limits as to the shares in question. Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid immediately to the charitable beneficiary.
     If, prior to the discovery by us that shares of our stock have been transferred to the trust, such shares are sold by a prohibited owner, then:
•	such shares shall be deemed to have been sold on behalf of the trust; and
•	to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee upon demand.
     In addition, shares of our stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift); and
•	the market price on the date we, or our designee, accept such offer.
We shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner.
     All certificates representing shares of our common stock and preferred stock, if issued, will bear a legend referring to the restrictions described above.
     Every owner of more than 1% (or such lower percentage as required by the Internal Revenue Code or the related regulations) of all classes or series of our stock, including shares of our common stock, within 30 days after the end of each fiscal year, shall be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and our status under the DOL plan asset regulations and to ensure compliance with the stock ownership limits. In addition, each stockholder shall upon demand be required to provide to us such information as we may reasonably request in order to determine our status as a REIT and our status under the DOL plan asset regulations and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance. We may request such information after every sale, disposition or transfer of our common stock prior to the date a registration statement for such stock becomes effective.
     These ownership limits could delay, defer or prevent a change in control or other transaction of us that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is Phoenix American Financial Services. Their mailing address is 2401 Kerner Boulevard, San Rafael, CA 94901-5529, Attention: Stockholder Relations. Their telephone number is 866-305-4745.
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR
ARTICLES OF INCORPORATION AND BYLAWS
     The following summary highlights selected material provisions of Maryland law and our articles of incorporation and bylaws and may not contain all of the information that is important to you. You should refer to Maryland law, including the MGCL, and to our articles of incorporation and our bylaws for a full description. Copies of our articles of incorporation and our bylaws are filed as exhibits to the registration statement of which this prospectus is a part. You can also obtain copies of our articles of incorporation and our bylaws and every other exhibit to our registration statement. Please see “Where You Can Find More Information about Desert Capital REIT, Inc.” Our articles of incorporation were ratified by unanimous vote of our board of directors on March 30, 2004.
Board of Directors
     A majority of our directors including the independent directors have reviewed and ratified our articles of incorporation. Our bylaws provide that the number of directors may be established, increased or decreased by our board of directors but may not be fewer than three nor more than 15. Any vacancy on our board may be filled only by a majority of the remaining directors, even if such a majority constitutes fewer than a quorum. Our articles of incorporation provide that a majority of our board of directors must be independent directors.
     Holders of shares of our common stock will not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock present in person or by proxy will be able to elect all of the successors of the directors. A quorum is 50% of our outstanding shares of common stock
Removal of Directors
     Our articles of incorporation provide that a director may be removed only for cause (as defined in our articles of incorporation) and only by the affirmative vote of a majority of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision of our articles of incorporation will preclude stockholders from removing incumbent directors except upon the existence of cause for removal and an affirmative vote. Also, our election in our bylaws to be subject to certain provisions of Maryland law which vest in our board of directors the exclusive right to fill vacancies on our board will prevent stockholders, even if they are successful in removing incumbent directors, from filling the vacancies created by such removal with their own nominees.
Limitation of Liability and Indemnification
     The MGCL permits a Maryland corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from:
•	actual receipt of an improper benefit or profit in money, property or services; or
•	active and deliberate dishonesty established by a final judgment as being material to the cause of action.
     Section 10.1 of our articles of incorporation contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.
     Our articles of incorporation and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of our company, or while a director or officer of our company is or was serving, at our request, as a director, officer, agent, partner or trustee of another corporation, partnership, joint venture, limited liability company, trust, REIT, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in our articles of incorporation and bylaws shall include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding.
     The MGCL requires a corporation (unless its articles of incorporation provides otherwise, which our articles of incorporation do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:
•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
     However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and
•	a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.
Business Combinations
     Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any “interested stockholder” or any affiliate of an interested stockholder are prohibited for five years after the most recent date on which a person or entity becomes an interested stockholder. An interested stockholder is any person or entity who beneficially owns 10% or more of the voting power of the corporation’s shares, or any affiliate of such a person or entity, or any person or entity that was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation at any time within the two-year period prior to the date in question, or any affiliate of such a person or entity. After the five-year period has elapsed, any such business combination must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder.
     Section 15.10 of our articles of incorporation exempts us from the provisions of the MGCL relating to business combinations with interested stockholders or affiliates of interested stockholders. However, our articles of incorporation can be amended.
Control Share Acquisitions
     The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share” acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
•	one-tenth or more, but less than one-third;
•	one-third or more, but less than a majority; or
•	a majority or more of all voting power.
     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.
     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
     The control share acquisition statute does not apply:
•	to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or
•	to acquisitions approved or exempted by our charter or bylaws of the corporation.
     Section 15.8 of our articles of incorporation exempts from the control share acquisition statute any and all acquisitions by any person of our shares of stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future.
Amendment to our Articles of Incorporation
     Except as provided below, our articles of incorporation, including provisions regarding the removal of directors, may be amended only if approved by our stockholders by the affirmative vote of the holders of not fewer than a majority of all of the votes entitled to be cast on the matter.
Dissolution
     Our dissolution must be approved by our stockholders by the affirmative vote of not fewer than the holders of a majority of all of the votes entitled to be cast on the matter.
Meetings of Stockholders; Advance Notice of Director Nominations and New Business
     Annual Meetings. We have annual meetings of stockholders for the purpose of electing directors and conducting other business that properly comes before the meeting. Our bylaws provide that with respect to an annual meeting of stockholders, director nominations and stockholder proposals may be made only:
•	pursuant to our notice of the meeting;

•	at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.
     For nominations or other proposals to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice in writing to our corporate secretary and any such proposal must otherwise be a proper matter for stockholder action.
     To be timely, a stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; except that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which we first make a public announcement of the date of such meeting.

     A stockholder’s notice must set forth:
•	as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A of the Exchange Act, including such person’s written consent to be named as a nominee and serving as a director if elected;

•	as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and of any such stockholder’s affiliates and of any person who is the beneficial owner, if any, of such stock; and

•	as to the stockholder giving notice and each beneficial owner, if any, of such stock, the name and address of such stockholder, as they appear on the company’s stock ownership records, and the name and address of each beneficial owner of such stock, and the class and number of shares of stock of the company which are owned of record or beneficially by each such person.
     Special Meetings. Special meetings of our stockholders may be called only by our president or by our board of directors, unless otherwise required by law. Special meetings of our stockholders shall also be called by our secretary upon the written request of stockholders entitled to cast at least a 10% of all votes entitled to be cast at such meeting. The date, time and place of any special meetings will be set by our board. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our board of directors may be made only:
•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.
Liability of Stockholders
          We are a Maryland Corporation. All shares that are acquired by stockholders and full consideration is paid therefor, shall be fully-paid and non-assessable. As a stockholder in a corporation, generally you are not personally liable on account of any of the contractual obligations undertaken by us.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Articles of Incorporation and Bylaws
     If the applicable provisions in our articles of incorporation exempting us from the business combination provisions and the control share acquisition provisions of the MGCL are rescinded, the business combination provisions and the control share acquisition provisions of the MGCL, the provisions of our articles of incorporation on removal of directors and the advance notice provisions of our bylaws and certain other provisions of our articles of incorporation and bylaws and the MGCL could delay, defer or prevent a change in control of us or other transactions that might involve a premium price for holders of our common stock or otherwise be in their best interest.
PRINCIPAL STOCKHOLDERS
     The following table presents information known to us regarding the beneficial ownership of our common stock. In accordance with SEC rules, each listed person’s beneficial ownership includes:
•	all shares the investor actually owns (of record or beneficially);

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and
•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).
     Except as otherwise noted, information is given as of December 19, 2005 on an actual basis and as adjusted to reflect the sale of our common stock in this offering. The table presents information regarding:
•	each of our named executive officers;

•	each director of our company;

•	all of our directors and executive officers as a group; and

•	each stockholder known to us to owns beneficially more than 5% of our common stock.
     Except as otherwise noted, the beneficial owners named in the following table have sole voting and investment power with respect to all shares of our common stock shown throughout as beneficially owned by them, subject to community property laws, where applicable.

	Beneficial ownership			Beneficial ownership
	before offering			after offering
	Number		Percent (1)	Number		Percent (1)
Five Percent or More Stockholder

Second James, Inc.	450,000		5.1%	450,000		2.0%
600 Main Street
Britton, SD 57430

Directors and Officers (2)

Todd B. Parriott	179,303	(3)	2.0%	179,303	(3)	*
Jonathan G. Arens	2,247		*	2,247		*
Robert M. Beville	8,686		*	8,686		*
G. Steven Dawson	48,000		*	48,000		*
James L. George	13,186		*	13,186		*
Bryan L. Goolsby	83,000		*	83,000		*
Tom Gustafson	8,375		*	8,375		*

All directors and executive officers as a group (7 persons)	342,797		3.9%	342,797		1.4%

*	Holdings represent less than 1% of all shares outstanding.

(1)	Assumes that the listed person does not sell any shares of our common stock prior to the completion of this offering. Calculated using 8,844,710 shares of our common stock outstanding as of December 19, 2005 plus the 15,000,000 shares to be issued by us in this offering.

(2)	The address of each of our officers and directors is c/o Desert Capital REIT, Inc., 1291 Galleria Drive, Suite 200, Henderson, Nevada 89014.

(3)	Represents shares owned by ARJ Management, Inc. and Burton Management, Ltd., of which Mr. Parriott may be deemed to be the beneficial owner.

THE OFFERING
General
     We are offering a maximum of 15,000,000 shares ($225,000,000) at a purchase price of $15.00 per share. Included in the shares of common stock being offered, we have registered 1,500,000 shares ($15.00 per share) available to stockholders purchasing shares in this offering who elect to participate in our reinvestment plan and who receive a copy of this prospectus or a separate prospectus for the reinvestment plan. Prior to the conclusion of this offering, if any of the 1,500,000 shares remain after meeting anticipated obligations under the reinvestment plan, we may decide to sell a portion of those shares in this offering. Any participation in our reinvestment plan by a person who becomes a stockholder otherwise than by participating in this offering will require solicitation under this prospectus or a separate prospectus. See “Summary of Reinvestment Plan.” Our board of directors may determine to engage in future offerings of common stock of up to the number of unissued authorized shares of common stock available following termination of this offering.
     A minimum investment of 167 shares ($2,505) is required, except for Texas investors who must make a minimum investment of 100 shares ($1,500). IRAs, Keogh plans, and pension plans must make a minimum investment of at least 100 shares ($1,500), except for Nevada investors who must make a minimum investment of 133.334 shares ($2,000). Any investor who makes the required minimum investment may purchase additional shares in increments of one share.
     Proceeds received from sales of shares to investors in New York will be held in a segregated company account pending the investment thereof as set forth under “Estimated Use of Proceeds.”
     No shares will be sold to residents of Washington, D.C. until we have sold shares to other investors in this offering with aggregate gross proceeds of $20 million (1,333,334 shares).
Plan of Distribution
     The offering is being managed by our Dealer-Manager, who is a member of the NASD. The Dealer-Manager was formed in 2003 and this offering is the second offering it has managed. Todd Parriott, our Chairman, Chief Executive Officer, President and Chief Investment Officer is also the majority stockholder of the Dealer-Manager and serves as its President, Treasurer and one of its directors. Jonathan Arens, our Chief Financial Officer, is the Chief Financial Officer and a minority stockholder of our Dealer-Manager. The principal business function of the Dealer-Manager is to sell the shares in our offering.
     Shares of our common stock are being offered to the public on a “best efforts” basis (which means that the Dealer-Manager is required to use only its best efforts to sell the maximum number of securities offered any minimum amount will be sold) through the Dealer-Manager, who is a member of the NASD. The Dealer-Manager reserves the authority to retain broker-dealers that are members of the NASD or other persons or entities exempt from broker-dealer registration (the soliciting dealers). The Dealer-Manager will use its best efforts during the offering period to find eligible persons who desire to subscribe for the purchase of the common stock from the Company. Erin Linnemeyer, our Directors of Stockholder Relations, is an affiliate and licensed principal of the Dealer-Manager, and the Advisor is an affiliate of the Dealer-Manager.
     We will pay the Dealer-Manager an aggregate of up to 6.5% of the gross proceeds as selling commissions. The Dealer-Manager may reallow fees of up to 6.0% to the soliciting dealers with respect to shares of common stock sold by them. In addition, we will pay the Dealer-Manager for actual expenses incurred in connection with the due diligence of our company and this offering and such reimbursement will be reallowed to the soliciting dealers who incurred such expenses following submission of invoices supporting such expenses, up to 0.5% of the gross proceeds. We will also pay to the Dealer-Manager marketing support fees of 3.0% of gross proceeds. Up to one-half of this fee will be reallowed to any soliciting dealer which enters into an addendum to any participating broker agreement with the Dealer-Manager. Generally, the Dealer-Manager will not reallow any portion of the marketing support fee to soliciting dealers unless they have a prescribed minimum sales volume of shares of our common stock and they agree to provide one or more of the following services: (1) provide internal marketing support personnel and marketing communications vehicles to assist the Dealer-Manager in promoting us; (2) respond to investors’ inquiries concerning monthly statements, valuations, distributions rates, tax information, annual reports, reinvestment and redemption rights and procedures, our financial status and the real estate markets in which we have has invested; (3) assist investors with reinvestments; and/or (4) provide other services required by investors from time to time and maintain the technology necessary to adequately service investors. A portion of the marketing support fee reallowance may be used to pay for attendance at seminars directly related to us. Selling commissions, the marketing support fee and due diligence expense reimbursements will not be paid in connection with shares purchased pursuant to our reinvestment plan. See “Summary of Reinvestment Plan.”
     Soliciting dealers that have a contractual arrangement with their clients for the payment of fees on terms that are inconsistent with the acceptance of all or a portion of the selling commissions and the marketing support fee may elect not to accept all or a portion of their compensation in the form of selling commissions and the reallowance of the marketing support fee offered by us for shares that they sell. In that event, such shares shall be sold to the investor net of the applicable commissions and any marketing support fee. We have no actual knowledge of any such contractual arrangements because no soliciting dealers have been identified.
     The following table shows the per share and total underwriting discounts and commissions to be paid to the Dealer-Manager by us.

		Total, assuming offering of
	Per Share	$202,500,000
Sales Commissions.	$.975	$13,162,500
Marketing Support Fee	$.45	$6,075,000

(1)	The Dealer-Manager received no commissions or fees with respect to shares sold under our DRIP.

     In addition to the fees set forth in the above table, we will reimburse the Dealer-Manager for bona fide due diligence expenses, up to 0.5% of the gross offering proceeds ($1,012,500).
     The Dealer-Manager is aware that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the Dealer-Manager and its affiliates.
     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, persons engaged in the distribution of the shares may be limited in their ability to engage in market activities with respect to such shares. In addition, the Dealer-Manager will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock.
Other Compensation
     The total amount of Dealer-Manager compensation, including commissions, paid in connection with the offering will not exceed 10% of gross proceeds, plus an additional 0.5% of gross proceeds for reimbursement of bona fide due diligence expenses. Dealer-manager compensation includes selling commissions, marketing support fees, wholesaling compensation and expense reimbursements, and expenses relating to sales seminars.
     The Dealer-Manager and the soliciting dealers severally will indemnify us and our officers and directors, the Advisor and its officers and directors and their affiliates, against certain liabilities, including liabilities under the Securities Act.
Subscription Procedures
Procedures Applicable to All Subscriptions
     In order to purchase shares, the subscriber must complete and execute the subscription agreement. Any subscription for shares must be accompanied by cash or check payable to Desert Capital REIT, Inc. Subscriptions will be effective only upon their acceptance by us, and we reserve the right to reject any subscription in whole or in part. Certain soliciting dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks for shares for which they have subscribed payable directly to the soliciting dealer. In such case, the soliciting dealer will issue a check made payable to the order of us, as the case may be, for the aggregate amount of the subscription proceeds.
     Each subscription will be accepted or rejected by us within seven days after its receipt, and no sale of shares shall be completed until at least five business days after the date on which the subscriber receives a copy of this prospectus. If a subscription is rejected, the funds will be returned to the subscriber within ten business days after the date of such rejection, without interest and without deduction. A form of the subscription agreement is set forth as Appendix B to this prospectus. The subscription price of each share is payable in full upon execution of the subscription agreement. A subscriber whose subscription is accepted will be sent a confirmation of his or her purchase.
     Our Sponsor, the Dealer-Manager and each soliciting dealer who sells shares on behalf of us have the responsibility to make every reasonable effort to determine that the purchase of shares is appropriate for an investor and that the requisite suitability standards are met. See “Suitability Standards and How to Subscribe—Suitability Standards.” In making this determination, our Sponsor, the Dealer-Manager or the soliciting dealers will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information. Each investor should be aware that determining suitability is the responsibility of the soliciting dealer.
     Our Sponsor, the Dealer-Manager and each soliciting dealer shall maintain records of the information used to determine that an investment in the shares is suitable and appropriate for an investor. Our Sponsor, the Dealer-Manager and each soliciting dealer shall maintain these records for at least six years.
     Subscribers will generally be admitted as stockholders on the day of acceptance of their subscriptions.
Procedures Applicable to Non-Telephonic Orders
     Each soliciting dealer receiving a subscriber’s check (where, pursuant to such soliciting dealer’s internal supervisory procedures, internal supervisory review must be conducted at the same location at which subscription documents and checks are received from subscribers), will deliver such checks to the Dealer-Manager no later than the close of business of the first business day after receipt of the subscription documents by the soliciting dealer except that, in any case in which the soliciting dealer maintains a branch office, and, pursuant to a soliciting dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office shall transmit the subscription documents and check to the soliciting dealer conducting such internal supervisory review by the close of business on the first business day following their receipt by the branch office and the soliciting dealer shall review the subscription documents and subscriber’s check to ensure their proper execution and form and, if they are acceptable, transmit the check to the Dealer-Manager by the close of business on the first business day after the check is received by the soliciting dealer. The Dealer-Manager will transmit the check to the transfer agent by no later than the close of business on the first business day after the check is received from the soliciting dealer.
Procedures Applicable To Telephonic Orders
     Certain soliciting dealers may permit investors to subscribe for shares by telephonic order to the soliciting dealer. There are no additional fees associated with telephonic orders. Subscribers who wish to subscribe for shares by telephonic order to the soliciting dealer may complete the telephonic order either by delivering a check in the amount necessary to purchase the shares to be covered by the subscription agreement to the soliciting dealer or by authorizing the soliciting dealer to pay the purchase price for the shares to be covered by the subscription agreement from funds available in an account maintained by the soliciting dealer on behalf of the subscriber. A subscriber must specifically authorize the registered representative and branch manager to execute the subscription agreement on behalf of the subscriber and must already have made or have agreed to make payment for the shares covered by the subscription agreement.
     To the extent that customers of any soliciting dealer wish to subscribe and pay for shares with funds held by or to be deposited with those firms, then such firms shall, subject to Rule 15c2-4(a) promulgated under the Exchange Act, either (1) upon receipt of an executed subscription agreement or direction to execute a subscription agreement on behalf of a customer, to forward the offering price for the shares covered by the subscription agreement on or before the close of business of the first business day following receipt or execution of a subscription agreement by such firms to the Dealer-Manager (except that, in any case in which the soliciting dealer maintains a branch office, and, pursuant to a soliciting dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office shall transmit the subscription documents and subscriber’s check to the soliciting dealer conducting such internal supervisory review by the close of business on the first business day following their receipt by the branch office and the soliciting dealer shall review the subscription documents and subscriber’s check to ensure their proper execution and form and, if they are acceptable, transmit the check to the Dealer-Manager by the close of business on the first business day after the check is received by the soliciting dealer); or (2) to solicit indications of interest in which event (a) such soliciting dealers must subsequently contact the customer indicating interest to confirm the interest and give instructions to execute and return a subscription agreement or to receive authorization to execute the subscription agreement on the customer’s behalf; (b) such soliciting dealers must mail acknowledgments of receipt of orders to each customer confirming interest on the business day following such confirmation; (c) such soliciting dealers must debit accounts of such customers on the fifth business day (the “debit date”) following receipt of the confirmation referred to in (a); and (d) such soliciting dealers must forward funds to the Dealer-Manager in accordance with the procedures and on the schedule set forth in clause (1) of this sentence. If the procedure in clause (2) is adopted, subscribers’ funds are not required to be in their accounts until the debit date. The Dealer-Manager will transmit the check to our transfer agent by no later than the close of business on the first business day after the check is received from the soliciting dealer.
     Investors, however, who are residents of Arizona, California, Florida, Iowa, Maine, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, New Mexico, North Carolina, Ohio, Oregon, South Dakota, Tennessee or Washington must complete and sign the subscription agreement in order to subscribe for shares and, therefore, may not subscribe for shares by telephone. Representatives of soliciting dealers who accept telephonic orders will execute the subscription agreement on behalf of investors who place such orders. All investors who telephonically subscribe for shares will receive, with confirmation of their subscription, a second copy of the prospectus.
     Residents of Oklahoma and Texas who telephonically subscribe for shares will have the right to rescind such subscriptions within 10 days from receipt of the confirmation. Such investors who do not rescind their subscriptions within such ten-day period shall be deemed to have assented to all of the terms and conditions of the subscription agreement.
Additional Subscription Procedures
     Investors who have questions or who wish to place orders for shares by telephone or to participate in the reinvestment plan should contact their soliciting dealer. Certain soliciting dealers do not permit telephonic subscriptions or participation in the reinvestment plan. See “Summary of Reinvestment Plan.” The form of subscription agreement for certain soliciting dealers who do not permit telephonic subscriptions or participation in the reinvestment plan differs slightly from the form attached hereto as Appendix B, primarily in that it will eliminate one or both of these options.
Determination of the Offering Price
     The offering price per share was determined by us in our sole discretion based upon our current dividend rate, the price which we believe investors would pay for the shares, the fees to be paid to our Advisor and its affiliates, as well as estimated fees to third parties, the expenses of this offering and the funds we believed should be available to invest in mortgage loans and other permitted investments. There is no public market for the shares on which to base market value. In addition, we did not take into account the value of the underlying assets in determining the price per share.
LEGAL MATTERS
     The validity of the shares of our common stock to be sold in this offering and the description of U.S. federal income tax consequences will be passed upon for us by Locke Liddell & Sapp LLP, Dallas Texas.

EXPERTS
     The financial statements as of December 31, 2003 and 2004 included in this prospectus have been audited by Eide Bailly LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
SUPPLEMENTAL SALES MATERIALS
     In addition to this prospectus, we may utilize certain sales material in connection with the offering of the shares, although only when accompanied by or preceded by the delivery of this prospectus. In certain jurisdictions, some or all of such sales material may not be available. This material may include information relating to this offering, property brochures and articles and publications concerning real estate. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material.
     The offering of shares is made only by means of this prospectus. Although the information contained in such sales material will not conflict with any of the information contained in this prospectus, such material does not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated by reference in this prospectus or said registration statement or as forming the basis of the offering of the shares.
WHERE YOU CAN FIND MORE INFORMATION ABOUT
DESERT CAPITAL REIT, INC.
     We have filed a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, with the SEC under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you for free on the SEC’s website at www.sec.gov.
     We are subject to the information and reporting requirements of the Exchange Act, and file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.
DEFINITIONS
     “Acquisition Fee” means the total of all fees and commissions paid by any party to any party in connection with making or investing in mortgage loans or the purchase, development or construction of property by us. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, development fee, construction fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated. Excluded shall be development fees and construction fees paid to persons not affiliated with our Sponsor in connection with the actual development and construction of a project.
     “Advisor” means Burton Management Company, Ltd.
     “Affiliate” means (1) any person or entity directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with another person or entity; (2) any person or entity directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of another person or entity; (3) any officer, director, partner, or trustee of such person or entity; (4) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other person; and (5) if such other person or entity is an officer, director, partner, or trustee of a person or entity, the person or entity for which such person or entity acts in any such capacity.
     “Average Invested Assets” are for any period, the average of the aggregate book value of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves computed by taking the average of such values at the end of each month during any given period.
     “Competitive Real Estate Commission” means a real estate or brokerage commission paid for the purchase or sale of a property which is reasonable, customary and competitive in light of the size, type and location of such property.
     “Independent directors” means our directors who are not associated and have not been associated within the last two years, directly or indirectly, with our Sponsor or our Advisor. A director shall be deemed to be associated with our Sponsor or Advisor if he or she:
•	owns an interest in the Sponsor, Advisor, or any of their affiliates; or

•	is employed by the Sponsor, Advisor or any of their affiliates; or

•	is an officer or director of the Sponsor, Advisor or any of their affiliates; or

•	performs services, other than as a director, for us; or

•	is a director for more than three REITs organized by our Sponsor or advised by our Advisor; or

•	has any material business or professional relationship with the Sponsor, Advisor, or any of their affiliates.
For the purposes of determining whether or not the business or professional relationship is material, the gross revenue derived by the prospective independent director from our Sponsor and Advisor and affiliates shall be deemed material per se if it exceeds 5% of the prospective independent director’s:
•	annual gross revenue, derived from all sources, during either of the last two years; or

•	net worth, on a fair market value basis.
     An indirect relationship shall include circumstances in which a director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law, or brothers- or sisters-in-law is or has been associated with our Sponsor, Advisor, any of their affiliates, or us.
     “Independent expert” means a person with no material current or prior business or personal relationship with the Advisor or affiliates who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by us.
     “Leverage” means our aggregate amount of indebtedness for money borrowed (including purchase money mortgage loans) outstanding at any time, both secured and unsecured.
     “Net assets” means total assets (other than intangibles) at cost before deducting depreciation or other non-cash reserves less total liabilities, calculated at least quarterly on a basis consistently applied.
     “Net income” means our taxable income, including net capital gains, but excluding net capital losses, and before deducting the incentive compensation fee, any net operating loss deductions arising from losses in prior periods and any items the Internal Revenue Code permits to be deducted when calculating taxable income for a REIT. For the purpose of calculating the limit on our Total Operating Expenses, Net Income shall exclude the gain from the sale of our assets.
     “Operating expenses” includes all costs and expenses incurred by us, except those borne by the Advisor, including, but not necessarily limited to, (1) issuance and transaction costs associated with the acquisition, disposition and financing of investments; (2) legal, independent accounting and auditing fees and expenses; (3) the compensation and expenses of our independent directors; (4) the costs of printing and mailing proxies and reports to stockholders; (5) costs incurred by employees of our Advisor for travel on behalf of us; (6) costs associated with any computer software or hardware that is used solely for us; (7) costs to obtain liability insurance to indemnify our directors and officers, our Advisor and its employees and directors; (8) the compensation and expenses of our custodian and transfer agent; (9) all expenses incurred in connection with due diligence; (10) the accumulation of mortgage loans; (11) the raising of capital and incurrence of debt; (12) the acquisition of assets; (13) interest expenses; (14) taxes and license fees; (15) non-cash costs; (16) litigation; (17) the base and incentive management fee; and (18) extraordinary or non-recurring expenses.
     “Ownership Limit” means, with respect to shares of common stock and preferred stock, the percent limitation placed on the ownership of common stock and preferred stock by any one Person (as defined in our Articles of Incorporation). As of the initial date of this Prospectus, the Ownership Limit is 9.8% of the outstanding common and preferred stock.
     “Plan” means ERISA plans, IRAs, or certain other plans.
     “Preferred stock” means any class or series of preferred stock that may be issued in accordance with the terms of our articles of incorporation and applicable law.
     “Qualified Plans” means qualified pension, profit-sharing, and stock bonus plans, including Keogh plans and IRAs.
     “Roll-Up” means a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the company and the issuance of securities of a Roll-Up Entity. Such term does not include:
•	a transaction involving securities of the company that have been for at least 12 months listed on a national securities exchange or traded through the National Association of Securities Dealers Automated Quotation National Market System; or

•	a transaction involving the conversion to corporate trust or association form of only the company if, as a consequence of the transaction there will be no significant adverse change in any of the following:
•	shareholders’ voting rights;

•	the term of existence of the company;

•	sponsor or advisor compensation; and

•	the company’s investment objectives.
     “Roll-Up Entity” means a partnership, REIT, corporation, trust, or other entity that would be created or would survive after the successful completion of a proposed Roll-Up transaction.
     “Shareholders” means the registered holders of our common stock.
     “Sponsor” means any person directly or indirectly instrumental in organizing, wholly or in part, us or any person who will control, manage or participate in the management of us, and any affiliate of such person. Not included is any person whose only relationship with us is as that of an independent property manager of our assets, and whose only compensation is as such. Sponsor does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services. A person may also be deemed our Sponsor by:
•	taking the initiative, directly or indirectly, in founding or organizing our business or enterprise; either alone or in conjunction with one or more other persons;

•	receiving a material participation in us in connection with the founding or organizing of our business, in consideration of services or property, or both services and property;

•	having a substantial number of relationships and contacts with us;

•	possessing significant rights to control our properties;

•	receiving fees for providing services to us which are paid on a basis that is not customary in the industry; or

•	providing goods or services to us on a basis which was not negotiated at arms length with us.
     “Total Operating Expenses” means aggregate expenses of every character paid or incurred by the company as determined under generally accepted accounting principles, including Advisors’ fees, but excluding:
•	the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses, and tax incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the company’s shares;

•	interest payments;

•	taxes;

•	non-cash expenditures such as depreciation, amortization and bad debt reserves;

•	incentive fees paid in compliance with North American Securities Administrators Association, Inc. Guidelines; and

•	acquisition fees, acquisition expenses, real estate commissions on resale of property and other expenses connected with the acquisition, disposition and ownership of real estate interests, mortgage loans, or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance repair and improvement of property).

INDEX TO FINANCIAL STATEMENTS
The following financial statements and schedules are filed as part of this report:

DESERT CAPITAL REIT, INC.
Consolidated Balance Sheets

		December 31,
	September 30, 2005	2004
	(unaudited)
ASSETS
Mortgage investments — net	$47,216,340	$17,217,116
Goodwill	10,576,657	—
Building and equipment — net	8,283,548	180,000
Land	1,820,000	—
Cash	5,644,877	2,375,309
Investment in subsidiary	—	3,501,047
Other	532,116	281,882

Total assets	$74,073,538	$23,555,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable	1,802,460	6,322,139
Accounts payable and accrued expenses	$12,162,097	$450,227

Total liabilities	13,964,557	6,772,366

Minority interest	409,831	—
Preferred stock, $0.01 par value: 15,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value: 100,000,000 shares authorized; 6,848,583, and 1,996,386 shares issued and outstanding on September 30, 2005, and December 31, 2004, respectfully	68,486	19,964
Additional paid-in capital	59,889,997	16,782,200
Retained earnings	(259,333)	(19,176)

Total stockholders’ equity	59,699,150	16,782,988

Total liabilities and stockholders’ equity	$74,073,538	$23,555,354

See accompanying notes to financial statements.

DESERT CAPITAL REIT, INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
INTEREST INCOME:
Mortgage notes receivable	$1,202,034	—	$2,746,415	—
Other interest	59,520	64,557	133,324	64,557

Total interest income	1,261,554	64,557	2,879,739	64,557

INTEREST EXPENSE:
Interest expense	289,428	13,401	790,735	13,401

Total interest expense	289,428	13,401	790,735	13,401

Net interest income	972,126	51,156	2,089,004	51,156
Provision for loan losses	13,739	4,589	41,345	4,589

Net interest income after provision for loan loss	958,387	46,567	2,047,659	46,567

NON-INTEREST INCOME:
Loan brokerage fees	2,350,262	—	7,769,711	—
Service and other loan fees	385,439	—	1,750,241	—
Other	66,978	—	133,609	—

Total non-interest income	2,802,679	—	9,653,561	—

NON-INTEREST EXPENSE:
Compensation and payroll	475,000	43,993	1,412,455	91,993
Management fees	816,764	5,606	2,562,539	5,606
Professional fees	378,501	—	1,363,305	—
Insurance	99,780	51,000	328,911	51,000
Other	329,990	17,947	953,822	34,804

Total non-interest expense	2,100,035	118,546	6,621,032	183,403

Net income before taxes	1,661,031	(71,979)	5,080,188	(136,836)

Income tax expense	89,662	—	451,678	—

Income before minority interest	1,571,369	(71,979)	4,628,510	(136,836)
Income allocated to minority interest	259,744	—	1,695,101	—

Net income	$1,311,625	(71,979)	$2,933,409	(136,836)

Net earnings (loss) per share — basic and diluted	0.25	(0.30)	0.78	(1.45)

Dividends declared per share	5,271,441	243,068	3,764,800	94,356
See accompanying notes to financial statements.

DESERT CAPITAL REIT, INC.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months
	Ended September 30,
	2005	2004
OPERATING ACTIVITIES
Net income (loss)	$2,933,409	$(136,836)
Adjustments to reconcile net income (loss) to net cash
Depreciation	127,802	—
Minority interest	1,695,101	—
Stock based compensation	61,111	5,556
Provision for loan loss	41,345	4,589
Net change in
Other assets	(248,234)	(99,288)
Accounts payable	71,999	40,083

Net cash provided by operating activities	4,682,533	(185,896)

INVESTING ACTIVITIES
Investment in subsidiary (net of cash received of $1,039,908)	(4,960,092)	—
Increase in mortgage notes receivable	(27,452,029)	(8,284,885)
Acquisition of land	(1,820,000)	—
Acquisition of building and equipment	(7,969,839)	—

Net cash used by investing activities	(42,201,960)	(8,284,885)

FINANCING ACTIVITIES
Increase in borrowings	4,588,558	3,650,675
Issuance of common stock	44,875,218	5,915,116
Dividends on common stock	(1,680,555)	—
Dividends to minority interest	(1,741,068)	—
Offering costs paid	(5,253,158)	(953,084)

Net cash provided by financing activities	40,788,995	8,612,707

Net increase in cash	3,269,568	141,926
Cash at beginning of period	2,375,309	182,202

Cash at end of period	$5,644,877	$324,128

Cash paid for interest	$790,734	$1,174
Cash paid for taxes	29,085	—

Supplemental schedule of non-cash investing and financing

Common stock issued in exchange for interest in subsidiary	$1,125,000	$—
Common stock issued as repayment of indebtedness	1,322,139	—
Common stock issued for dividend reinvestment program	995,225	—
Common stock dividends declared but not paid	624,057	30,906
Offering costs incurred but not paid	$27,708	$278,223
See accompanying notes to financial statements.

DESERT CAPITAL REIT, INC.
Consolidated Statements of Changes in Stockholders’ Equity
(Unaudited)

	Common	Common Stock	Additional Paid-in
	Stock Shares	Par Value	Capital	Retained Earnings	Total
Balance at December 31, 2004	1,996,386	$19,964	$16,782,200	$(19,176)	$16,782,988

Issuance of common stock	4,832,197	48,322	48,268,851		48,317,173

Stock based compensation	20,000	200	61,112	—	61,312

Dividends on common stock	—	—	—	(3,173,568)	(3,173,568)

Offering costs	—	—	(5,222,166)	—	(5,222,166)

Net income (loss)	—	—	—	2,933,411	2,933,411

Balance at June 30, 2005	6,848,583	$68,486	$59,889,997	$(259,333)	$59,699,150
See accompanying notes to financial statements.

Desert Capital REIT, INC.
Notes to Consolidated Financial Statements
September 30, 2005
(Unaudited)
Note 1 — Description of Business and Basis of Presentation
     Desert Capital REIT, Inc. (the “Company”), was organized and incorporated under the laws of the state of Maryland in December 2003. The Securities and Exchange Commission (“SEC”) declared the Company’s Registration Statement on Form S-11 effective on July 16, 2004. The Company incurred organizational costs prior to the registration statement becoming effective; however, principal business activity did not begin until July 16, 2004.
     The Company is a mortgage real estate investment trust, and its principal business activity is financing and investing in mortgage loans, including acquisition and development loans, construction loans, commercial property loans, and residential loans. The Company funds these investments through equity capital and leverage. Certain portions of our operations are conducted through our taxable REIT subsidiary (TRS). Income generated by our TRS is subject to federal income taxes at C corporation rates. Distributions made to stockholders from TRS generated income that has previously been taxed will receive “qualified” dividend treatment and be taxable to the stockholders at the current 15% rate.
     On November 10, 2004, the Company entered into an agreement to acquire Consolidated Mortgage LLC for $13.5 million, consisting of 450,000 shares of the Company’s common stock and $9 million in cash. The acquisition was structured as an installment sale, and as of September 30, 2005, the Company owned 78% of the equity of Consolidated Mortgage. Consolidated Mortgage is a mortgage broker whose principal business activity is the origination and servicing of 12- to 18-month mortgage loans for us and over 3,000 private investors. Consolidated Mortgage generates origination and servicing fees on the approximately 540 loans totaling $340 million of loans funded by its investor-clients. The Company believes that ownership of the loan origination and servicing company will supply it with adequate loans to continually invest capital as well as a strong cash flow. The purchase price results in recognition of goodwill because Consolidated Mortgage generates substantial earnings from a relatively small amount of assets, and the purchase price was derived from the earnings stream. The results of operations of Consolidated Mortgage are included in the consolidated statement of operations of the company as of January 1, 2005.
     The following amounts were assigned to each major asset and liability caption of Consolidated Mortgage on the acquisition dates:

July 1,
2005
Assets

Cash	$553,364
Mortgage investments	1,741,328

Equipment	287,515
Receivables	125,527
Goodwill	10,280,064

Total assets	$12,987,799

Liabilities

Accounts payable and accrued expenses	$746,471
Notes payable	1,741,328

Total liabilities	$2,487,799

Total purchase price	10,500,000

Total liabilities and purchase price	$12,987,799

     As of September 30, 2005, $10,576,657 of goodwill has been recorded, which includes $296,593 of the minority interest in the original goodwill, as a result of the purchase of Consolidated Mortgage.
     The consolidated financial statements presented in this Form 10-Q include the accounts of the Company, and its wholly or majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
     The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements, although management believes that the disclosures presented herein are adequate to make the information presented not misleading. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the quarter ended September 30, 2005 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2005. These financial statements should be read in conjunction with the financial statements and notes included in the Company’s financial statements for the year ended December 31, 2004, as filed in Form 10-K.
Note 2 — Summary of Significant Accounting Policies
     Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
     Cash and Cash Equivalents
     All highly liquid investments with original maturities of three months or less are considered to be cash equivalents. The Company places its cash and cash equivalents in high quality financial institutions. The consolidated account balances at each institution periodically exceeds FDIC insurance coverage and the Company believes that this risk is not significant.
     Revenue Recognition
     Interest is accrued monthly on outstanding principal balances unless the Company considers the collection of interest to be uncertain. The Company generally considers the collection of interest to be uncertain when loans are contractually past due 90 days or more. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual.
     Loan brokerage fees are recognized as income upon funding of the loans. Service and other loan fees are recognized upon collection.
     Organization Expenses
     Organization expenses were expensed as incurred.
     Offering Costs
     Costs attributable to securities offerings are charged against the proceeds of the offerings as a reduction to equity capital. These costs include legal and accounting fees to prepare the securities filing as well as the fees incurred in selling the securities, such as broker commissions.
     Building and Equipment
     Building, equipment, furniture and fixtures are stated at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the individual assets.
     Loans

     The Company generally invests in 12- to 18-month mortgage loans to borrowers. Loans are stated at unpaid principal balances, less the allowance for loan losses. Ninety-three percent of the loan portfolio consists of mortgage loans throughout Southern Nevada and the remaining 7% consists of loans throughout Arizona. The ability of the Company’s borrowers to pay the notes is dependent upon the real estate and general economic conditions in this area.
     Allowance for Loan Losses
     The Company provides a loan allowance related to certain of our mortgage loans. Management monitors the delinquencies and defaults on the underlying mortgages and, if an impairment of the related mortgage security is deemed to be other than temporary, the carrying value of the related mortgage security will be reduced to fair value. The loan loss provision is based on our assessment of numerous factors affecting our portfolio of mortgage assets including, but not limited to, current and projected economic conditions, delinquency status, credit losses to date on underlying mortgages and any remaining credit protection. Loan loss provision estimates are reviewed periodically and adjustments are reported in earnings when they become known.
     Impairment Policy
     The Company has adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144). Impairment is measured on a loan-by-loan basis on the fair value of the related collateral since all loans subject to this measurement are collateral dependent. There were no impairment losses recognized for the three and nine months ended September 30, 2005.
     Goodwill
     The Company has adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (SFAS 142), which requires that goodwill be tested for impairment at least annually. The Company has determined that goodwill was not impaired on September 30, 2005.
     Income Taxes
     The Company currently qualifies, and intends at all times in the future to qualify, as a real estate investment trust (“REIT”) for federal income tax purposes, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations. Therefore, the Company generally is not subject to federal corporate income taxes to the extent of distributions if the Company distributes at least 90% of its taxable income to its stockholders. To qualify as a REIT, the Company must elect to be so treated and must meet on a continuing basis certain requirements relating to the Company’s organization, sources of income, nature of assets, and distribution of income to stockholders. The Company also maintains certain records and may request certain information from its stockholders designed to disclose actual ownership of its stock in order to maintain REIT status.
     In addition, the Company must satisfy certain gross income requirements annually and certain asset tests at the close of each quarter of its taxable year. If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which it failed to qualify.
     Certain portions of our operations are conducted through our TRS. Income generated from taxable REIT our TRS is subject to federal income taxes at C corporation rates. Distributions made to stockholders from income generated by our TRS will receive “qualified” dividend treatment and be taxable to the stockholders at the current 15% rate. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
     Stock Compensation
     The Company accounts for stock-based compensation issued to employees and non-employees using the fair value recognition provisions of SFAS Statement No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment to FASB Statement No. 123” (FAS 148). The total value of the restricted stock is determined on the grant date, and this amount is expensed over the vesting period using the straight-line method.
     Recent Accounting Developments
     In June 2004, the FASB issued EITF 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF 03-01 requires an investor to determine when an investment is considered impaired, evaluate whether that impairment is other than temporary, and, if the impairment is other than temporary, recognize an impairment loss equal to the difference between the investment’s cost and its fair value. The guidance also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The impairment loss recognition and measurement guidance was to be applicable to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. In September 2004, the FASB proposed additional guidance related to debt securities that are impaired because of interest rate and/or sector spread increases, and delayed the effective date of EITF 03-01. The Company does not expect the interpretation to have a material effect on our financial condition or results of operations.
     In December 2004, the FASB published SFAS 123(R) entitled “Share-Based Payment.” It requires all public companies to report share-based compensation expense at the grant date fair value of the related share-based awards. We are required to adopt the provisions of the standard effective for periods beginning after June 15, 2005. The interpretation did not have a material effect on our financial condition or results of operations.
Note 3 — Mortgage Investments
     Mortgage investments represent acquisition and development, construction, commercial property, and residential loans. The Company is subject to the risks inherent in finance lending, including the risk of borrower default and bankruptcy. The Company also invests in subordinated or second lien, mortgage loans. As of September 30, 2005, approximately 8.1% of the principal balance of the outstanding mortgage notes was secured by second liens.
     Mortgage investments are stated at the principal outstanding, less the allowance for loan losses. Mortgage notes receivable are generally single-pay notes with interest due monthly, and have an average term of 12- to 18-months.

	September 30,	December 31,
	2005	2004
Acquisition and development loans	$33,173,689	$7,839,934
Construction loans	14,105,900	8,899,086
Commercial property loans	—	500,000
Allowance for loan losses	(63,249)	(21,904)

Mortgage investments — net	$47,216,340	$17,217,116

Note 4 — Allowance for Loan Losses
     Management reviews the Company’s allowance for loan loss provision periodically, and the Company maintains an allowance for loan losses on its mortgage notes receivable at an amount that management believes is sufficient to protect against potential losses in the loan portfolio. The Company’s actual losses may differ from the estimate. As of September 30, 2005, approximately 1.3% of the aggregate principal balance of the Company’s mortgage notes receivable was in default. Management believes that all principal will be recovered on the defaulted amounts and, therefore, no losses have been recognized in the period.
     A reconciliation of the Company’s allowance for loan losses follows:

Balance, December 31, 2004	$21,904
Provision for loan loss	41,345

Balance, September 30, 2005	$63,249

     The provision for loan loss was $13,739 and $41,345 for the three and nine months ended September 30, 2005, respectively.
Note 5 — Stock Based Compensation
     The Board of Directors has adopted the 2004 Stock Incentive Plan of Desert Capital REIT, Inc. (the “Plan”). Directors, officers of the Company or any affiliate of the Company, and individual consultants or advisors are eligible for stock based compensation under the Plan. The Company has authorized 1,000,000 shares of common stock under the Plan. As of September 30, 2005, the Company has granted awards for 40,000 restricted shares under the Plan. The fair value of the shares on the grant date was $10 per share, and the shares vest in three equal annual installments, commencing on the first anniversary of issuance. Restricted stock expense for the three and nine months ended September 30, 2005, was $27,778 and $61,111, respectively.
Note 6 — Building and Equipment
     The Company purchased an office building located in Henderson, NV, in February of 2005. The building serves as the corporate headquarters of the Company and any space not utilized by the Company is leased to third parties. The total square footage of the building is approximately 40,000 square feet, and as of September 30, 2005, the building was approximately 76% occupied. The building is generating positive cash flow to the Company at this level of occupancy.
     Building and equipment as of September 30, 2005, are as follows:

September 30,
2005
Building	$7,341,993
Equipment	244,276
Furniture and fixtures	789,983
Software	279,622

Less accumulated depreciation	(372,326)

$8,283,548

Depreciation expense was $95,043 and $127,802 for the three and nine months ended September 30, 2005, respectively.
Note 7 — Income taxes
     Certain portions of our operations are conducted through our TRS. Income generated from our TRS is subject to federal income taxes at C corporation rates. Distributions made to stockholders from income generated by our TRS will receive “qualified” dividend treatment and be taxable to the stockholders at the current 15% rate. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
     Effective income taxes differ from the amount determined by applying the statutory Federal rate of 34% for the period indicated as follows:

	Three months ended	Nine months ended
	September 30, 2005	September 30, 2005
Income tax computed on REIT income	$—	$—
Income tax computed on taxable REIT subsidiary income	89,662	451,678

Total income taxes	$89,662	$451,678

     As of September 30, 2005, Desert Capital REIT had estimated federal net operating loss tax carry-forwards of approximately $47,730, which expire in the year 2024. At September 30, 2005, the Company had no deferred income tax assets or liabilities.
Note 8 — Earnings per Share
     Earnings per share is computed in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during each period, inclusive of unvested restricted stock which participates fully in dividends. The Company does not have any potentially dilutive instruments outstanding as of September 30, 2005. Therefore, diluted earnings per share are not presented.

	Three months ended	Nine months ended
	September 30, 2005	September 30, 2005
Net income	$1,311,625	$2,933,409
Weighted average shares outstanding	5,271,441	3,764,800

Earnings per share	$0.25	$0.78

Note 9 — Dividends
     The Company declared monthly dividends of $0.075 per share of common stock for January, February, and March, and $0.10 per share of common stock for April, May, June, July, August, and September, payable to stockholders of record at the close of business on the last day of each month, prorated to the date admitted as a stockholder. The total dividends declared for the three and nine months ended September, 30, 2005 were $1,585,818 and $3,173,567, respectively.
Note 10 — Notes Payable
     As of September 30, 2005, the Company had borrowed $5,994,492 from Beresford Bancorporation, Inc, under a $15 million credit facility which is secured by the Company’s notes receivable. The interest rate on an outstanding balance of $5,000,000 or less is the 10-year treasury yield on the last day of the month, plus 3.00%. The interest rate on any outstanding balance greater the $5,000,000 is a constant 13%. Interest is payable monthly. The note matures February 1, 2006. The variable interest rate applicable for the month of September was 7.375%. Interest expense for the three and nine months ended September 30, 2005 was $168,453 and $626,379 respectively.
     The Company has borrowed $6,167,605 from Bank West of Nevada to purchase and complete an office building in Henderson, NV. The building serves as corporate headquarters for the Company. Any space that is not utilized by the Company is leased to third parties. The loan has a variable interest rate set at prime and is being amortized over twenty-one years. This prime interest rate as of September 30, 2005 was 6.75%.
Note 11 — Commitments and Related Parties
     The Company has contracted with Burton Management Company Ltd., (Burton), to serve as advisor for the Company. Burton oversees the day-to-day operations including asset, liability and capital management. The Company has no employees. In lieu of paying salaries to its officers, the Company compensates Burton pursuant to an advisory agreement that entitles Burton to a base management fee, incentive compensation and reimbursement of expenses. The officers and owners of Burton are also the executive officers of the Company. The annual base management compensation is 1% of the first $200,000,000 of average invested assets plus 0.8% of the average invested assets in excess of $200,000,000, to be paid quarterly. The base management fee expense for the three and nine months ended September 30, 2005 is $87,164, and $192,041, respectively. The incentive compensation is a tiered percentage of the amount of our net income (taxable income) excluding capital losses, before deducting incentive compensation less a threshold return, which is the net income that would produce an annualized return on our average invested assets equal to the 10-year U.S. Treasury rate plus 1.0%. The tiered percentage is the weighted average of 20% of the first $200,000,000 of average invested assets and 10% of the excess over $200,000,000 of average invested assets. The incentive compensation is calculated quarterly and any positive quarterly incentive amount shall be paid by the Company, along with the base management compensation, within 15 days of receipt of the computations. At the end of the fiscal year, the incentive compensation shall be calculated based upon the net income for the year. If the quarterly payments are less than the annual incentive amount, the Company shall pay

Burton the difference. If the quarterly payments were to exceed the annual incentive compensation, Burton will refund the excess to the Company, which will reduce the previously recorded incentive fee expense. Should the Company not have sufficient cash available to pay the quarterly or annual amounts, the Company would either borrow sufficient funds or sell assets to meet these contracted obligations. Incentive compensation for the three and nine months ended September 30, 2005 is $138,373, and $237,659, respectively.
     At the time the Company entered into its agreement to acquire Consolidated Mortgage, Consolidated Mortgage had a management agreement in place with ARJ Management, Inc. “ARJ”, a company of which Todd Parriott is president and director, pursuant to which ARJ is paid a management fee equal to 33% of Consolidated Mortgage’s pre-tax net income. The fee is calculated and paid monthly. The management fee for the three and nine months ended September 30, 2005, is $591,227, and $2,132,840, respectively. Burton is in the process of negotiating the acquisition of this management agreement from ARJ.
     The dealer-manager of the Company’s offering of common stock, CMC Financial Services, Inc., directs and oversees the sale of the Company’s equity securities. CMC Financial receives a marketing support fee and sales commissions based on the number of shares of common stock sold. The dealer-manager is an affiliate of both the Company and Burton, because the owners of CMC Financial are also the executive officers of the Company. CMC Financial earned sales commissions and marketing support fees for the three and nine months ended September 30, 2005 of $2,267,494, and $4,033,094, respectively.
     CMC Financial Services also has an agreement in place with Consolidated Mortgage to provide investors for loans brokered and serviced by Consolidated Mortgage for a fee equal to 25 basis points of every dollar raised. The fee is calculated and paid monthly. The Company expensed $251,702, and $779,527, for the three and nine months ended September 30, 2005.
     In September 2005, the Company loaned approximately $10.2 million to one of its affiliates, CM Land, LLC, which used these funds, in addition to funds provided by unaffiliated third party lenders, to acquire approximately $80 million of unimproved real estate from an unaffiliated third party. The Company’s loan is evidenced by a mortgage note and is secured by a first priority deed of trust on the land acquired with the Company’s funds. The interest payable by CM Land to the Company on the loans is 12.6% per annum, which is higher than the interest rate payable on comparable loans made from the Company to unaffiliated third parties. The Company paid no fees to CM Land in connection with the transaction.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee
Desert Capital REIT, Inc.
Las Vegas, Nevada
We have audited the accompanying balance sheets of Desert Capital REIT, Inc. as of December 31, 2004 and 2003, and the related statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based upon our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Desert Capital REIT, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
/s/ Eide Bailly
Aberdeen, South Dakota
February 28, 2005

DESERT CAPITAL REIT, INC.
Consolidated Balance Sheets

	December 31, 2004	December 31, 2003
ASSETS
Cash	$2,375,309	$182,202
Interest receivable	131,300	—
Prepaid insurance	71,833	—
Accounts receivable	78,749	—
Deposit on office building	180,000	—
Mortgage notes receivable (net)	17,217,116	—
Deferred offering costs	—	415,778
Investment in subsidiary	3,501,047	—

Total assets	$23,555,354	$597,980

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$203,219	$3,980
Sales commissions payable	43,551	—
Interest payable	48,103	—
Dividends payable	126,270	—
Taxes payable	29,085	—
Notes payable	6,322,139	400,000

Total liabilities	6,772,366	403,980

Preferred stock, $0.01 par value: 15,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value: 100,000,000 shares authorized; 1,996,386, and 20,000 shares issued and outstanding on December, 31 2004, and December 31, 2003, respectfully	19,964	200
Additional paid in capital	16,782,200	199,800
Accumulated deficit	(19,176)	(6,000)

Total stockholders’ equity	16,782,988	194,000

Total liabilities and stockholders’ equity	$23,555,354	$597,980

See accompanying notes to financial statements.

DESERT CAPITAL REIT, INC.
Consolidated Statements of Operations

	For the Year Ended	For the Year Ended
	December 31, 2004	December 31, 2003
INTEREST INCOME:
Mortgage assets	$458,458	$—
Other interest	239	—

Total interest income	458,697	—

INTEREST EXPENSE:
Mortgage borrowings	71,413	—
Other borrowings	21,513	—

Total interest expense	92,925	—

Net interest income	365,772	—
Provision for loan losses	21,904	—

Net interest income after provision for loan loss	343,868	—

NON INTEREST INCOME:
Income from investment in subsidiary	126,047	—
Other Income	410	—

Total non-interest income	126,457	—

NON INTEREST EXPENSE:
Management fee	35,516	—
Compensation expense	140,722	—
Insurance expense	127,500	—
Travel expense	33,191	—
Legal Fees	62,439	6,000
Transfer agent fees	23,132	—
Other	31,916	—

Total non-interest expense	454,417	6,000

Net income before taxes	15,908	(6,000)

Federal income tax expense for taxable REIT subsidiary	29,085

Net income (loss)	$(13,176)	$(6,000)

Net earnings (loss) per share — basic and diluted	(0.04)	(15.58)
See accompanying notes to financial statements.

DESERT CAPITAL REIT, INC.
Consolidated Statements of Cash Flows

	For the Year Ended	For the Year Ended
	December 31, 2004	December 31, 2003
OPERATING ACTIVITIES
Net income (loss)	$(13,176)	$(6,000)
Adjustments to reconcile net income (loss) to net cash
Stock based compensation	22,222	—
Provision for loan losses	21,904	—
Income from investment in subsidiary	(126,047)	—
Net change in
Interest receivable	(131,300)	—
Accounts receivable	(78,749)	—
Prepaid insurance	(71,833)	—
Accounts payable	184,090	3,980
Taxes payable	29,085	—
Interest payable	48,103	—

Net cash used by operating activities	(115,701)	(2,020)

INVESTING ACTIVITIES
Increase in mortgage notes receivable (net)	(17,239,020)	—
Deposit on office building	(180,000)	—

Net cash used by investing activities	(17,419,020)	—

FINANCING ACTIVITIES
Proceeds from notes payable	5,922,139	400,000
Issuance of common stock	16,188,859	200,000
Payment of common stock dividends	(162,639)	—
Offering costs paid	(2,220,531)	(415,778)

Net cash provided by financing activities	19,727,828	184,222

Net increase in cash	2,193,107	182,202
Cash at beginning of period	182,202	—

Cash at end of period	$2,375,309	$182,202

Cash paid for interest	$44,822	$—

Supplemental schedule of non-cash investing and financing

Common stock issued in exchange for interest in subsidiary	$3,375,000	$—
Common stock dividends declared but not paid	126,270	—
Offering costs incurred but not paid	$58,700	$—
See accompanying notes to financial statements.

DESERT CAPITAL REIT, INC.
Consolidated Statements of Changes in Stockholders’ Equity

	Common	Common Stock	Additional Paid - in	Accumulated
	Stock Shares	Par Value	Capital	Deficit	Total
Date of inception - December 17, 2003	—	—	—	—	—

Issuance of common stock	20,000	$200	$199,800	$—	$200,000

Stock based compensation	—	—	—	—	—

Dividends on common stock	—	—	—	—	—

Offering costs	—	—	—	—	—

Net income (loss)	—	—	—	(6,000)	(6,000)

Balance at December 31, 2003	20,000	200	199,800	(6,000)	194,000

Issuance of common stock	1,956,386	19,564	19,544,295	—	19,563,859

Stock based compensation	20,000	200	22,022	—	22,222

Dividends on common stock	—	—	(288,909)	—	(288,909)

Offering costs	—	—	(2,695,008)	—	(2,695,008)

Net income (loss)	—	—	—	(13,176)	(13,176)

Balance at December 31, 2004	1,996,386	$19,964	$16,782,200	$(19,176)	$16,782,988
     See accompanying notes to financial statements.

Desert Capital REIT, Inc.
Notes to the consolidated financial statements
December 31, 2004
Note 1 — Description of Business and Basis of Presentation
     Desert Capital REIT, Inc. (the “Company”), was organized and incorporated under the laws of the state of Maryland in December 2003. The Securities and Exchange Commission (“SEC”) declared the Company’s Registration Statement on Form S-11 effective on July, 16, 2004. The Company incurred organizational costs prior to the registration statement being effective, but principal business activity did not begin until July 16, 2004.
     The Company is a mortgage real estate investment trust and the principal business activity is the financing of and investment in mortgage loans, including acquisition and development loans, construction loans, commercial property loans, and residential loans. The financing will be provided through equity capital and leverage.
     The Company has established a wholly-owned subsidiary, Desert Capital TRS, Inc., which has elected to be treated as a taxable REIT subsidiary (“TRS”), resulting in it being subject to taxation at regular C corporation rates. TRS will invest in, among other things, assets which Desert Capital could not directly own due to the asset ownership restrictions of the Internal Revenue Code. On November 10, 2004, Desert Capital and TRS entered into an agreement to acquire Consolidated Mortgage LLC. The acquisition was structured as an installment sale, and as of December 31, 2004 TRS owned 25% of the equity of Consolidated Mortgage.
     The consolidated financial statements include the amounts of the Company, and its wholly or majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
Note 2 — Summary of Significant Accounting Policies
     Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
     Cash
     The Company places its temporary excess cash with high quality financial institutions. Such deposits may exceed the FDIC insurance limits.
     Revenue Recognition
     Interest will be accrued monthly on outstanding principal balances unless our Advisor considers the collection of interest to be uncertain. The Company generally considers the collection of interest to be uncertain when loans are contractually past due three months or more.
     Organization Expenses
     Organization expenses are expensed as incurred.
     Offering Costs
     Costs attributable to the securities offering are charged against the proceeds of the offering as a reduction to equity capital. These costs include legal and accounting fees to prepare the securities filing as well as the fees incurred in selling the securities, such as underwriting commissions.

     Investment in Non-Consolidated Affiliates
     Desert Capital TRS, a wholly owned subsidiary of the REIT, issued 337,500 shares of its $0.01 par value common stock for a 25% interest in Consolidated Mortgage, the operations of which are accounted for using the equity method. Consolidated Mortgage originates and services loans secured by first or second liens on the underlying property.
     Loans
     The Company generally grants 12 to 18 month mortgage loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Southern Nevada. The ability of the Company’s borrowers to honor their contracts is dependent upon the real estate and general economic conditions in this area.
     Loans are stated at unpaid principal balances, less the allowance for loan losses.
     The accrual of interest on mortgage loans is generally discontinued at the time the loan is 90 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are place on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.
     All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
     Allowance for Loan Losses
     The Company provides a loan allowance related to certain of our mortgage loans. Management monitors the delinquencies and defaults on the underlying mortgages and, if an impairment of the related mortgage security is deemed to be other than temporary, we will reduce the carrying value of the related mortgage security to fair value. Our loan loss provision will be based on our assessment of numerous factors affecting our portfolio of mortgage assets including, but not limited to, current and projected economic conditions, delinquency status, credit losses to date on underlying mortgages and any remaining credit protection. Loan loss provision estimates are reviewed periodically and adjustments are reported in earnings when they become known.
     Impairment Policy
     The Company has adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”(SFAS No. 144). Impairment is measured on a loan-by-loan basis on the fair value of the related collateral since all loans subject to this measurement are collateral dependent. There was no impairment losses recognized for the year ended December 31, 2004.
     Income Taxes
     The Company intends at all times to qualify as a real estate investment trust (“REIT”) for federal income tax purposes, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended and applicable Treasury Regulations. Therefore, the Company generally will not be subject to federal corporate income taxes if the Company distributes at least 90% of its taxable income to its stockholders. To qualify as a REIT, the Company must elect to be so treated and must meet on a continuing basis certain requirements relating to the Company’s organization, sources of income, nature of assets, and distribution of income to stockholders. The Company must also maintain certain records and request certain information from its stockholders designed to disclose actual ownership of its stock in order to maintain REIT status.
     In addition, the Company must satisfy certain gross income requirements annually and certain asset tests at the close of each quarter of its taxable year. If the trust fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. Unless entitled to relief under specific statutory provisions, the

Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.
     Desert Capital TRS is a taxable REIT subsidiary and is therefore subject to corporate income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date
     Stock Compensation
     The Company accounts for stock-based compensation issued to non-employees using the fair value recognition provisions of SFAS Statement No. 148 “Accounting for Stock-Based Compensation–Transition and Disclosure–An Amendment to FASB Statement No. 123” (FAS 148). The total value of the restricted stock is determined on the grant date, and this amount is expensed over the vesting period using the straight-line method.
     Recent Accounting Developments
     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The statement specifies the accounting for certain employee termination benefits, contract termination costs and costs to consolidate facilities or relocate employees and is effective for exit and disposal activities initiated after December 31, 2002. We do not expect the statement to have a material effect on our financial condition or results of operations.
     In November 2002, the FASB issued FASB Interpretation (FIN) No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 specifies the disclosures to be made about obligations under certain issued guarantees and requires a liability to be recognized for the fair value of a guarantee obligation. The recognition and measurement provisions of the interpretation apply prospectively to guarantees issued after September 30, 2002. We do not expect the recognition and measurement provisions to have a material effect on our financial condition or results of operations.
     In January 2003, the FASB issued FASB Interpretation (FIN) No. 46 “Consolidation of Variable Interest Entities.” FIN No. 46 requires a company to consolidate a variable interest entity (VIE) if the company has variable interests that give it a majority of the expected losses or a majority of the expected residual returns of the entity. Prior to FIN No. 46, VIEs were commonly referred to as SPEs. FIN No. 46 is effective immediately for VIEs created after January 31, 2003. We do not expect the interpretation to have a material effect on our financial condition or results of operations.
     In May 2003, the FASB issued SFAS No. 150, “Accounting for certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150, which is effective at the beginning of the first interim period beginning after June 15, 2003, must be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. The statement requires that a financial instrument which falls within the scope of the statement to be classified and measured as a liability. The following financial instruments are required to be classified as liabilities: (1) shares that are mandatorily redeemable, (2) an obligation to repurchase the issuer’s equity shares or one indexed to such an obligation and that requires or may require settlement by transferring assets and (3) the embodiment of an unconditional obligation that the issuer may or may not settle by issuing a variable number of equity shares if, at inception, the monetary value of the obligation is based on certain measurements defined in the statement. We do not expect the statement to have a material effect on our financial condition or results of operations.
Note 3 — Mortgage Notes Receivable
     Mortgage notes receivable represent acquisition and development, construction, commercial property, and residential loans. The Company is subject to the risks inherent in finance lending, including the risk of borrower default and bankruptcy. The Company also invests in subordinated or second lien, mortgage loans. As of December 31, 2004, approximately 23.79% of the mortgage notes outstanding balance was second lien mortgages.
     Mortgage notes receivable are stated at the principal outstanding, less the allowance for loan losses. Mortgage notes receivable are generally single-pay notes with interest due monthly, and have an average term of 9 to 12 months.

Acquisition & development loans	$7,839,934
Construction loans	8,899,086
Commercial property loans	500,000
Allowance for loan loss	(21,904)

Mortgage notes receivable (net)	$17,217,116

Note 4 — Allowance for Loan Losses
     Management reviews its allowance for losses provision periodically and the Company maintains an allowance for losses on mortgage notes receivable at an amount that management believes is sufficient to protect against potential losses inherent in the loan portfolio. The Company’s actual losses may differ from the estimate. As December 31, 2004 the Company does not have any past due loans or loans in default.
     A reconciliation of the Company’s allowance for losses follows:

Balance, beginning of period	$—
Provision for loan loss	21,904

Balance, end of period	$21,904

Note 5 — Stock Based Compensation
     The Board of Directors has adopted the 2004 Stock Incentive Plan of Desert Capital REIT, Inc. (the “Plan”). Directors, officers of the Company or any affiliate of the Company, and individual consultants or advisors are eligible for stock based compensation under the Plan. The Company has authorized 1 million shares of common stock under the Plan. As of December 31, 2004, the Company has granted 20,000 restricted share awards under the Plan. The restricted share awards were granted on September 1, 2004, and there was no stock compensation awarded prior to this date. The fair value of the shares on the grant date were $10 per share, and the shares vest in three equal annual installments. As of December 31, 2004, $22,222 has been expensed due to stock based compensation.
Note 6 — Income taxes
     Desert Capital TRS is a taxable REIT subsidiary and is therefore subject to corporate income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
     Effective income taxes differ from the amount determined by applying the statutory Federal rate of 35% for the period indicated as follows:

For the year ended
December 31, 2004
Income taxed at Federal tax rate	$—
Income taxes computed on income of taxable REIT subsidiaries	29,085

Total income taxes	$29,085

     As of December 31, 2004, Desert Capital REIT had estimated federal net operating loss tax carry-forwards of approximately $47.7 thousand, which expire in the year 2024. At December 31, 2004 Desert Capital TRS had no deferred income tax assets or liabilities.
Note 7 — Earnings per Share
     Earnings per share is computed in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during each period, inclusive of unvested restricted stock which participates fully in dividends. The Company does not have any potentially dilutive instruments outstanding as of December 31, 2004. Therefore, diluted earnings per share is not presented.

	For the year ended	For the year ended
	December 31, 2004	December 31, 2003
Net income	$(13,167)	$(6,000)
Weighted average number of common shares outstanding	373,013	385

Basic earnings per share	$(0.04)	$(15.58)

Note 8 — Dividends
     The Company declared monthly dividends of $0.075 per share of common stock for September, October, November, and December, payable to stockholders of record at the close of business on the last day of each month, prorated to the date admitted as a shareholder. These dividends were paid on the 15th of each month following the month of the record date. Total dividends declared as of December 31, 2004 amounted to $288,909, of that amount $126,270 remained payable on December 31, 2004.
Note 9 — Notes Payable
     As of December 31, 2004, the Company has borrowed $5 million, from Beresford Bancorporation, Inc., a related party, under a line of credit term facility, up to a maximum of $5 million with notes receivable pledged as collateral against advances. The interest rate is the 10 year treasury yield on the last day of the month, plus 3.00% and is payable monthly. The note matures February 1, 2006. The interest rate applicable for the month of December was 7.250%. Interest expense and interest payable as of December 31, 2004, were $71,413 and $29,524, respectively.
     As of December 31, 2004, the Company has also borrowed $1,322,139 from its advisor, Burton Management Company, Ltd., (“Burton”), a related party. The interest rate on this note is equal to the 10 year treasury yield on the last day of the month. The interest rate applicable for the month of December was 4.22%. Interest expense for the year and interest payable as of December 31, 2004, were $18,579 and $18,579, respectively.
Note 10 — Commitments and Related Parties
     The Company has contracted with Burton to serve as Advisor for the Company. Burton oversees the day-to-day agreement operations including asset, liability and capital management. Burton is compensated based upon the advisory that entitles Burton to a base management fee, incentive compensation and reimbursement of expenses. The President and Owner of Burton is also the President and Chief Executive Officer of the Company. The annual base management compensation is 1% of the first $200,000,000 of average invested assets plus 0.8% of the average invested assets in excess of $200,000,000, to be paid quarterly. The base management fee payable to the Advisor as of December 31, 2004, is $35,516. The incentive compensation is a tiered percentage of the amount of our net income (taxable income) excluding capital losses, before deducting incentive compensation less a threshold return, which is the net income that would produce an annualized return on our average invested assets equal to the 10 year U.S. Treasury rate plus 1.0%. The tiered percentage is the weighted average of 20% of the first $200,000,000 of average invested assets and 10% of the excess over $200,000,000 of average invested assets. The incentive compensation will be calculated quarterly and any positive quarterly incentive amount shall be paid by the Company, along with the base management compensation, within 15 days of receipt of the computations. At the end of the fiscal year, the incentive compensation shall be calculated based upon the net income for the year. If the quarterly payments are less than the annual incentive amount, the Company shall pay Burton the difference. If the quarterly payments were to exceed the annual incentive compensation, Burton will refund the excess to the Company, which will reduce the previously recorded incentive fee expense. Should the Company not have sufficient cash available to pay the quarterly or annual amounts, the Company would either borrow sufficient funds or sell assets to meet these contracted obligations.
     The Company has entered into a three year agreement with Consolidated Mortgage, Inc., which will provide for the right of first offer to purchase all residential mortgage and commercial bridge loans originated by Consolidated Mortgage. The officers of the Company were formerly officers with Consolidated Mortgage.
     The dealer-manager, CMC Financial Services, Inc., directs and oversees the sale of the Company’s equity securities. CMC Financial receives a sales commission and other fees based on the sale of these securities. The dealer-manager is an affiliate of both the Company and Burton, as the president and owner of CMC Financial Services, Inc. is also the President and Chief Executive Officer of the Company. CMC Financial Services earned sales commissions and marketing support fees of $1,060,494 and $407,882 respectively in 2004. Of the previous amounts, $31,453 and $12,097 were still payable as of December 31, 2004.
     Desert Capital TRS, a wholly owned subsidiary, entered into an agreement to acquire Consolidated Mortgage on November 10, 2004. The transaction was structured as an installment sale pursuant to which Desert Capital TRS will acquire the outstanding equity securities of Consolidated Mortgage over time so as to comply with applicable Internal Revenue Code provisions. The initial closing of 25% of the outstanding equity of Consolidate Mortgage occurred on December 7, 2004, following the receipt by Desert Capital TRS of certain regulatory approvals from the State of Nevada. Desert Capital TRS expects to complete the acquisition of all of the equity securities of Consolidated Mortgage by the end of the third quarter 2005. The purchase price to be paid by Desert Capital TRS for Consolidated Mortgage consists of $9 million in cash and 450,000 shares of Desert Capital’s common stock. The cash portion of this purchase price is being funded by a loan from us to Desert Capital TRS. Desert Capital TRS commenced operations in the fourth quarter of 2004 and generated $126,047 of revenue. The Federal income tax expense for $29,085 is entirely attributable to TRS being taxed as a regular C corporation.
     The Company has borrowed $5,153,927 from Bank West of Nevada to purchase and complete an office building in Henderson, NV. The building will serve as the corporate headquarters for the Company once improvements are complete. Any space that is not utilized by the Company will be leased to third parties. The loan has a variable interest rate set at prime. This prime interest rate as of June 30, 2005 was 6.25%. A construction loan for improvements on the building is also being provided by Bank West of Nevada. Once construction is complete, the two loans will be paid off by a permanent financing loan from Bank West of Nevada.

Note 11 — Quarterly Results (Unaudited)
     Summarized quarterly results of operations were as follows.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Year Ended December 31, 2004

Interest income	$—	$—	$64,557	$394,140

Interest expense	—	—	13,401	79,524

Net interest income	—	—	51,156	314,616

Other revenue (expense)	—	(64,856)	(123,135)	(190,957)

Net income (loss)	$—	$(64,856)	$(71,979)	$123,659

Net income (loss) per common share

Basic	$—	$(3.24)	$(0.30)	$0.10

Year Ended December 31, 2003

Interest income	$—	$—	$—	$—

Interest expense	—	—	—	—

Net interest income	—	—	—	—

Other revenue (expense)	—	—	—	(6,000)

Net income (loss)	$—	$—	$—	$(6,000)

Net income (loss) per common share

Basic	$—	$—	$—	$(15.58)

APPENDIX A
REINVESTMENT PLAN
     Desert Capital REIT, Inc., a Maryland corporation (the “Company”), adopted a Reinvestment Plan (the “Reinvestment Plan”) on the terms and conditions set forth below.
          1. Reinvestment of Distributions. Phoenix American Financial Services, Inc., the agent (the “Reinvestment Agent”), for participants (the “participants”) in the Reinvestment Plan, will receive all cash distributions made by the Company with respect to shares of common stock of the Company (the “Shares”) owned by each Participant, which are subject to the Reinvestment Plan including all Shares acquired by the Reinvestment Agent through the application of such distributions pursuant to the terms of the Reinvestment Plan (collectively, the “Distributions”). The Reinvestment Agent will apply such Distributions as follows:
               (a) At any period during which the Company is making a public offering of Shares, the Reinvestment Agent will invest Distributions in Shares acquired from the managing dealer or participating brokers for the offering at the public offering price per Share.
               (b) If no public offering of Shares is ongoing, the Reinvestment Agent will purchase Shares from any additional shares which the Company elects to register with the Securities and Exchange Commission (the “SEC”) for the Reinvestment Plan, at a per Share price equal to the fair market value of the Shares determined by a review of the outstanding mortgage loans and other permitted investments focusing on a determination of present value by a re-examination of the capitalization rate applied to the stream of payments due under the terms of each Mortgage Loan and other permitted investment. The capitalization rate used by the Company and, as a result, the price per Share paid by participants in the Reinvestment Plan prior to listing of the Shares on a national exchange or over-the-counter market (“Listing”) will be determined by Burton Management Company, Ltd. (the “Advisor”) in its sole discretion. The factors that the Advisor will use to determine the capitalization rate include (i) its experience in selecting, acquiring and managing assets similar to the Company’s assets; (ii) an examination of the conditions in the market; and (iii) capitalization rates in use by other lenders, to the extent that the Advisor deems such factors appropriate, as well as any other factors that the Advisor deems relevant or appropriate in making its determination. The Company’s internal accountants will then convert the most recent quarterly balance sheet of the Company from a “GAAP” balance sheet to a “fair market value” balance sheet. Based on the “fair market value” balance sheet, the internal accountants will then assume a sale of the Company’s assets and the liquidation of the Company in accordance with its constituent documents and applicable law and compute the appropriate method of distributing the cash available after payment of reasonable liquidation expenses, including closing costs typically associated with the sale of assets and shared by the buyer and seller, and the creation of reasonable reserves to provide for the payment of any contingent liabilities. Upon Listing, the current reinvestment agent may purchase Shares either through such market or directly from the Company pursuant to a registration statement relating to the Reinvestment Plan, in either case at a per Share price equal to the then-prevailing market price on the national securities exchange or over-the-counter market on which the Shares are listed at the date of purchase by the current reinvestment agent. In the event that, after Listing occurs, the current reinvestment agent purchases Shares on a national securities exchange or over-the-counter market through a registered broker-dealer, the amount to be reinvested shall be reduced by any brokerage commissions charged by such registered broker-dealer. In the event that such registered broker-dealer charges reduced brokerage commissions, additional funds in the amount of any such reduction shall be left available for the purchase of Shares.
               (c) For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each fiscal quarter the Distributions received by the Reinvestment Agent on behalf of such Participant. The Reinvestment Agent will use the aggregate amount of Distributions to all participants for each fiscal quarter to purchase Shares for the participants. If the aggregate amount of Distributions to participants exceeds the amount required to purchase all Shares then available for purchase, the Reinvestment Agent will purchase all available Shares and will return all remaining Distributions to the participants within 30 days after the date such purchase is made. The purchased Shares will be allocated among the participants based on the portion of the aggregate Distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records
APPENDIX A-1

maintained by the Reinvestment Agent. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company.
               (d) Distributions shall be invested by the Reinvestment Agent in Shares promptly following the end of each quarter to the extent Shares are available.
               (e) The allocation of Shares among participants may result in the ownership of fractional Shares, computed to four decimal places.
               (f) Distributions attributable to Shares purchased on behalf of the participants pursuant to the Reinvestment Plan will be reinvested in additional Shares in accordance with the terms hereof.
               (g) No certificates will be issued to a Participant for Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan except to participants who make a written request to the Reinvestment Agent, which request will be forwarded to the Company. A written confirmation of share investment may be requested from the Reinvestment Agent at any time. participants in the Reinvestment Plan will receive statements of account in accordance with Section 7 hereof.
          2. Election to Participate. Any stockholder who participates in a public offering of Shares and who has received a copy of the related final prospectus included in the Company’s registration statement filed with the SEC may elect to participate in and purchase Shares through the Reinvestment Plan at any time by written notice to the Company and would not need to receive a separate prospectus relating solely to the Reinvestment Plan. A person who becomes a stockholder otherwise than by participating in a public offering of Shares may purchase Shares through the Reinvestment Plan only after receipt of a separate prospectus relating solely to the Reinvestment Plan. Participation in the Reinvestment Plan will commence with the end of the fiscal quarter during which such Participant’s notice was received, provided it is received more than ten days prior to the last day of such fiscal quarter. Subject to the preceding sentence, regardless of the date of such election, a stockholder will become a Participant in the Reinvestment Plan effective on the first day of the fiscal quarter following such election, and the election will apply to all Distributions attributable to the fiscal quarter in which the stockholder’s election becomes effective and to all fiscal quarters thereafter. A Participant who has terminated his participation in the Reinvestment Plan pursuant to Section 11 hereof will be allowed to participate in the Reinvestment Plan again upon receipt of a current version of a final prospectus relating to participation in the Reinvestment Plan which contains, at a minimum, the following: (i) the minimum investment amount; (ii) the type or source of proceeds which may be invested; and (iii) the tax consequences of the reinvestment to the Participant, by notifying the Reinvestment Agent and completing any required forms.
          3. Distribution of Funds. In making purchases for participants’ accounts, the Reinvestment Agent may commingle Distributions attributable to Shares owned by participants in the Reinvestment Plan.
          4. Proxy Solicitation. The Reinvestment Agent will distribute to participants proxy solicitation material received by it from the Company which is attributable to Shares held in the Reinvestment Plan. The Reinvestment Agent will vote any Shares that it holds for the account of a Participant in accordance with the Participant’s written instructions. If a Participant gives a proxy to person(s) representing the Company covering Shares registered in the Participant’s name, such proxy will be deemed to be an instruction to the Reinvestment Agent to vote the full Shares in the Participant’s account in like manner. If a Participant does not direct the Reinvestment Agent as to how the Shares should be voted and does not give a proxy to person(s) representing the Company covering these Shares, the Reinvestment Agent will not vote said Shares.
          5. Absence of Liability. None of the Company, the Advisor or the Reinvestment Agent shall have any responsibility or liability as to the value of the Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts, in which Distributions are invested. None of the Company, the Advisor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Reinvestment Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 15 days from the date of receipt of such
APPENDIX A-2

notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant. NOTWITHSTANDING THE FOREGOING, LIABILITY UNDER THE FEDERAL SECURITIES LAWS CANNOT BE WAIVED. Similarly, the Company, the Advisor and the Reinvestment Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.
          6. Suitability.
               (a) Within 60 days prior to the end of each fiscal year, CMC Financial Services (“CMC”) will mail to each Participant a participation agreement (the “Participation Agreement”), in which the Participant will be required to represent that there has been no material change in the Participant’s financial condition and confirm that the representations made by the Participant in the Subscription Agreement (a form of which shall be attached to the Participation Agreement) are true and correct as of the date of the Participation Agreement, except as noted in the Participation Agreement or the attached form of Subscription Agreement.
               (b) Each Participant will be required to return the executed Participation Agreement to CMC within 30 days after receipt. In the event that a Participant fails to respond to CMC or return the completed Participation Agreement on or before the fifteenth (15th) day after the beginning of the fiscal year following receipt of the Participation Agreement, the Participant’s Distribution for the first fiscal quarter of that year will be sent directly to the Participant and no Shares will be purchased on behalf of the Participant for that fiscal quarter and, subject to (c) below, any fiscal quarters thereafter, until CMC receives an executed Participation Agreement from the Participant.
               (c) If a Participant fails to return the executed Participation Agreement to CMC prior to the end of the second fiscal quarter for any year of the Participant’s participation in the Reinvestment Plan, the Participant’s participation in the Reinvestment Plan shall be terminated in accordance with Section 11 hereof.
               (d) Each Participant shall notify CMC in the event that, at any time there is any material inaccuracy of any during his participation in the Reinvestment Plan, change in the participant’s financial condition or representation under the Subscription Agreement.
               (e) For purposes of this Section 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s Prospectus.
          7. Reports to participants. Within 60 days after the end of each fiscal quarter, the Reinvestment Agent will mail to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares, the total administrative charge to such Participant, and the total Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Each statement shall also advise the Participant that, in accordance with Section 6(d) hereof, he is required to notify CMC in the event that there is any material change in his financial condition or if any representation under the Subscription Agreement becomes inaccurate. Tax information for income earned on Shares under the Reinvestment Plan will be sent to each participant by the Company or the Reinvestment Agent at least annually.
          8. Administrative Charges, Commissions, and Plan Expenses. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. Any interest earned on Distributions will be paid to the Company to defray costs relating to the Reinvestment Plan. Additionally, in connection with any Shares purchased from the Company both prior to and after the termination of a public offering of the Shares, the Company will pay to CMC, or the applicable selected dealer, the selling commissions and other fees and expenses described in the Prospectus relating to the offering of the Shares.
          9. No Drawing. No Participant shall have any right to draw checks or drafts against his account or give instructions to the Company or the Reinvestment Agent except as expressly provided herein.
APPENDIX A-3

          10. Taxes. Taxable participants may incur a tax liability for Distributions made with respect to such Participant’s Shares, even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Reinvestment Plan.
          11. Termination.
               (a) A Participant may terminate his participation in the Reinvestment Plan at any time by written notice to the Company. Effective for any Distribution, such notice must be received by Company at least ten business days prior to the last day of the month or quarter to which such Distribution relates.
               (b) The Company or the Reinvestment Agent may terminate a participant’s individual participation in the Reinvestment Plan, and the Company may terminate the Reinvestment Plan itself at any time by ten days’ prior written notice mailed to a Participant, or to all participants, as the case may be, at the address or addresses shown on their account or such more recent address as a Participant may furnish to the Company in writing.
               (c) After termination of the Reinvestment Plan or termination of a Participant’s participation in the Reinvestment Plan, the Reinvestment Agent will send to each Participant (i) a statement of account in accordance with Section 7 hereof, and (ii) a check for the amount of any Distributions in the Participant’s account that have not been reinvested in Shares. The record books of the Company will be revised to reflect the ownership of record of the Participant’s full Shares and the value of any fractional Shares standing to the credit of a Participant’s account based on the market price of the Shares. Any future Distributions made after the effective date of the termination will be sent directly to the former Participant.
          12. Notice. Any notice or other communication required or permitted to be given by any provision of this Reinvestment Plan shall be in writing and addressed to Investor Relations Department, CMC Financial Services, 2357 Renaissance Drive, Suite A, Las Vegas, Nevada 89119, if to the Company, or to Phoenix American Financial Services, Inc., 2401 Kerner Boulevard, San Rafael, CA 94901-5529, Attention: Stockholder Relations, if to the Reinvestment Agent, or such other addresses as may be specified by written notice to all participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.
          13. Amendment. The terms and conditions of this Reinvestment Plan may be amended or supplemented by an agreement between the Reinvestment Agent and the Company at any time, including, without limitation, an amendment to the Reinvestment Plan to add a voluntary cash contribution feature or to substitute a new Reinvestment Agent to act as agent for the participants or to increase the administrative charge payable to the Reinvestment Agent, by mailing an appropriate notice at least 30 days prior to the effective date thereof to each Participant at his last address of record; provided, that any such amendment must be approved by a majority of the independent directors of the Company. Such amendment or supplement shall be deemed conclusively accepted by each Participant except those participants from whom the Company receives written notice of termination prior to the effective date thereof.
          14. Governing Law. THIS REINVESTMENT PLAN AND A PARTICIPANT’S ELECTION TO PARTICIPATE IN THE REINVESTMENT PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 14.
APPENDIX A-4

APPENDIX B
Subscription Agreement
DESERT CAPITAL REIT, INC.
[logo]
MAKE INVESTMENT CHECK PAYABLE TO: Desert Capital REIT, Inc.
This subscription is for the purchase of shares of Common Stock (the “Common Stock”) $15 per share. The minimum initial subscription is 167 shares ($2,505), except for Texas investors who must make a minimum investment of 100 shares ($1,500); 100 shares ($1,500) for IRA, Keogh, and qualified plan accounts, except for Nevada investors who must make a minimum investment of 133.334 shares ($2,000) (except in states with higher minimum purchase requirements).
SUBSCRIPTION INFORMATION: On the following pages, please fill out all applicable information.

*****FOR OFFICE USE ONLY*****

Fund Number

Date Received

Deposit Date

APPENDIX B-1

Subscription Information

Amount of Subscription: $	___	Initial Investment -or-	___	Additional Investment in this offering

Number of Shares: ________________		___ shares are being purchased through a
Registered Investment Advisor or net of commission
State of Sale: __________________________________
Solicited ____                     Unsolicited ____
Investor Information

Investor 1 Name

Investor 2 Name

Address Line 1

Address Line 2

City, State, Zip Code

Phone 1 (daytime)	Phone 2 (evening)

Fax Number:	Email:
___US Citizen                    ___US Citizen residing outside the US
___Check here if you are subject to backup withholding

___ Foreign Citizen, country
Investment Type (check one)

___Individual	___IRA

___Joint Tenants	___SEP IRA

___Community Property	___ROTH IRA

___Tenants-In-Common	___Keogh (H.R. 10)

___Married Person, Separate Property	___Pension Plan

___Custodian for ( ___UGMA ___UTMA)	___Profit Sharing Plan
     (State of UGMA or UTMA:___)
     ___Corporation or Partnership (Please attach agreement/corporate resolution)
     ___Non-Profit Organization (Please attach agreement/corporate resolution)
     ___Trust ( ___Taxable ___Tax-Exempt) (Please attach pages of trust which list name of trust, trustees, signatures and date)
     ___Charitable Remainder Trust (Please attach pages of trust which list name of trust, trustees, signatures and date)
     ___Other (specify):
APPENDIX B-2

Investment Title
Please print names in which shares of Common Stock are to be registered. Include trust name if applicable. If IRA or qualified plan, include both custodian and investor names and taxpayer ID numbers.

Title Line 1

Title Line 2

Tax Identification Number: Secondary Tax Identification Number:
Beneficiaries — Transfer Upon Death
     Transfers upon death will be executed in accordance with the attached transfer on death form.
Qualified Plans Only — Trustee (Custodian) Information

Trustee Name

Trustee Address 1

Trustee Address 2

Trustee City, State, Zip Code

Trustee Telephone #

Trustee Tax Identification Number

Investor’s Account Number with Trustee

APPENDIX B-3

Broker-Dealer and Registered Representative Information

Broker Dealer Name	Representative Name

Broker Dealer Address	Advisor Number

Representative’s Address

City, State, Zip

Rep’s City, State, Zip

Phone	Rep’s Phone

Rep’s email
__ Telephonic Subscription (please refer to the Prospectus for details)
___REGISTERED INVESTMENT ADVISOR (RIA): All sales of shares of Common Stock must be made through a Broker/Dealer. If an RIA has introduced a sale, the sale must be conducted through (i) the RIA in its Capacity as a Registered Representative, if applicable; (ii) a Registered Representative of a Broker/Dealer which is affiliated with the RIA, if applicable; or (iii) if neither (i) or (ii) is applicable, an unaffiliated Broker/Dealer.
Distribution Information (Choose one of the following options):
___I prefer to participate in the Distribution Reinvestment Plan, as described in the Prospectus.
___Send distributions via check to investor’s home address (not available for qualified plans)
___Send distributions via check to alternate payee listed here (not available for qualified plans without custodial approval):

NAME	ADDRESS
ACCOUNT NUMBER	CITY, STATE, ZIP
___Direct Deposit I authorize Desert Capital REIT, Inc. or its agent (collectively, “REIT”) to deposit my distributions to the checking or savings account identified below. This authority will remain in force until I notify REIT in writing to cancel it. In the event that REIT deposits funds erroneously into my account, REIT is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name
ABA/Routing Number	(for Direct Deposit, please enclose a voided check)
Account Number
___(Please initial) I understand that the frequency of the payment of distributions may be changed from monthly to quarterly upon the vote of the Company’s board of directors.
APPENDIX B-4

Subscription Agreement
TAXPAYER IDENTIFICATION NUMBER CONFIRMATION (REQUIRED): The investor signing below, under penalties of perjury, certifies that (i) the number shown on this subscription agreement is his correct Taxpayer Identification number (or he is waiting for a number to be issued to him) and (ii) he is not subject to backup withholding either because he has not been notified by the Internal Revenue Service (“IRS”) that he is subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified him that he is no longer subject to backup withholding. NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE WITHHOLDING BOX HAS BEEN CHECKED IN THE INVESTOR INFORMATION SECTION.
Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. In order to induce the Company to accept this subscription, I hereby represent and warrant to you as follows:

	Primary	Joint
(a) I have received the Prospectus for Desert Capital REIT, Inc. dated ___, 2006 (the “Prospectus”).
	Initials	Initials

(b) I acknowledge that I may lose all of my investment and I am financially able to bear the risk of complete loss of my investment.
	Initials	Initials

(c) I acknowledge that there is no liquidity of the shares I am purchasing hereunder and I may have to hold my investment for an indefinite period of time. I have the financial capability to allow me to hold my investment until a liquidity event occurs, if ever.

	Initials	Initials

(d) I acknowledge the Prospectus sets forth that there are substantial limitations on my ability to transfer my shares in Desert Capital REIT, Inc.
	Initials	Initials

(e) I acknowledge the tax disclosure is contained in the Prospectus and acknowledge the tax consequences of my investment.
	Initials	Initials

(f) I am purchasing common shares in Desert Capital REIT, Inc. for my own account.
	Initials	Initials

(g) I have (i) a net worth (not including home, furnishings, and personal automobiles) of at least $45,000 and an annual gross income of at least $45,000, or that I meet the Initials Initials higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under “Suitability Standards and How to Subscribe.”, or (ii) a net worth (as previously described) of at least $150,000.

	Initials	Initials

Client Profile	Tax
(please use combined figures for joint account)	Bracket	Investment Objectives	Risk Tolerance
$ Annual Income	☐ 0-15%	☐ Growth (Quality Emphasis)	☐ Conservative Income
$ Dividends & Interest	☐ 16-28%	☐ Income (Quality Emphasis)	☐ Conservative Growth
$ Cash in Bank	☐ 29-33%	☐ Growth & Income (Quality Emphasis)	☐ Moderate Risk
$ Real Estate (Net)	☐ Higher	☐ Growth (Return Emphasis)	☐ Aggressive Risk
$ Other		☐ Income (Return Emphasis)
$ Total Net Worth		☐ Growth & Income (Return Emphasis)
$ Portfolio Value/Liquid Net Worth		☐ Speculation
☐ High Income

APPENDIX B-5

DEFINITIONS:
Growth (Quality Emphasis): Seeks capital appreciation, at nor near market levels, primarily through equity oriented and other investments of average or better quality; Income (Quality Emphasis): Seeks income at or near current market levels, primarily though fixed income and other investments of average or better quality; Growth and Income (Quality Emphasis): Seeks a combination of income and capital appreciation at or near current market levels, primarily through a broad range of investments of average or better quality; Growth (Return Emphasis): Seeks capital appreciation at or above market levels primarily through equity oriented and other investors that may involve an above average degree risk; Income (Return Emphasis): Seeks income at or above current market levels through broad range of investments and strategies that may involve an above average degree of risk; Growth and Income (Return Emphasis): Seeks a combination of income and capital appreciation at or above current market levels through broad range of investments and strategies that may involve an above average level of risk; Speculation: Seeks to maximize total return through broad range of investments and strategies which may involve a high level of activity; High Income: Seeks to maximize income through a concentration in non-rated or below investment grade fixed income securities that may involve a high degree of risk.

Signature of Investor	Date	Signature of Joint Investor or, for	Date
Qualified Plans, of Trustee/Custodian

APPENDIX B-6

Financial Representative Signatures
The Broker’s Financial Representative must sign below to complete the order. Financial Representative hereby warrants that he is duly licensed and may lawfully sell shares of Common Stock in the state designated as the investor’s legal residence.
The undersigned confirm by their signatures that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares; (iv) have delivered a current Prospectus and related supplements, if any, to such investor; and (v) have reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.
I understand this subscription agreement is for Desert Capital REIT, Inc.

Signature of Financial Representative	Date	Branch Manager Signature	Date
(If required by Broker/Dealer)

I understand that the frequency of the payment of distributions may be changed from monthly to quarterly upon the vote of the Company’s board of directors.
All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Company.
RETURN TO: Desert Capital Investor Relations, 1291 Galleria Drive, Suite 200, Henderson, Nevada 89014
OVERNIGHT DELIVERY: Desert Capital Investor Relations, 1291 Galleria Drive, Suite 200, Henderson, Nevada 89014
DESERT CAPITAL INVESTOR RELATIONS: tel ( )                                          toll-free (800) 419-2855 fax ( )
*****FOR OFFICE USE ONLY*****

Check #:	Complied By:	W/S:

Batch #:	Input By:	Region:

Subscription #:	Proofed By:	Territory:

BD Account #:	PAFS Account#:	Other:

APPENDIX B-7

Desert Capital REIT, Inc.
Transfer on Death Registration Request and Agreement Form
Phoenix Transfer, Inc. on behalf of Phoenix American Financial Services reserves the right to allow the following rules to apply to a TOD registration:

•	A TOD may only be held on Individual or Joint Tenants with Right of Survivorship (JTWROS) registrations (not on an estate, trust, IRA, etc.)

•	The TOD beneficiary must be an individual or entity and cannot be the JTWROS person.

•	The TOD beneficiary must be named on this form; “spouse” or “children” is not an acceptable designation.

•	Add more lines if necessary to list each beneficiary. Primary and secondary designations are not necessary. All TOD designations will be considered primary.

TO BE COMPLETED BY STOCKHOLDER(S):
By signing below, I/we request that my/our investment be registered in “transfer on death” form, and designate the following beneficiary as the one to whom the investment shall pass after I am/we are deceased:

Stockholder Name (s)	Tax Payer ID No.

Print name of beneficiary	% of shares

Print name of beneficiary	% of shares

Print name of beneficiary	% of shares

By signing below, I/we also make the following warranties, representation and agreements:

1.	You are not required to re-register the investment in name of the beneficiary unless you have received such documents as you may require to establish that I/we are both deceased.

2.	You are not responsible for determining the tax consequences of the decision to register this investment as requested above.

3.	I/we agree to hold harmless, indemnify, and defend you any claim, loss or liability resulting from (a) any breach of any warranty or representation in this Agreement, and (b) any action you take in connection with the registration, any re-registration in the name of the beneficiary, and from any distribution thereafter to the beneficiary, made as requested or authorized under this Agreement.

4.	If this Agreement is established under joint tenants with the right of survivorship account status, upon the death of one of the joint owners, ownership shall pass to the surviving joint owner, and you may follow the instructions of the survivor with regard to the investment, including, without limitation, instructions to (a) terminate transfer on death registration, or (b) change owner or beneficiary.

5.	If I have established this account individually and am married (or jointly, and am not married to my joint applicant), my spouse’s waiver has been executed below.

6.	You have not provided any legal advice to me, and I agree to obtain the advice of an attorney with regard to the enforceability of this form of registration in my state, and its affect on my estate and tax planning.

SIGNATURE (S):
ALL SIGNATURES MUST BE MEDALLION SIGNATURE GUARANTEED

Stockholder’s Signature	Date	Joint Stockholder’s Signature

Spousal Waiver:
By signing below, I consent to the terms and conditions of this Agreement:

Signature of Stockholder’s Spouse	Date	Signature of Joint Stockholder’s Spouse

APPENDIX B-8

15,000,000 Shares
Desert Capital REIT, Inc.
Common Stock

PROSPECTUS

____ __, 2006
Until ___, 2006 (which is 40 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 31. Other Expenses of Issuance and Distribution
          The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common stock offered hereby.

SEC registration fee	$26,483
NASD fee	22,500
Printing and engraving expenses	100,000	(1)
Legal fees and expenses	950,000	(1)
Accounting fees and expenses	10,000	(1)
Miscellaneous	41,017	(1)

Total	$1,150,000

(1)	Estimated
          All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the registrant, other than Dealer-Manager discounts and selling commissions, if any.
Item 32. Sales to Special Parties
          Not applicable.
Item 33. Recent Sales of Unregistered Securities
     On December 18, 2003, we sold 20,000 of our shares of common stock for $10.00 per share to Burton Management Company, Ltd., as part of our formation and initial capitalization. This formation transaction was exempt from the registration requirements of the United States securities laws pursuant to Section 4(2) of the Securities Act of 1933, as amended.
     On December 7, 2004 we issued 337,500 shares of common stock to Second James Corporation as partial consideration for the acquisition of Consolidated Mortgage. On January 1, 2005, we issued an additional 112,500 shares of common stock to Second James as additional consideration for the acquisition of Consolidated Mortgage. Both of these transactions were exempt from the registration requirements of the United States securities laws pursuant to Section 4(2) of the Securities Act of 1933, as amended.
Item 34. Indemnification of Trustees and Officers
     Pursuant to Section 2-405.2 of the Maryland General Corporation Law (MGCL), our articles of incorporation limit our directors’ and officers’ liability to us and our stockholders for money damages. This limitation on liability does not apply (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received; or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.
     Our articles of incorporation and bylaws also require the registrant, to the fullest extent permitted by Maryland law, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of our company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was our director or officer, or while our director or officer is or was serving at the request of the registrant as a director, officer, agent, trustee, partner, member or employee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the fullest extent permitted by Maryland law, the indemnification will include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses may be paid by the registrant in advance of the final disposition of such action, suit or proceeding.
     Under the MGCL, we must indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. We may indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property, or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, the registrant may not, under Maryland law, indemnify for an adverse judgment in a suit by or in our right or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law allows us to advance reasonable expenses to a director or officer upon our receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us, and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.
     We have entered into indemnity agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify such persons to the fullest extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover our directors and executive officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to our directors and executive officers and such other persons that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides.
     The foregoing summaries are necessarily subject to the complete text of the MGCL, our articles of incorporation and bylaws, and the indemnity agreements entered into between us and each of our directors and officers and are qualified in their entirety by reference thereto.
Item 35. Treatment of Proceeds from Stock Being Registered
     None of the proceeds of the offering will be credited to an account other than the appropriate capital share account.
Item 36. Financial Statements and Exhibits
(a) Financial Statement Schedules
          None.
(b) Exhibits

***	1.1	Form of Dealer-Manager Agreement

	2.1	Unit Purchase Agreement (included as Exhibit 2.1 to the Registrant’s Form 8-K filed on November 16, 2004 and incorporated herein by reference)

	3.1	Second Amended and Restated Articles of Incorporation (included as Exhibit 3.1 to Amendment No. 2 to the Form S-11 (File No. 333-11643) (the “Registration Statement”) and incorporated herein by reference)

	3.2	Bylaws of the Company (included as Exhibit 3.2 to the Registration Statement and incorporated herein by reference)

	4.1	Form of Common Stock Certificate (included as Exhibit 4.1 to Amendment No. 2 to the Registration Statement and incorporated herein by reference)

*	5.1	Opinion of Locke Liddell & Sapp LLP regarding the validity of the securities being registered

*	8.1	Opinion of Locke Liddell & Sapp LLP regarding tax matters

	10.1	Form of Advisory Agreement (included as Exhibit 10.1 to Amendment No. 3 to the Registration Statement and incorporated herein by reference)

	10.2	Form of Strategic Alliance Agreement (included as Exhibit 10.2 to Amendment No. 1 to the Registration Statement and incorporated herein by reference)

	10.3	Form of Indemnity Agreement (included as Exhibit 10.3 to Amendment No. 6 to the Registration Statement and incorporated herein by reference)

	10.4	Revolving Loan and Security Agreement (included as Exhibit 10.5 to Form 10-Q filed on November 15, 2004 and incorporated herein by reference.

	10.5	Promissory Note (included as Exhibit 10.6 to Form 10-Q filed on November 15, 2004 and incorporated herein by reference)

	10.6	Unit Purchase Agreement (included as Exhibit 2.1 to the Registrant’s Form 8-K filed on November 16, 2004 and incorporated herein by reference)

**	10.7	Management Agreement between Consolidated Mortgage LLC and ARJ Management, Inc.

***	21.1	List of Subsidiaries

*	23.1	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1 and Exhibit 8.1)

***	23.2	Consent of Eide Bailly LLP

*	24.1	Power of Attorney

*	Previously filed.

**	To be filed by amendment.

***	Filed herewith.

Item 37. Undertakings
The undersigned Registrant hereby undertakes:
          (1) to file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
          (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
          (7) The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act of 1933 during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing shareholders. Each sticker supplement should disclose all compensation and fees received by the Registrant and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.
     The Registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of ten percent or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the shareholders at least once each quarter after the distribution period of the offering has ended.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement on Form S-11 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Henderson, State of Nevada, on January 24, 2006.

DESERT CAPITAL REIT, INC.

By:	/s/ Todd B. Parriott

Name:	Todd B. Parriott
Title:	Chairman of the Board, Chief Executive
Officer, President and Chief Investment Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date
	/s/ Todd B. Parriott	Chairman of the Board, Chief Executive	January 24, 2006

	Todd B. Parriott	Officer, President and Chief Executive
Investment Officer (Principal Executive Officer)

	/s/ Jonathan G. Arens	Chief Financial Officer (Principal	January 24, 2006

	Jonathan G. Arens	Financial and Accounting Officer)

By:	*	Director	January 24, 2006

Robert Beville

By:	*	Director	January 24, 2006

G. Steve Dawson

By:	*	Director	January 24, 2006

James L. George

By:	*	Director	January 24, 2006

Bryan Goolsby

By:	*	Director	January 24, 2006

Tom Gustafson

By:	/s/ Todd B. Parriott Attorney-in-Fact		January 24, 2006

EXHIBIT INDEX
Exhibit No.

***	1.1	Form of Dealer-Manager Agreement

	2.1	Unit Purchase Agreement (included as Exhibit 2.1 to the Registrant’s Form 8-K filed on November 16, 2004 and incorporated herein by reference)

	3.1	Second Amended and Restated Articles of Incorporation (included as Exhibit 3.1 to Amendment No. 2 to the Form S-11 (File No. 333-11643) (the “Registration Statement”) and incorporated herein by reference)

	3.2	Bylaws of the Company (included as Exhibit 3.2 to the Registration Statement and incorporated herein by reference)

	4.1	Form of Common Stock Certificate (included as Exhibit 4.1 to Amendment No. 2 to the Registration Statement and incorporated herein by reference)

*	5.1	Opinion of Locke Liddell & Sapp LLP regarding the validity of the securities being registered

*	8.1	Opinion of Locke Liddell & Sapp LLP regarding tax matters

	10.1	Form of Advisory Agreement (included as Exhibit 10.1 to Amendment No. 3 to the Registration Statement and incorporated herein by reference)

	10.2	Form of Strategic Alliance Agreement (included as Exhibit 10.2 to Amendment No. 1 to the Registration Statement and incorporated herein by reference)

	10.3	Form of Indemnity Agreement (included as Exhibit 10.3 to Amendment No. 6 to the Registration Statement and incorporated herein by reference)

	10.4	Revolving Loan and Security Agreement (included as Exhibit 10.5 to Form 10-Q filed November 15, 2004 and incorporated herein by reference.

	10.5	Promissory Note (included as Exhibit 10.6 to Form 10-Q filed on November 15, 2004 and incorporated herein by reference)

	10.6	Unit Purchase Agreement (included as Exhibit 2.1 to the Registrant’s Form 8-K filed on November 16, 2004 and incorporated herein by reference)

**	10.7	Management Agreement between Consolidated Mortgage LLC and ARJ Management, Inc.

***	21.1	List of Subsidiaries

*	23.1	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1 and Exhibit 8.1)

***	23.2	Consent of Eide Bailly LLP

*	24.1	Power of Attorney

*	Previously filed.

**	To be filed by amendment.

***	Filed herewith.